UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 9, 2019
To our Stockholders:
We are notifying you that our 2019 Annual Meeting of Stockholders, referred to as the "Annual Meeting," will be held on May 9, 2019, at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960, at 11:00 a.m. local time. At the meeting we will ask you to:
1.  elect twelve directors to our Board of Directors, each for a term of one year;
2.  ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year;

3.	to approve the First Amendment to the Covanta Holding Corporations 2014 Equity Award Plan;
4. conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and

5.	consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
As permitted by the Securities and Exchange Commission, Covanta is providing stockholders with access to our proxy materials via the Internet rather than in paper form. Accordingly, on or about March 29, 2019, we mailed to stockholders a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice”, containing instructions on how to access the proxy materials over the Internet. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and our 2018 Annual Report on Form 10-K. The Notice also instructs you on how you may submit your proxy to vote by mail, by telephone or via the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Our Board of Directors has fixed the close of business on March 14, 2019 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices prior to the Annual Meeting.
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please follow the instructions on the proxy card for voting via the Internet, by telephone or by mail as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy form issued in your name from the institution that is the record holder and bring the proxy form to the Annual Meeting.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION
Timothy J. Simpson
Secretary
Morristown, New Jersey
March 29, 2019

COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960
PROXY STATEMENT
The enclosed proxy is solicited by the Board of Directors of Covanta Holding Corporation for use at the Covanta Holding Corporation 2019 Annual Meeting of Stockholders, referred to as the "Annual Meeting," to be held on May 9, 2019, at 11:00 a.m. local time, or any adjournment or postponement of the Annual Meeting, for the purposes described in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. These proxy materials were made available via the Internet on or about March 29, 2019 to all stockholders entitled to vote at the Annual Meeting. The proxy materials consist of this proxy statement, a proxy card and our 2018 Annual Report on Form 10-K. Throughout this proxy statement when the terms “Covanta,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Covanta Holding Corporation and we sometimes refer to our Board of Directors as the “Board.” Our subsidiary, Covanta Energy, LLC, is often referred to in this proxy statement as “Covanta Energy.”
What is the purpose of the Annual Meeting?
At the Annual Meeting, you will be asked to act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including:
In addition, management will report on our performance and respond to questions from stockholders.
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials in the mail?
In accordance with rules adopted by the Securities and Exchange Commission, referred to in this proxy statement as the “SEC,” we may furnish proxy materials, including this proxy statement and our 2018 Annual Report on Form 10-K, to our stockholders by providing access to those documents on the Internet instead of mailing printed copies. A Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” was mailed to stockholders on or about March 29, 2019, and it will instruct you on how to access and review all of our proxy materials for the Annual Meeting on the Internet. The Notice also instructs you on how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.
How do I get electronic access to the proxy materials?
The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting via the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact of printing and mailing these materials on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing an Internet link to those materials and an Internet link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on the record date of March 14, 2019 are entitled to vote their shares at the Annual Meeting. On that date, there were 131,153,330 shares of our common stock outstanding and entitled to vote.

How many votes do I have?
You will have one vote for each outstanding share of our common stock that you owned on March 14, 2019 (the record date), as each outstanding share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
How many votes must be present to hold the Annual Meeting?
The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting, including shares represented by proxies that reflect abstentions, constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for the purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that record holder does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner. If there is not a quorum at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, will only have the power to adjourn the Annual Meeting until there is a quorum. The Annual Meeting may be reconvened without additional notice to the stockholders within 30 days after the date of the prior adjournment if we announce the reconvened meeting at the prior adjournment. A quorum must be present at such reconvened meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” or “record owner” of those shares. As a record owner, the Notice of Internet Availability of Proxy Materials has been sent directly to you. If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. As a beneficial owner, the Notice has been sent to the holder of record of your shares. If you wish to attend the Annual Meeting and vote shares of our common stock held through a broker, bank or other nominee, you will need to obtain a proxy form issued in your name to bring to the meeting from the institution that holds your shares and follow the voting instructions on that form.
How do I vote my shares at the Annual Meeting?
You may vote either in person at the Annual Meeting or by proxy. If you vote by proxy, you may still attend the Annual Meeting in person.
If you wish to vote in person at the Annual Meeting, please attend the meeting and you will be instructed there as to the balloting procedures. Please bring personal photo identification with you to the meeting. If you are a beneficial owner of shares, you must obtain a proxy form issued in your name from your broker, bank or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting in person.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by proxy. You can vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to instructions provided on the proxy card. If you hold shares beneficially in street name, you may also vote by proxy via the Internet by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you can also vote by telephone or mail by following the voting instruction card provided to you by your broker, bank or other nominee. If you do this, your shares of common stock represented by the proxy will be voted by the proxy holders in accordance with your instructions. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern time on May 8, 2019. Stephen J. Jones and Timothy J. Simpson are the proxy holders. If you are a beneficial owner of shares, you will need to obtain a proxy form issued in your name from the institution that holds your shares and follow the voting instructions on the proxy form.
If you do not intend to vote in person at the Annual Meeting, please remember to submit your proxy to us prior to the Annual Meeting to ensure that your vote is counted.
Can I revoke my proxy or change my vote after I have voted?
Even after you have submitted your proxy, you may revoke your proxy or change your vote. If you are the record owner of the shares, you can revoke your proxy by doing one of the following before your proxy is exercised at the Annual Meeting:

(1)	deliver a written notice of revocation to our Secretary at Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960; or

(2)	submit a properly executed proxy bearing a later date; or

(3)	attend the Annual Meeting and cast your vote in person.

To revoke a proxy previously submitted via the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you are the beneficial owner of shares and have submitted your proxy to the institution that holds your shares, you will need to contact that institution and follow its instructions for revoking a proxy.
Attendance at the Annual Meeting will not cause your previously submitted proxy to be revoked unless you cast a vote at the Annual Meeting.
What if I do not vote for some of the matters listed on the proxy?
If you properly execute, date and return a proxy to us without indicating your vote, in accordance with the Board’s recommendation, your shares will be voted by the proxy holders as follows:

•	"FOR" election of the twelve nominees for director;

•	"FOR" ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year;

•	"FOR" approval of the First Amendment to the Covanta Holding Corporation 2014 Equity Award Plan; and

•	"FOR" an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement.
In addition, if other matters are properly presented for voting at the Annual Meeting, or at any adjournment or postponement thereof, your proxy grants Messrs. Jones and/or Simpson the discretion to vote your shares on such matters. If, for any unforeseen reason, any of the director nominees described in this proxy statement are not available as a candidate for director, then Messrs. Jones and/or Simpson will vote the stockholder proxies for such other candidate or candidates as the Board may nominate.
How many votes are required to elect directors and to adopt the other proposals?
In the election for directors, the twelve nominees receiving the highest number of “FOR” votes cast in person or by proxy will be elected. A “WITHHOLD” vote for a nominee is the equivalent of abstaining. Abstentions and broker non-votes are not counted as votes cast for the purposes of, and therefore will have no impact as to, the election of directors. Although the director nominees with the highest number of “FOR” votes cast will be elected at the Annual Meeting, our Corporate Governance Guidelines contain a Majority Voting Policy which requires any nominee for director in an uncontested election to tender his or her resignation to the Board if that nominee receives a greater number of “WITHHOLD” votes than “FOR” votes in any election. The Board's Nominating and Governance Committee will consider the resignation offer and recommend to the Board the action to be taken with respect to the tendered resignation. The Board will act upon the Nominating and Governance Committee's recommendation no later than 90 days following certification of the stockholder vote. A complete copy of our Corporate Governance Guidelines is posted on our website at www.covanta.com.
All proposals, other than the election of directors, require the affirmative “FOR” vote of a majority of those shares present and entitled to vote to pass. An abstention as to any matter, when passage requires the vote of a majority of the votes entitled to be cast at the Annual Meeting, will have the effect of a vote “AGAINST.” Broker non-votes will not be considered, and will not be counted for any purpose in determining whether a matter has been approved.
Brokers, banks or other nominees have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm addressed by Proposal No. 2 in this proxy statement; therefore, your shares may be voted on Proposal No. 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. On non-routine matters, such as Proposals No. 1, 3 and 4, brokers, banks or other nominees do not have discretion to vote shares without instructions from beneficial owners and thus are not entitled to vote on such proposals in the absence of such specific instructions, resulting in a broker non-vote for those shares.
Representatives of American Stock Transfer & Trust Company, our transfer agent, will tabulate the votes and act as the inspector of election at the Annual Meeting.
Can my shares be voted if I do not return my proxy and do not attend the Annual Meeting?
If you do not vote your shares and you are the beneficial owner of the shares, your broker can vote your shares on matters that the New York Stock Exchange has ruled are routine.
If you do not vote your shares and you are the record owner of the shares, your shares will not be voted.

Who pays the cost of solicitation of proxies for the Annual Meeting?
We will pay the cost of solicitation of proxies. We have engaged Laurel Hill Advisory Group, LLC to assist in soliciting proxies on our behalf. Laurel Hill Advisory Group, LLC may solicit proxies personally, electronically or by telephone. We have agreed to pay Laurel Hill Advisory Group, LLC a fee of $20,000 for its services. We have also agreed to reimburse Laurel Hill Advisory Group, LLC for its reasonable out-of-pocket expenses and to indemnify Laurel Hill Advisory Group, LLC and its employees against certain liabilities arising from or in connection with the engagement. Our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation for such proxy solicitation activity. Brokers and other nominees who held our common stock on the record date will be asked to contact the beneficial owners of the shares that they hold to send proxy materials to and obtain proxies from such beneficial owners. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to the beneficial owners of our stock.

BOARD STRUCTURE AND COMPOSITION
The Board is currently comprised of twelve directors. During 2018, the Board held four meetings and took action by unanimous written consent two times. Each director attended at least 75% of all meetings of the Board and those Board committees on which he or she served during 2018. We expect our Board members to attend the Annual Meeting of Stockholders. In May 2018, all of the directors attended our Annual Meeting of Stockholders. The Board has adopted a Board Charter and Corporate Governance Guidelines that, among other matters, describe the responsibilities and certain qualifications of our directors. Our Board Charter and Corporate Governance Guidelines are available on our website at www.covanta.com. Copies may also be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Committees of the Board
In 2018, the Board had five standing committees that operate under written charters approved by the full Board: Audit; Compensation; Nominating and Governance; Finance; and Supply Chain and Public Policy. In accordance with applicable SEC rules and regulations and New York Stock Exchange listing standards, all of the directors who serve on the Audit, Compensation or Nominating and Governance Committees have been determined by the Board, in its business judgment, to be “independent” from the Company and its management. The charters of all the committees can be viewed on the Company website at www.covanta.com and may be obtained in print by writing to our Vice President of Investor Relations at our principal executive offices. The chart below identifies directors who were members of each committee at the end of 2018, the number of meetings held by each committee during the year, the number of actions taken by unanimous written consent and the chairs of each committee:

Name	Audit	Compensation	Nominating and Governance	Finance	Supply Chain and Public Policy
Sam Zell (Chair)
David M. Barse	X, FE			C
Ronald J. Broglio					X
Peter C.B. Bynoe		X	X
Linda J. Fisher		X			X
Joseph M. Holsten				X	C
Stephen J. Jones
Owen Michaelson				X
Danielle Pletka			X		X
Michael W. Ranger	C, FE			X
Robert S. Silberman *			C
Jean Smith	X, FE	C
2018 Meetings	8	6	4	4	4
2018 Actions by Unanimous Written Consent		3
C = Chair
FE = Financial Expert
X = Member
* = Lead Director

Audit Committee.     Each of the members of the Audit Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. The Board has determined that each of the members of the Audit Committee qualifies as well as an audit committee “financial expert” under applicable SEC rules and regulations.
Under its charter, the functions of the Audit Committee include assisting the Board in its oversight of the quality and integrity of our financial statements and accounting processes, compliance with legal and regulatory requirements, assessing and reviewing the qualifications, independence and performance of our independent registered public accounting firm and overseeing our internal audit function. The Audit Committee has the sole authority to select, evaluate, appoint or replace the independent registered public accounting firm and to approve all audit engagement fees and terms. The Audit Committee must pre-approve all permitted non-auditing services to be provided by the independent auditors; discuss with management and the independent auditors our financial statements and any disclosures and SEC filings relating thereto; recommend for stockholder approval the ratification of our independent registered public accounting firm; review the integrity of our financial reporting process; establish policies for the hiring of employees or former employees of the independent registered public accounting firm; and investigate any matters pertaining to the integrity of management.
Compensation Committee.    Each of the members of the Compensation Committee qualifies as an independent director under applicable New York Stock Exchange listing standards and is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement.
Under its charter, the Compensation Committee, among other things, has the following authority:

(1)
to review and approve the Company’s goals relating to the chief executive officer’s compensation, evaluate the chief executive officer’s performance under those goals and set the chief executive officer’s compensation;

(2)	to evaluate, review and approve the compensation structure and process for our other officers and the officers of our subsidiaries;

(3)	to evaluate, review and recommend to our Board any changes to, or additional, stock-based and other incentive compensation plans;

(4)	to engage independent advisors to assist the members of the Compensation Committee in carrying out their duties; and

(5)	to recommend inclusion of the Compensation Discussion and Analysis in this proxy statement and our Annual Report on Form 10-K.
In addition, on an annual basis, the Compensation Committee conducts an in-depth, broad scope and detailed review of succession planning efforts at multiple levels of our management team.
Nominating and Governance Committee.    Each of the members of the Nominating and Governance Committee qualifies as an independent director under applicable SEC rules and regulations and under applicable New York Stock Exchange listing standards. Under its charter, the Nominating and Governance committee assists the Board in identifying and evaluating qualified candidates to serve on the Board, recommends director nominees for the Annual Meeting of Stockholders, identifies individuals to fill vacancies on the Board, recommends Corporate Governance Guidelines to the Board, leads the Board in its annual self-evaluations and recommends nominees to serve on each committee of the Board. The Nominating and Governance Committee, among other things, has the authority to retain and terminate any search firm used to identify director candidates and review and reassess the adequacy of our corporate governance procedures.
In identifying candidates for positions on the Board, the Nominating and Governance Committee generally relies on suggestions and recommendations from members of the Board, management and stockholders. In 2018, we did not use any search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates.
The Nominating and Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate's merits and our needs after taking into account the current composition of the Board. When evaluating candidates annually for nomination for election, the Nominating and Governance Committee considers an individual's skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Governance Committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit the needs of the Board and the Company are identified, interviewed and evaluated by the Nominating and Governance Committee. Candidates selected by the Nominating and Governance Committee are then recommended to the full Board. The selection of Danielle Pletka and Michael Ranger in 2016 and of Owen Michaelson in 2018 are examples of these policies.
The Nominating and Governance Committee will consider candidates recommended by stockholders if such recommendations are provided to the Secretary of the Company in writing within the time periods set forth in our applicable proxy statement, accompanied by the relevant biographical and other information required by Section 2.7 of our Amended and Restated Bylaws and are submitted in accordance with our organizational documents, New York Stock Exchange requirements and SEC rules and regulations, each as in effect from time to time. Candidates recommended by stockholders will be evaluated in the same manner as other candidates. Under our Amended and Restated Bylaws, any holder of 20% or more of our outstanding voting securities has the right, but not the obligation, to nominate one qualified candidate for election as a director. Provided that such stockholder adequately notifies us of a nominee within the time periods set forth in our applicable proxy statement, that individual will be included in our proxy statement as a nominee.

The Nominating and Governance Committee, in conjunction with the Compensation Committee as it may relate to equity compensation, also reviews non-employee director compensation on behalf of the Board.
Finance Committee.    Under its charter, the Finance Committee is responsible for assisting the Board in its oversight of our consideration of capital allocation, new financial commitments, acquisitions, investments, and other transactions that are either material to our financial condition or prospects, or are otherwise not contemplated by our annual budget or business/financial plan. The Finance Committee reviews and recommends our annual budget to the Board and is also responsible for establishing policies with respect to the issuance of dividends on our common stock, establishing guidelines for approvals for proposed transactions and spending authorization by our senior executives.
Supply Chain and Public Policy Committee. Under its charter, the Supply Chain and Public Policy Committee is responsible for assisting the Board in fulfilling its oversight responsibilities for matters relating to our supply chain activities, taking into account the regulatory and public policy framework affecting us. The Supply Chain and Public Policy Committee's responsibilities include oversight of employee safety and health programs, policies and performance; environmental compliance programs and performance; matters relating to sustainability and ESG (environment, social, governance) performance and reporting; matters affecting our supply chain and strategic sourcing activities; technical matters and developments affecting operations, maintenance, construction and engineering; matters relating to continuous improvement activities across our business; the evaluation and implications of trends in technical developments that may have competitive implications for us; matters of public policy affecting us domestically and internationally; matters affecting our government affairs and public policy activities; and corporate contributions to political activities, as well as any political action committees associated with the Company.
GOVERNANCE POLICIES AND PRACTICES
Director Independence
The Corporate Governance Guidelines require that a majority of the Board qualify as independent within the meaning of the independence standards of the New York Stock Exchange. The applicable standards of independence for the Board are attached to our Corporate Governance Guidelines, and are referred to as the “Independence Standards.” These Independence Standards contain categorical standards that are currently used to provide assistance in the review by the Board of all facts and circumstances in making determinations of director independence required by New York Stock Exchange listing standards.
During the Board's annual review of director independence, the Board considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us and our executive management, on the other hand. As provided in the Independence Standards, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.
As a result of this review, the Board affirmatively determined that the following directors nominated for re-election are independent of us and our management under the criteria set forth in the Independence Standards: David M. Barse, Ronald J. Broglio, Peter C.B. Bynoe, Linda J. Fisher, Joseph M. Holsten, Owen Michaelson, Danielle Pletka, Michael W. Ranger, Robert S. Silberman, Jean Smith and Samuel Zell, and that none of these directors had relationships with us except those that the Board has determined to be immaterial as set forth in the Independence Standards. In making these determinations, the Board considered that, in the ordinary course of business, transactions may occur between us and our subsidiaries and companies at which one or more of our directors are or have been officers. In each case, the amounts paid to these companies in each of the last three years did not exceed the applicable thresholds set forth in the Independence Standards or the nature of the relationships with these companies did not otherwise affect the independent judgment of any of such directors. The Board also considered charitable contributions to not-for-profit organizations of which directors or their immediate family members are affiliated, none of which exceeded the applicable thresholds set forth in the Independence Standards. Set forth below is the analysis that the Board engaged in with respect to independence determinations for Messrs. Zell, Barse, Bynoe and Silberman. None of the other independent directors had relationships with us.
Mr. Zell is currently the non-executive Chairman of the Board of the Company. Mr. Zell is currently the Chairman of the Equity Group Investments, (“EGI"), the private firm he founded 50 years ago and an officer of SZ Investments L.L.C., referred to as “SZ Investments,” and EGI-Fund (05-07) Investors, L.L.C., referred to as “EGI-Fund (05-07),” a group of affiliated companies. SZ Investments and EGI-Fund (05-07) are, collectively, the holders of approximately 9.9% of our common stock as of February 14, 2019, as described under “Equity Ownership of Certain Beneficial Owners.” In reviewing the independence of Mr. Zell, the Board noted that although Mr. Zell was our President and Chief Executive Officer from July 2002 until April 2004, such prior service as our executive officer occurred nearly 15 years ago (well beyond any applicable look back period) and since that time, Mr. Zell's involvement with the Company has been solely in his capacity as a director and the nature and size of the business of the Company has been transformed. Thus, in his current role as non-executive Chairman of the Board, Mr. Zell does not oversee any of his former reports nor has his prior position affected his rigorous independent and objective oversight of management or promotion of management's accountability to the Company's stockholders. Mr. Zell, who was paid at a rate of $600,000 ($150,000 in cash and $450,000 in shares of restricted stock) in 2018 for serving as the non-executive Chairman of the Board, was not among the five most highly paid individuals at the Company in 2018, nor will he be so in 2019. The Board noted Mr. Zell's substantial reported net worth, such that the compensation received from the Company for serving as the non-executive Chairman of the Board has not and does not appear to hinder Mr. Zell's independence from management or impair his rigorous independent judgment. As discussed in more detail below, the Board also noted that certain directors, including Mr. Zell, have direct and indirect relationships with entities with other directors of the Company, including Mr. Bynoe and Mr. Silberman; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. Mr. Zell's roles at EGI, SZ Investments, and EGI-Fund (05-07) neither imply a conflict of interest nor appear to interfere with Mr. Zell's independent judgment, and his influence and active involvement as a member of the Company's Board of Directors on strategy and the direction of the Company's business has been aligned with the interests of the Company's stockholders. Finally, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders). After considering all relevant factors, the Board determined that these relationships do not interfere with Mr. Zell's independent judgment as a director. Therefore, the Board concluded that Mr. Zell qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Bynoe is a Managing Director at EGI. Mr. Bynoe served as the Chief Executive Officer of Rewards Network, Inc. until October 2014. Mr. Zell previously served as Chairman of the Board of Rewards Network Inc. prior to 2007 and EGI and other affiliates of Chai Trust controlled substantially all of the outstanding voting interests of Rewards Network Inc. prior to the sale of such interests in October 2017. However, the Board considered these relationships and determined that they do not interfere with Mr. Bynoe’s, or Mr. Zell’s independent and objective oversight of the Company’s management and their independent judgment as directors. Also, the Board noted the absence of any amounts paid by us to Rewards Network Inc., or its affiliates within the past three years.
The Board concluded that none of these relationships interfered or affected Mr. Bynoe’s rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director, and therefore that Mr. Bynoe qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
Mr. Silberman is the Executive Chairman of the Board of Directors of Strategic Education, Inc. Mr. Silberman is also a Managing Director of EGI. Mr. Silberman is also the non-executive Chairman of Par Pacific Holdings, Inc., referred to as "Par Pacific", a publicly-held energy and infrastructure company in which entities affiliated with Chai Trust own approximately 28.4% of the outstanding equity. As discussed in more detail above, the Board also noted that certain directors, including Mr. Zell and Mr. Bynoe have direct and indirect relationships with entities with other directors of the Company; however, the Board determined that these direct and indirect relationships do not interfere with any of the directors’ exercise of independent oversight of the Company’s management. The Board reviewed the independence of Mr. Silberman. In particular, the Board noted the absence of any payments made by us to EGI, SZ Investments, EGI-Fund (05-07) or their affiliates within the past three years (not including any dividends paid on shares of our common stock payable to all stockholders) or to Par Pacific, Mr. Silberman’s limited role in EGI and his continuing employment as Executive Chairman of Strategic Education. The Board determined that these relationships do not interfere with Mr. Silberman's rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders or with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Silberman qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.
One other factor that the Board took into consideration is the overlapping relationship among three of the director nominees including Mr. Zell. As described above, Mr. Zell is Chairman of EGI and an officer of SZ Investments and EGI-Fund (05-07). Messrs. Bynoe and Silberman are both Managing Directors of EGI and Mr. Silberman is a director of Par Pacific. However, the fact of these direct and indirect relationships among three of the directors of the Company does not by itself impair the independence of any of the Company’s directors. The focus of the analysis under the New York Stock Exchange listing standards is whether the directors are independent from the Company’s management, and whether the relationships discussed above actually interfere with the exercise of independent judgment regarding the Company by Messrs. Zell, Bynoe and Silberman. The Board is aware of no evidence to suggest that the affiliations described above have affected the rigorous independent and objective oversight of the Company’s management or promotion of management’s accountability to the Company’s stockholders by Messrs. Zell, Bynoe or Silberman.
Mr. Barse was our President and Chief Operating Officer from July 1996 until July 2002. The Board noted that such prior service as our executive officer occurred more than 15 years ago, well beyond any applicable look back period, and does not interfere with his exercise of independent judgment as a director. Therefore, the Board concluded that Mr. Barse qualifies as an independent director under applicable SEC rules and regulations and New York Stock Exchange listing standards.

Board Oversight of Risk Management
The Board and its committees play a significant role in the oversight of Company-wide risk management. As part of our enterprise risk management protocol, senior management discusses and identifies major areas of risk on an ongoing basis. Management annually reviews with the Board risks to the enterprise and our efforts to address them. In addition, presentations are made in the ordinary course at scheduled Board meetings regarding market trends, competition and the various other risks that face the Company. On an ongoing basis, the various committees of the Board address risk in the areas germane to their scope. For example:

•	The Nominating and Governance Committee evaluates Board effectiveness, succession planning, enterprise risk management and general corporate best practices;

•
Operational risk management is overseen by the full Board, the Supply Chain and Public Policy Committee, and the Finance Committee with respect to the Company’s key initiatives affecting its operations and business performance and by the Compensation Committee with respect to attracting, retaining and motivating talented employees and by tying compensation awards to actual performance;

•
The Supply Chain and Public Policy Committee oversees policy and regulatory risk, as well as risks in the areas of safety and environmental compliance, through an ongoing dialog with management, it also plays a role in operational risk management, and oversees risk associated with managing existing technologies and developing new technologies to enhance and protect our competitive advantage;

•	The Finance and Audit Committees play key roles in the oversight of financial and market risk, currency risk, balance sheet risk and capital allocation, liquidity and tax risk; and

•	Overall ethics, policy and compliance risk and cybersecurity risk is also overseen by the Audit Committee and the Nominating and Governance Committee.
 The Compensation Committee also is aware of the levels of risk attendant to capital allocation and growth projects, which is taken into account when determining the value of individual contributions to the achievement of strategic objectives by our named executive officers. On a structural level, all material transactions, as well as transactions not deemed material to us, that involve capital allocations above specified levels are reviewed and approved by our Finance Committee, which as part of its analysis of transactions examines the potential risk and reward of our investments in business acquisitions and growth projects. To the extent necessary, members of the Finance Committee discuss with the Compensation Committee the analysis and rationale for investment decisions.
In order to assure that excessive leverage and risk-taking is not undertaken in seeking to achieve growth objectives, a material portion of compensation payable to our named executive officers is paid in equity that vests over time, and will only vest after performance above threshold levels is demonstrated over a sustained period of at least three years after the grant of such awards.  We believe that the combination of time vesting over three years and long-term performance vesting, together with executive stock ownership guidelines, act as additional incentives and precautions to control against excessive risk-taking in the investment decisions by management, and to maintain focus on long-term value creation. The Compensation Committee determined that there were no elements of the Company’s compensation programs that would be reasonably likely to have a material adverse impact on the Company.
Board Oversight of Sustainability Strategies
We are a world leader in providing municipalities and corporate customers with sustainable waste and energy solutions. Our core business - operation and ownership of “energy-from-waste” or “EfW” facilities - helps communities and businesses around the world convert millions of tons of waste otherwise destined for landfills into clean, renewable energy. By avoiding the methane gas emissions associated with landfills, these facilities reduce greenhouse gases introduced into the environment, conserve land and complement recycling efforts. In addition to our core business, we offer a variety of sustainable waste management solutions, including treatment services for regulated medical waste, pharmaceutical waste, wastewater, and recycling, depackaging, and consulting, under our Covanta Environmental Solutions brand.
Our Board and management remain committed to transparency in our own sustainability goals and to offering services that our customers require. In this light, we regularly publish data and details regarding our sustainability performance, highlighted by the recent publication of our 2017 sustainability performance data. Indeed, the theme expressed in our logo of “Protecting Tomorrow” reflects our commitment and the importance to our business of sustainability in all its forms.
Our Supply Chain and Public Policy Committee reviews all facets of our commitment to sustainability through our ongoing initiatives in (i) safety and health, (ii) environment, (iii) materials management, (iv) workforce engagement, and (v) community relations.

Safety and Health
First and foremost, the safety and health of our workforce is a paramount concern. Simply put: safety comes first and enables everything that we do. We are committed to achieving world class safety and health performance through disciplined continuous improvement, safety leadership at all levels, full employee engagement starting from the tone at the top and an integrated, interdependent safety culture.
Environment
As part of our commitment to responsible environmental stewardship, we aim for 100% compliance with all legal requirements relating to our operations, including standards relating to air, water, and waste. If our compliance efforts are successful, our plants run well and our environmental “footprint” leaves a net reduction of greenhouse gas emissions. In addition, we engineer and operate our facilities to run as efficiently as possible, including the minimization of energy, water and raw material use, and wastewater discharge.
Materials Management
At Covanta, our mission is to provide sustainable waste and energy solutions to ensure that “no waste is wasted.” In addition to functioning as a renewable energy resource by recovering energy from waste, our materials management efforts are highlighted by the following initiatives:

•	supporting our customers in achieving zero waste to landfill, circular economy and other sustainable materials management goals, and increasing wastes avoided, recycled or reused;

•	capturing the energy from solid waste remaining after waste reduction, reuse and recycling efforts have been exhausted, to generate clean renewable electricity and /or steam for export;

•	expanding our offering in sustainable waste management solutions;

•
recovering materials through expanded recycling and metals recovery efforts, including through the development of new systems to extract metals and other materials from our ash residues for recycling and reuse; and

•	continuous improvement to further advance our ongoing efforts to reduce operating and processing waste and uncover additional revenue opportunities.
Workforce Engagement
We believe an engaged workforce is integral to our success and promotion of our sustainability efforts. As such, we endeavor to create a diverse, inclusive and respectful environment for our workforce through programs aimed at workforce retention, development and advancement.
Community Relations
Across the country, we are actively and continuously engaged with local communities as well as organizations operating on regional, national and international levels. We and our employees engage with the communities in which we operate in targeted ways designed to reflect the needs of each community and our goals of responsible corporate citizenship. In addition, we design or participate in programs with regional or national scope, including programs with the Trash Free Seas Alliance of the Ocean Conservancy and other organizations. Examples of these programs include:

•
Rx4Safety - In support of national efforts to alleviate issues associated with prescription drug abuse and disposal, Covanta has developed the Prescription for Safety Program (Rx4Safety) to provide safe disposal of medications collected at community-sponsored, drug take-back programs. Unused medication in the household may contribute to growing rates of prescription drug abuse among Americans, particularly teenagers.  When medications are improperly flushed down a drain or discarded in landfills, they enter waterways and contaminate surface waters, adversely affecting our drinking water and the environment.  Through our EfW facilities, we provide safe, environmentally sound destruction that protects water resources, creates renewable energy, and reduces the risk of drugs reaching the hands of our teens;

•
Fishing for Energy - A national program that provides commercial fishermen with cost-free opportunities to dispose of derelict and retired fishing gear while offering grant support for direct assessment, prevention and removal efforts, with 4 million pounds collected to date for recycling and energy recovery;

•
Mercury Collection - Through mercury awareness and collection programs, we help educate the public about the proper handling and disposal of mercury-containing goods, with over 4,100 pounds of mercury collected and recycled to date; and

•
Go Green Initiative - We provide financial support to this global environmental education program whose mission is to provide schools and communities with the tools and training they need to create a “culture of conservation.”

Through the combination of these efforts to “Protect Tomorrow” we have embedded sustainability as a fundamental tenet of our business operations; we aspire to make Covanta-generated EfW the cleanest and most reliable source of renewable energy available in the world, and positioning for a world where “no waste is wasted” resulting in the lowest overall impact on our environment.
Shareholder Engagement
Our Board of Directors and management are committed to maintaining a robust dialogue with our stockholders to ensure that we communicate effectively and that stockholder perspectives are fully appreciated. In order to accomplish these goals, we have for many years engaged in a proactive investor relations approach. During 2018, our management participated in 15 non-deal road shows, seven investor conferences and over 100 investor conference calls. These meetings serve to update our existing stockholders and potential new investors on our business and progress toward long-term growth initiatives and value creation strategies. They also provide a forum for our stockholders to express their views to on a variety of topics, including our compensation programs, say-on-pay votes, and corporate governance. As an example, through this engagement process during 2017 and 2018, several investors expressed the importance to alignment of interests between stockholders and management of a total stockholder return ("TSR") metric for performance-based equity compensation programs. In light of this feedback, our management recommended this change to our Compensation Committee. In response, the Compensation Committee and its independent advisors reviewed the re-introduction of a relative TSR performance metric in performance-based equity awards and in 2018 included this metric as a performance variable for awards to our officers.
In addition, at the end of 2018, we enhanced these activities with a broad-based investor perception study. This study offered sell side analysts, current stockholders and prospective investors an opportunity to discuss their views on the Company's growth prospects, strengths and weaknesses, disclosures and opportunities for improvement. We believe feedback received from this study, which was shared with our Board of Directors, will inform our investor relations activity as we continue to connect with stockholders and respond to their perspectives.
Board Performance Evaluation

Each year the Board conducts an evaluation of its performance. The evaluation format is established by the Nominating and Governance Committee. For each of the past four years, we conducted individual interviews with each director through independent counsel. In these active interviews, comments were solicited with respect to the full Board and any committee on which each director served, as well as director performance and Board dynamics. The focus of inquiry related to the larger questions of how the Board can improve its key functions of overseeing personnel development, financial performance, other major issues of strategy, risk, integrity, reputation and governance. In particular, for both the Board and the relevant committee, the process solicited ideas from directors on the following:
•ongoing improvements to prioritization and discussion of issues;

•	assessing the quality of written and oral presentations from management and recommendations for future reports or presentations to the Board and/or committees;
•improving the quality of Board or committee discussions on key matters;
•assessing the effectiveness of how specific issues and risks in the past year had been handled;
•identifying specific issues and risks that should be discussed in the future; and
•identifying any other matter of importance to Board functioning and effectiveness.

Following the 2019 interviews, the Nominating and Governance Committee discussed the findings of the interviews, and the Chair of the Nominating and Governance Committee and independent outside counsel led an extended discussion with the directors on the results and recommendations prior to the March 2019 meeting of the Board.
Director Stock Ownership Guidelines
Our Board believes it is important for all of our directors to acquire and maintain a significant equity ownership position in our Company. Accordingly, we have established stock ownership guidelines for our directors in order to specifically identify and align the interests of our directors with our stockholders. For 2018, our director ownership guidelines included target ownership levels of $350,000, representing five times the annual cash retainer fee to be paid to directors, and a requirement that any sales must be for no more than 50% of existing holdings unless and until such ownership guideline is met. Directors are given five years to reach their target ownership levels and credit is given for unvested restricted stock holdings toward individual targets.

Majority Voting Policy
Our Corporate Governance Guidelines include a Majority Voting Policy, which provides that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “WITHHELD” from his or her election than votes “FOR” such election shall promptly tender his or her resignation to the Board for consideration in accordance with the procedures described in the Majority Voting Policy attached to our Corporate Governance Guidelines.
Securities Pledging Policy
In response to the concerns expressed by one of the proxy advisory services, in 2015 our Board of Directors requested that the Nominating and Governance Committee examine the risk associated with the pledge of our common stock by our directors and officers and consider adopting a policy that mitigates any such risks to appropriately protect stockholder interests.
As a result, following an extensive analysis by the Nominating and Governance Committee, the Board of Directors adopted a new stock pledge policy with the following elements, which in its business judgment provides appropriate protections of stockholder interests:

•	As a general rule, pledging of Covanta shares is not permitted without the prior approval of the Audit Committee;

•	For shares held in brokerage accounts, margin loans using Covanta common stock as collateral are prohibited;

•
A safe harbor is provided, permitting pledges if certain structural parameters are included in the pledge/loan arrangements that would both limit amounts pledged, and mitigate risk of a forced sale as a result of a decline in the market price of Covanta common stock, specifically:

•	No more than 40% of the total value of the stock collateral pledged in any arrangement may be in Covanta common stock (calculated at the time of pledge), to ensure diversification of collateral;

•
All loans must be compliant with the requirements of Federal Reserve Regulation U, limiting the amount of any such loan to a maximum 50% of the value of collateral, as measured at the time of borrowing;

•
Loan and pledge arrangements cannot contain provisions requiring automatic or forced sales, prior to notice and a cure period of not less than three business days between when specific loan-to-value thresholds are exceeded and when lenders have the right to exercise remedies under the pledge arrangement; and

•	The policy is applicable to all directors and officers.
All directors and executive officers currently are in compliance with this policy.
Policies Regarding Hedging
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Policies on Business Conduct and Ethics
We have a Code of Conduct and Ethics for Senior Financial Officers and a Policy of Business Conduct for all other employees and directors. The Code of Conduct and Ethics applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller or persons performing similar functions. The Policy of Business Conduct applies to all of our, and our subsidiaries', directors, officers and employees. Both the Code of Conduct and Ethics and the Policy of Business Conduct are available on our website at www.covanta.com and copies may be obtained by writing to our Vice President of Investor Relations at our principal executive offices.
Management Succession Planning
The Compensation Committee and Nominating and Governance Committee and our Chief Executive Officer maintain an ongoing focus on executive development and succession planning to prepare the Company for future success. The succession planning process includes all senior management positions. A comprehensive review of executive talent, including, from time to time, assessments by an independent consulting firm, determines readiness to take on additional leadership roles and identifies developmental and coaching opportunities needed to prepare our executives for greater responsibilities. This includes a multi-level "deep-dive" review by the Compensation Committee of all senior management positions. In addition, the Chief Executive Officer makes a formal succession planning presentation to the Board in executive session annually. While directed by the Compensation and Nominating and Governance Committees, succession planning is a responsibility of the entire Board and all members participate.

Separation of the Roles of Chairman and Chief Executive Officer
Since 2004, the Company has maintained a separation of the roles of Chairman and Chief Executive Officer. The Chairman has held the role of overseeing the Board and working with and providing guidance to the Chief Executive Officer on our overall strategic objectives and risk management. We also have designated Mr. Silberman as Lead Director (i) to engage and coordinate with the Chief Executive Officer on an ongoing basis on strategic or other matters where the Chairman has requested the Lead Director's involvement, and/or (ii) to lead the Board where the Chairman may have a conflict of interest with respect to a specific matter. In addition to being the primary liaison with the Chairman and the Board, the Chief Executive Officer's role is to directly oversee the day-to-day operations of the Company, lead and manage the senior management of the Company and implement the strategic plans, risk management and policies of the Company. The Chairman, Lead Director and Chief Executive Officer work closely together to ensure that critical information flows to the full Board, that discussions and debate of key business issues are fostered and afforded adequate time and consideration, that consensus on important matters is reached and decisions, delegation of authority and actions are taken in such a manner as to enhance our businesses and functions. While the Board believes that the separation of these two roles currently best serves the Company and its stockholders, it recognizes that combining these roles may be appropriate in the future if circumstances change.
Executive Sessions of Independent Directors
The independent directors of the Board and each standing committee meet regularly in executive session without our management present. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication in the same manner as described below in “Communications with the Board.”
Communications with the Board
Stockholders and other interested parties can send communications to one or more members of the Board by writing to the Board or to specific directors or group of directors at the following address: Covanta Holding Corporation Board of Directors, c/o Corporate Secretary, Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960. Any such communication will be promptly distributed by our Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board.
COMPENSATION OF THE BOARD
Our non-employee directors receive compensation in the form of (i) equity awards of restricted stock or, at the director's election, restricted stock units, at the Annual Meeting of Stockholders at which directors are elected, and (ii) fees that are paid in cash, or, at the director's election, restricted stock units, on a quarterly basis. Restricted stock units allow directors to defer their equity awards until a future date specified by each director, at which time they are convertible into the same number of shares of our common stock. Directors who may be appointed at a date other than the Annual Meeting are entitled to receive a pro rata portion of the annual director compensation.
2018 Compensation of the Board
The compensation payable to each non-employee director in 2018 was as follows:

•
non-employee directors other than the Chairman of the Board received an annual equity award equal to $100,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•
the Chairman of the Board received an annual equity award equal to $450,000 in restricted stock or, upon election, restricted stock units, which will vest in full on the earlier of the next annual meeting of stockholders or the first anniversary of such award;

•	non-employee directors other than the Chairman of the Board received an annual cash retainer of $70,000, and the Chairman of the Board received an annual cash retainer fee of $150,000;

•	annual cash fees paid to committee chairs were as follows: Audit Committee ($15,000), and all other committees ($10,000);

•	no fees for individual meeting; and

•
all directors were entitled to elect to receive fees (annual cash retainer and/or chair fees) in the form of restricted stock units in lieu of cash, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2018.

Name	Fees Earned ($)		Stock Awards (3) ($)	Total ($)
David M. Barse	$80,020	(1)	$100,001	$180,021
Ronald J. Broglio	$70,000		$100,001	$170,001
Peter C.B. Bynoe	$70,024	(1)	$100,001	$170,025
Linda J. Fisher	$70,000		$100,001	$170,001
Joseph M. Holsten	$80,020	(1)	$100,001	$180,021
Owen Michaelson	$17,500	(2)	$60,270	$77,770
Danielle Pletka	$70,000		$100,001	$170,001
Michael W. Ranger	$85,019	(1)	$100,001	$185,020
Robert S. Silberman	$80,000		$100,001	$180,001
Jean Smith	$80,018	(1)	$100,001	$180,019
Samuel Zell	$150,028	(1)	$450,011	$600,039

(1)
All or a portion of fees paid to Directors at their election in the form of restricted stock units in lieu of cash fees, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board.

(2)	Mr. Michaelson joined the Board in September 2018 and received a pro rata portion of annual compensation payable to non-employee directors.

(3)
On May 3, 2018 each non-employee director, other than Mr. Zell and Mr. Michaelson, received an award of either 6,579 shares of restricted stock (Mr. Zell received 29,606 shares and Mr. Michaelson received 3,609 shares upon his appointment to the Board in September 2018) or, at their election an equivalent number of restricted stock units, with deferred conversion to shares of our common stock to a specified future date no later than such director’s termination of service on our Board. These shares had a grant date fair value of $15.20 per share, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The grant date fair value of the shares received by Mr. Michaelson's was $16.70 per share. The grant date fair value is computed using the closing price of shares on the grant date. For a discussion of valuation assumptions, see Note 8. “Stock-Based Award Plans,” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

2019 Compensation of the Board
In 2019, as part of its obligation to review director compensation under its charter, the Nominating and Governance Committee, along with the Compensation Committee, engaged the Compensation Committee’s independent compensation consultants and independent legal counsel to examine the amount and composition of annual non-employee director compensation, taking into account (i) continuing changes in market best practices in the form and amount of annual compensation and (ii) practices within, and median compensation payable to, non-employee directors in our customized peer group in 2018. As a result of this process, the Compensation Committee determined that the compensation payable to non-employee directors had fallen further below the median compared to our peer group and that additional compensation was warranted for our Lead Director given the significant individual attention, along with his extensive management skills, that are brought to the Board and senior management. Accordingly, effective as of the 2019 Annual Meeting, the annual cash retainer to be paid to non-employee directors other than the Chairman of the Board will be increased by $15,000 and the annual value of restricted stock or restricted stock units will be increased by $10,000. In addition, the Lead Director would receive an additional annual cash retainer of $55,000.

We also reviewed and noted that under our current Board leadership structure, which includes a separation of the Chairman and chief executive officer roles, strong oversight which best serves our shareholders is provided. In its review of non-employee director compensation, the Compensation Committee noted that Mr. Zell’s compensation for serving as Chairman is high relative to similarly-titled individuals among our peer group companies. The Compensation Committee concluded that such competitive positioning was appropriate and warranted given the value of Mr. Zell’s contributions to the Company, which we believe exceed those of a typical independent Chairman. We believe the Company uniquely benefits from Mr. Zell’s business relationships and that the time commitment and scope of the role merits a compensation package exceeding that of a typical independent Chairman.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Board is currently comprised of twelve directors. The Board, at the recommendation of the Nominating and Governance Committee, has nominated each of the following twelve individuals to serve as a director for a term of one year:
David M. Barse
Ronald J. Broglio
Peter C.B. Bynoe
Linda J. Fisher
Joseph M. Holsten
Stephen J. Jones
Owen Michaelson
Danielle Pletka
Michael W. Ranger
Robert S. Silberman
Jean Smith
Samuel Zell
Each of the nominees, other than Mr. Michaelson, currently serves as a member of the Board for a one-year term expiring at the next Annual Meeting, Mr. Michaelson was appointed to the Board on September 25, 2018, to serve until the next Annual Meeting. If elected at this year's Annual Meeting, each nominee will serve until the date of next year's Annual Meeting or until his or her successor has been elected and qualified. Each nominee provides a depth of knowledge, experience and diversity of perspective to facilitate meaningful participation and, through service on the Board, satisfy the needs of the Company and its stockholders.
Each nominee has consented to serve as a member of the Board if re-elected for another term. Nevertheless, if any nominee becomes unable to stand for election (which is not anticipated by the Board), each proxy will be voted for a substitute designated by the Board or, if no substitute is designated by the Board prior to or at the Annual Meeting, the Board will act to reduce the membership of the Board to the number of individuals nominated.
There is no family relationship between any nominee and any other nominee or any executive officer of ours. The information set forth below concerning the nominees has been furnished to us by the nominees.
The Board recommends that you vote “FOR” the election of each of the above named nominees to the Board. Proxies solicited by the Board will be voted “FOR” the election of each of the nominees named above unless instructions to the contrary are given.

Our Directors

David M. Barse has served as a director since 1996 and is Chair of the Finance Committee and a member of the Audit Committee. Mr. Barse co-founded and is the Chief Executive Officer of Outvest Capital LLC, a newly formed asset management company based in Greenwich, CT. Mr. Barse is also the founder and Chief Investment Officer of DMB Holdings, LLC, a private family office with a diverse investment portfolio. Until December 2015, Mr. Barse served as Chief Executive Officer of Third Avenue Management LLC, ("Third Avenue"), an investment adviser to mutual funds, private funds, solo-advised funds and separately managed accounts, since June 2003 and previously served as President of Third Avenue from February 1998 until September 2012. Mr. Barse also presently serves as a Trustee of Brooklyn Law School and serves on the Board of Directors of City Parks Foundation and is the Chairman of the Big Apple Gold Chapter of the Young Presidents' Organization.
The Board and management benefit from Mr. Barse's knowledge of finance and financial and trading markets, as well as his institutional knowledge of the Company's businesses, dating back to Danielson Holding Corporation's original investment in Covanta Energy Corporation, and his prior role as Danielson's President and Chief Operating Officer. Mr. Barse served as our President and Chief Operating Officer from July 1996 until July 2002. Mr. Barse's legal background and experience in growth strategy execution and investing in companies in a range of sectors, provide a direct benefit to the Board and our stockholders. Mr. Barse is 56 years old.

Ronald J. Broglio has served as a director since October 2004 and is a member of the Supply Chain and Public Policy Committee. Mr. Broglio has been the President of RJB Associates, a consulting firm specializing in energy and environmental solutions, since 1996. Mr. Broglio was Managing Director of Waste to Energy for Waste Management International Ltd. from 1991 to 1996. Prior to joining Waste Management, Mr. Broglio held a number of positions with Wheelabrator Environmental Systems Inc. from 1980 through 1990, including Managing Director, Senior Vice President - Engineering, Construction & Operations and Vice President of Engineering & Construction. Mr. Broglio served as Manager of Staff Engineering and as a staff engineer for Rust Engineering Company from 1970 through 1980.
Mr. Broglio has more than 46 years of experience in the waste and energy-from-waste industries, and has an in-depth technical knowledge of combustion systems, complementary and new technologies relating to both waste materials management and energy production, and the engineering associated with our business. In these areas, as well as his management experience in the waste and energy-from-waste sectors both in the Americas and in Europe, he provides valuable insight to management and the Board. Mr. Broglio is 78 years old.

Peter C.B. Bynoe has served as a director since July 2004 and is a member of the Compensation Committee and the Nominating and Governance Committee. Since October 2014 Mr. Bynoe has been a Managing Director at EGI. Through December 31, 2016, Mr. Bynoe also served as Senior Counsel to the law firm of DLA Piper US, LLP, which he joined as a partner in 1995. Mr. Bynoe has been a principal of Telemat Ltd., a consulting and project management firm, since 1982. Mr. Bynoe has been a director of Frontier Communications Corporation (formerly known as Citizens Communication Corporation), a telephone, television and internet service provider, since 2007, and in July 2013, he became a director of Real Industry, a diversified business and financial services enterprise that primarily manages assets and liabilities related to aluminum alloy purchasing, recycling and production investments. Real Industry filed a voluntary petition for protection under Chapter 11 of the federal bankruptcy laws on November 17, 2017. Mr. Bynoe resigned as a director of Real Industry on May 9, 2018 in connection with Real Industry's emergence from federal bankruptcy proceedings. From September 2013 to October 2014, he served as Chief Executive Officer of Rewards Network Inc., a provider of credit card loyalty and rewards programs. Mr. Bynoe was formerly a director of Rewards Network Inc. From February 2009 until September 2013, Mr. Bynoe was a partner and Chief Operating Officer at Loop Capital Markets, LLC, a full-service investment banking firm based in Chicago and Managing Director from February 2008 to February 2009.
The Board benefits from Mr. Bynoe's extensive legal and financial expertise, his background in complex public infrastructure projects, and his extensive knowledge of public policy issues. Mr. Bynoe's service as a board member for other public and private companies also enables him to provide valuable insight and perspective on compensation and governance matters. Mr. Bynoe is 67 years old.

Linda J. Fisher has served as a director since December 2007 and is a member of the Supply Chain and Public Policy Committee and the Compensation Committee. Ms. Fisher served as Vice President, Safety, Health and Environment and Chief Sustainability Officer at E.I. du Pont de Nemours and Company (“DuPont”) from 2004 until her retirement in 2016. Prior to joining DuPont, Ms. Fisher was Deputy Administrator of the United States Environmental Protection Agency. Ms. Fisher has served on the boards of several environmental and conservation organizations. She is also a member of the Board of Directors of the S.C. Johnson Company, a privately held consumer goods company.
Ms. Fisher's background at the United States Environmental Protection Agency, where she held senior regulatory policy positions, provides to management and the Board valuable insight into the regulatory and policy developments affecting the Company's business and setting future strategy. Ms. Fisher's experiences as Chief Sustainability Officer at DuPont bring a breadth and depth of knowledge in matters relating to management of workplace safety and environmental compliance and performance for a public company, as well as add to the Board's breadth and further enhance our ability to improve and build upon the Clean World Initiative. Ms. Fisher is 66 years old.

Joseph M. Holsten has served as a director since May 2009. Mr. Holsten is Chair of the Supply Chain and Public Policy Committee and is a member of the Finance Committee. Since November 2011, Mr. Holsten has been Chairman of the Board of LKQ Corporation (“LKQ”), the largest provider in the U.S. of aftermarket, recycled and refurbished collision replacement parts and accessories, and a leading provider of new automotive aftermarket products in the United Kingdom, Germany, the Benelux countries, Italy, Switzerland, the Czech Republic and several other Central European states. He has been a member of the Board of Directors of LKQ since February 1999. Mr. Holsten was the President and Chief Executive Officer of LKQ from November 1998 until January 2011 when he became Co-Chief Executive Officer as part of his transition to retirement. He retired from his position of Co-Chief Executive Officer in January 2012. Prior to joining LKQ, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc. Mr. Holsten also serves as a Director to Mekonomen, a public company in Stockholm that sells and distributes new automotive after market products in Sweden, Norway, Denmark, Poland and Finland.
Mr. Holsten's operating and strategic experience in the waste industry, in both domestic and international markets, combined with his knowledge of global commodities markets, provides the Board with valuable insight and perspective on industry specific issues. In addition, as a recent chief executive officer and executive chairman of a public company, Mr. Holsten brings valuable perspective to management on a range of issues, as well as a deep financial expertise and understanding. Mr. Holsten is 66 years old.

Stephen J. Jones was appointed our President and Chief Executive Officer and elected as a director in March, 2015. Prior to joining Covanta, Mr. Jones was employed by Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, equipment and services from 1992 through September 2014. Mr. Jones served as senior vice president and general manager, Tonnage Gases, Equipment and Energy of Air Products, from April 2009 through September 2014. Mr. Jones also served as Air Products’ China President from June 2011 through September 2014 at Air Products’ office in Shanghai. He was also a member of Air Products’ Corporate Executive Committee from 2007 through September 2014. Mr. Jones joined Air Products in 1992 as an attorney in the Law Group representing various business areas and functions and in 2007 he was appointed senior vice president, general counsel and secretary. Mr. Jones also serves on the Board of Bloomsburg University Foundation.
Mr. Jones’ experience managing and growing domestic and international companies, with capital-intensive operating assets, his business acumen and his knowledge of the energy marketplace are valuable assets to the Board. Mr. Jones is 57 years old.

Owen Michaelson has served as a director of the Company since September 2018. Mr. Michaelson is chief executive officer of the Harworth Group PLC, one of the largest land and property regeneration companies in the United Kingdom. He has more than 25 years of experience in infrastructure development and investment, energy generation and waste management, having held executive roles at the Peel Group, Black Country Properties and Viridor.
Mr. Michaelson's experience in project development, waste management and planning activities, as well as his expertise in investing in capital intensive businesses in the United Kingdom bring valuable perspectives to the Board and to our strategy to execute on opportunities in this market which is important to our growth strategy. Mr. Michaelson is 52 years old.

Danielle Pletka was appointed to the Board in September, 2016 and is a member of the Supply Chain and Public Policy Committee and the Nomination and Governance Committee. Ms. Pletka has served as senior vice president of foreign and defense policy studies at the American Enterprise Institute (AEI), a leading public policy research organization, since 2002. Prior to joining AEI, she served as a senior professional staff member for the United States Senate Committee on Foreign Relations between 1992 and 2002, where she specialized in the Near East and South Asia.
 Ms. Pletka has extensive experience in international affairs and markets, and in the political climates in many countries. As we seek to expand our business in international markets where opportunities exist, Ms. Pletka's experience, and strategic insights into new markets and the related political climate and outlook in those markets, provide valuable perspective to the Board and management. Ms. Pletka is 55 years old.

Michael W. Ranger was appointed to the Board in September, 2016 and is Chair of the Audit Committee and a member of the Finance Committee. Since 2004, Mr. Ranger has served as co-founder and senior managing director of Diamond Castle Holdings, LLC, a private equity investment firm focusing on energy and power, healthcare, financial services and other diversified industries. Before founding Diamond Castle Holdings in 2004, he was co-chairman of DLJ Global Energy Partners. Previously, he was an investment banker in the energy and power sector for 20 years, most recently as head of the Domestic Power Group at Credit-Suisse First Boston from 2000 to 2004 and prior to that as group head of Global Energy & Power at DLJ from 1990 to 2004. Before joining Donaldson, Lufkin & Jenrette, he was a senior vice president in the Energy & Utility Group at Drexel Burnham Lambert and was a member of the Utility Banking Group at Bankers Trust. Mr. Ranger is a former member of the board of directors of TXU Corp. (Dallas), American Ref-Fuel, Inc., Catamount Energy Corporation, Boston Media Group and Beacon Behavioral Health and is currently on the board of directors at Consolidated Edison, Inc. and KDC Solar, Inc. He is Chairman of the Board of Trustees of St. Lawrence University, former Chairman of the Board of The Seeing Eye, Inc., and former President of the board of Morristown-Beard School and Co-Chair of the board of Life Camp, Inc.
         Mr. Ranger's extensive experience in investment and finance, including board positions at both public and private companies in the energy-from-waste and broader energy sectors, bring valuable insight and perspective to the Board and management with respect to growth strategies, energy markets, and governance. Mr. Ranger is 60 years old.

          Robert S. Silberman is Lead Director of the Company and has served as a director since December 2004. Mr. Silberman is the Chair of the Nominating and Governance Committee. Mr. Silberman has been Executive Chairman of the Board of Directors of Strategic Education, Inc. since May 2013, Chairman of the Board from February 2003 to May 2013 and its Chief Executive Officer from March 2001 until May 2013. Strategic Education, Inc. is an education services company, whose main operating assets, Strayer University and Capella University, are leading providers of graduate and undergraduate degree programs focusing on working adults. Mr. Silberman is also a Managing Director at EGI.
        Mr. Silberman is a member of the Council on Foreign Relations, a nonpartisan resource for information and analysis on foreign relations. He also serves as a director of 21st Century Fox and as non-executive Chairman of Par Pacific Holdings, Inc. From 1995 to 2000, Mr. Silberman held several senior positions, including President and Chief Operating Officer at CalEnergy Company, Inc., an independent energy producer. Mr. Silberman has also held senior positions within the U.S. Department of Defense, including as Assistant Secretary of the Army.
          Mr. Silberman's positions as a current executive chairman and formerly as a long tenured chief executive officer and board member of public companies, coupled with his financial background in investing in and growing energy and project development businesses, and his experience at senior positions in the public sector, combine to provide valuable insight and perspective to both the Board and management. Mr. Silberman is 61 years old.

Jean Smith has served as a director since December 2003 and is Chair of the Compensation Committee and a member of the Audit Committee. Ms. Smith is currently Chief Executive Officer of West Knoll Collection, LLC, a custom home furnishings company. From 2009 to 2013, Ms. Smith was a Managing Director of Gordian Group, LLC, an independently owned investment bank. From 2006 through 2008, she served as Managing Director of Plainfield Asset Management LLC, an investment manager for institutions and high net worth individuals. Ms. Smith previously held the position of President of Sure Fit Inc., a home textiles company, from 2004 to 2006. Ms. Smith has more than 30 years of investment and international banking experience, having previously held the position of Managing Director of Corporate Finance for U.S. Bancorp Libra and senior positions with Bankers Trust Company, Citicorp Investment Bank, Security Pacific Merchant Bank and UBS Securities.
Ms. Smith brings a range of extensive and diverse financial and business experience to the Board, including in the areas of capital markets, investment management, and operations and business management in both domestic and international markets. Ms. Smith is 63 years old.

          Samuel Zell has served as our Chairman of the Board since September 2005, and had also previously served as a director from 1999 to 2004, as our President and Chief Executive Officer from July 2002 to April 2004 and as our Chairman of the Board from July 2002 to October 2004. Mr. Zell's one-year term as our Chairman and as a director will expire at the next Annual Meeting. Mr. Zell has served as the Chairman of the Equity Group Investments division of Chai Trust Company, LLC, a private investment firm he founded over 50 years ago. He also serves as Chairman of: Anixter International, Inc., a global distributor of network, security, electric, and utility power solutions; Equity Commonwealth, an equity real estate investment trust (REIT) that owns and operates office buildings; Equity LifeStyle Properties, Inc., an equity REIT that owns and operates manufactured home communities, RV resorts and campgrounds; and Equity Residential, an equity REIT that owns and operates rental apartment properties. Mr. Zell previously served as the Chairman of the Board of Equity Office Properties Trust, an equity REIT that owned and operated office buildings, and was the company's Interim President from April 2002 until November 2002 and was its Interim Chief Executive Officer from April 2002 until April 2003. Mr. Zell also previously served as Chairman of the Board of Rewards Network Inc., a dining rewards company and Blackstone Mortgage Trust, Inc. (f/k/a Capital Trust, Inc.), a specialized finance company.
          Mr. Zell's financial sophistication, extensive investment and management experience in domestic and global markets, dynamic business and strategic expertise and vast network significantly augment the Board in substantially every aspect of its functionality and provide invaluable insight to management. Mr. Zell is 77 years old.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2019, subject to ratification of the appointment by our stockholders. During the 2018 fiscal year, Ernst & Young LLP served as our independent registered public accounting firm and also provided certain tax and audit-related services. We have been advised by Ernst & Young LLP that neither it nor any of its members has any direct or indirect financial interest in us.
Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and the Audit Committee will reconsider the appointment. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting where they will be available to respond to appropriate questions and, if they desire, to make a statement.
The Audit Committee recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2019 fiscal year. Proxies solicited by the Board will be voted “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm unless instructions to the contrary are given.

PROPOSAL NO. 3

APPROVAL OF FIRST AMENDMENT TO THE COVANTA HOLDING CORPORATION 2014 EQUITY AWARD PLAN

In March 2019, the Board, upon the recommendation of the Compensation Committee, unanimously approved and adopted certain amendments (the "First Amendment") to the Covanta Holding Corporation 2014 Equity Award Plan (the “Plan”) and directed that the First Amendment be submitted to the our stockholders for approval at the Annual Meeting. The First Amendment will become effective when it is approved by our stockholders, and if so approved, future equity grants will be made under the Plan as revised by the First Amendment (as amended, the “Amended Plan”).
The purpose of the Plan is to promote the interests of the Company (including its subsidiaries and affiliates) and its stockholders by using equity interests in the Company to attract, retain and motivate its management, directors and other eligible persons and to encourage and reward their contributions to the Company’s performance and profitability. We believe our use of equity awards under the Plan has been an essential tool in our ability to achieve these goals. The primary amendment included in the Amended Plan is to add shares available for award in order to continue its use in furtherance of Covanta's interests. As of March 18, 2019, 1,747,316 shares of common stock remained available for issuance under the Plan; the First Amendment would add 6,000,000 additional shares, bringing the total available for issuance to 7,747,316 shares of common stock. The Company has not sought an increase in the number of shares issuable under the Plan since its adoption in May, 2014.

The First Amendment provides for the following changes to the Plan: (i) it reserves an additional 6,000,000 shares of the Company’s common stock for issuance; (ii) it reflects certain changes made to Section 162(m) of the Tax Code pursuant to the Tax Cuts and Jobs Act; (iii) it prohibits the payment of cash dividends on unvested awards unless and until the underlying award vests; (iv) it prohibits shares covered by stock options and stock appreciation rights from being added back to the share reserve, even if the award is forfeited or unexercised and even if shares are withheld to cover the exercise price or tax withholding obligations for such awards; (v) it limits the sum of the grant date value of awards granted to a non-employee director (other than the Chairman of the Board) during a calendar year and the cash fees paid to such non-employee director during the same calendar year to $500,000 and $1,000,000 for the Chairman of the Board; and (vi) it updates the rate of tax withholding allowed on awards granted under the Plan in a manner consistent with applicable accounting rules.

We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.
Potential Dilutive Impact of the First Amendment
Burn Rate Analysis. The Compensation Committee approved and recommended that the Board approve the First Amendment, which would increase the number of available shares of common stock by 6,000,000 to 7,747,316 shares, after accounting for 2019 equity grants of an aggregate of 1,448,207 shares, based on its analysis that this amount will be sufficient to cover awards for at least three years depending on the price of our common stock at the time of actual grants. The Board subsequently approved the First Amendment, subject to approval by our stockholders.
In determining the amount of additional shares to be authorized, the Compensation Committee and the Board considered the historical amounts of equity awards the Company has granted in the past five years under the Plan following its adoption. In fiscal years 2015, 2016, 2017, 2018 and 2019, the Company granted equity awards representing a total of approximately 895,448 shares, 1,649,570 shares, 1,452,103 shares, 1,718,132 shares and 1,448,207 shares, respectively. Using prior grants under the Plan, the Company calculated its three-year weighted average equity share usage at 0.90% for the three-year period ended 2018, prior to the awards in March of 2019. The Company also calculated its burn rate pursuant to proxy advisory firm Institutional Shareholder Services, Inc.’s (“ISS”) methodology which applies a multiple of three to each full-value share granted. The three year average ISS burn rate in 2018 was 2.24%, which was well below the ISS burn rate benchmark guideline of 3.8% for our four-digit Global Industry Classifications Standard industry group. The Compensation Committee intends to manage Covanta’s burn rate and, in connection with that, believes the 6,000,000 shares of common stock for which stockholder approval is being sought for the first time in five years, represents an appropriate increase at this time.

The following table provides detailed information regarding our equity compensation activity for the prior three years ended December 31:

	2018	2017	2016
Number of options granted	0	0	0
Number of shares of time-based restricted stock/RSUs granted to employees	1,208,711	892,452	1,189,701
Number of shares of restricted stock/RSUs granted to directors	123,957	119,581	69,141
Number of performance-based equity awards realized	0	0	0
Total Share Usage	3,331,670	2,530,083	2,861,125
Weighted-average number of shares outstanding (000’s)	130,038	129,512	129,125
Burn Rate (options, restricted stock, RSUs, director stock and realized performance-based shares)	2.56%	1.95%	2.22%

	2018	2017	2016
Target performance-based awards granted	385,464	440,070	390,728
Performance-based awards realized*	0	0	0

* Realized performance-based awards reflect awards granted in 2013, 2014 and 2015 with performance periods ending in 2016, 2017 and 2018 respectively. Performance-based awards granted in 2016 vested at 39% of target and awards granted in 2017 and 2018 are still within their respective performance periods.
Overhang Analysis. In setting the amount of additional shares to be subject to the Plan, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. As of March 18, 2019, awards covering an aggregate of 3,664,180 shares of common stock were outstanding under the Plan and 1,747,316 shares of common stock were remaining available for issuance under the Plan prior to the proposed increase. Accordingly, our outstanding awards and shares available for issuance under all equity plans, consisting of approximately 1,747,316 million shares of common stock (commonly referred to as the “overhang”), represented approximately 4.1% of our outstanding shares of common stock as of March 18, 2019. If stockholders approve the Plan, an additional 6,000,000 shares will be available for future grants, which will bring the total overhang to approximately 8.7%, which we believe is within industry norms and below the median of our peer group.
The following table provides certain additional information regarding total awards outstanding as of the dates indicated:

	As of
	December 31, 2018	March 18, 2019
Number of outstanding options	25,000	25,000
Exercise Price of options	$20.58	$20.58
Remaining term of outstanding options	5.52 years	5.30 years
Number of outstanding full-value awards under the Plan	3,725,617	3,639,180
Shares available under the Plan	2,955,797	1,747,316

As of March 18, 2019
Total number of shares of common stock outstanding	131,175,323
Per-share closing price of common stock as reported on NYSE	$17.29

Projected Equity Award Grants. While the terms of the Plan specify the maximum number of shares of common stock that may be subject to awards under the Plan, the actual grant of awards to employees (including officers) and directors will continue to be subject to the Compensation Committee’s and the Board’s business judgment and discretion. As evidenced by our low burn rate (as defined by ISS policy guidelines) since the adoption of the Plan in 2014 and the fact that we have not sought to authorize and increase in shares of common stock since the adoption of the Plan in 2014, the Compensation Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our stockholders. The Compensation Committee, through its independent advisors, has also conducted a competitive assessment of our long-term equity awards, including a fair value transfer analysis that measured the aggregate cost of long-term equity awards as a percent of market capitalization and revenue to confirm the appropriateness and judiciousness in making such awards. However, as the Plan does not contemplate the amount or timing of specific equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards. Based on the foregoing, the Compensation Committee and the Board believe that the First Amendment to the Plan, which represents an increase of 6,000,000 shares of common stock above the shares of common stock remaining available as of March 18, 2019 under the Plan, is in the best interests of stockholders and appropriate at this time.
Criteria Relied Upon for Equity Award Grant Decisions
In making its decisions regarding equity award grants, the Compensation Committee generally considers the scope of the potential grantee’s responsibility at the Company, the relative internal value to the Company of the position, the potential grantee’s experience, past performance, and expected future contributions to the Company, the need to attract or retain the particular potential grantee, and, in the case of executive officers, peer group data provided by the Compensation Committee’s independent consultant. The Compensation Discussion and Analysis in this Proxy Statement describes in further detail the criteria and measures used by the Compensation Committee in making equity award grant determinations for our Named Executive Officers in 2018. These determinations are in turn submitted by the Compensation Committee to the Board for ratification. The Compensation Committee and Board intend to continue to consider the Company’s equity expenditures in a manner that effectively attracts, retains, and motivates individuals to achieve long-term value creation in line with the interests of our stockholders.
Our Security Ownership Guidelines
Stockholders should also consider the Company’s security ownership guidelines that define ownership expectations for directors and certain executive officers. We believe that our directors and executive officers should have a significant financial stake in the Company to encourage alignment of their interests with those of our stockholders. Please see our discussion of security ownership guidelines for our officers in the Compensation Discussion and Analysis in this Proxy Statement. The Company’s security ownership guidelines contemplate that executive officers should hold Company securities equal in value to four times base salary (for our Chief Executive Officer), three times base salary (for Executive Vice Presidents), two times base salary (for Senior Vice Presidents) or one times base salary (for Vice Presidents). The Compensation Committee annually reviews each executive officer’s progress toward meeting the stock ownership guidelines. The Company’s security ownership guidelines also contemplate target ownership levels for our non-employee directors of five times the annual cash retainer fee to be paid to directors, and a requirement that any sales must be for no more than 50% of existing holdings unless and until such ownership guideline is met. Directors are given five years to reach their target ownership levels and credit is given for unvested restricted stock holdings toward individual targets

Highlights of the Plan as amended by the First Amendment
The Board recommends that our stockholders approve the First Amendment because it believes that employee and non-employee director ownership in the Company serves the best interests of all stockholders by promoting a focus on long-term increase in stockholder value and that the other Changes to the Plan promote best practices in the administration of the Plan. The Plan permits the Company to take a flexible approach to its equity awards by permitting the grant of restricted stock, restricted stock units, stock options, stock appreciation rights, performance awards and other stock awards. We have also designed the Plan to include a number of provisions that we believe promote best practices by reinforcing the alignment of equity compensation arrangements for non-employee directors, officers, and employees and stockholders’ interests. These provisions include, but are not limited to, the following:
No Discounted Awards. Awards that have an exercise price cannot be granted with an exercise price less than the fair market value on the grant date.
No Repricing Without Stockholder Approval. We cannot, without stockholder approval, reduce the exercise price of an award (except for adjustments in connection with a Company recapitalization), and at any time when the exercise price of an award is above the market value of our common stock, we cannot, without stockholder approval, cancel and re-grant or exchange such award for cash, other awards or a new award at a lower (or no) exercise price.

No Payment of Dividends on Unvested Awards. We will not pay dividends to holders of restricted stock or dividend equivalent awards to holder of restricted stock units until vesting of the underlying awards.
No Evergreen Provision. There is no evergreen feature under which the shares of common stock authorized for issuance under the Plan can be automatically replenished. No Automatic Grants. The Plan does not provide for “reload” or other automatic grants to recipients.
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.
No Tax Gross-Ups. The Plan does not provide for any tax gross-ups.
Clawbacks. Awards based on the satisfaction of financial metrics that are subsequently reversed due to a restatement or reclassification are subject to forfeiture.
Limitations on Director Compensation.  The Plan revises limitations on non-employee director compensation, including the Chairman of the Board, to cover both equity and cash compensation payable in any calendar year.
Plan Principal Features as amended by the First Amendment
The principal features of the Amended Plan are summarized below. This summary is not complete, however, and is qualified by the terms of the Amended Plan. A copy of the original Plan is attached to this proxy statement as Appendix A and the First Amendment is attached as Appendix B hereto.
Shares Available Under the Plan
Upon approval by the stockholders of the First Amendment, the maximum aggregate number of shares of common stock available for issuance under the Amended Plan will be 13,015,817. As of March 18, 2019, a total of 1,747,316 shares of common stock remain available for future grant under the Plan which would be increased to 7,747,316 shares of common stock upon approval by the stockholders of the First Amendment. Shares subject to an award may be authorized but unissued, or reacquired shares of common stock or treasury shares. If an award of performance shares, restricted stock or restricted stock units under the Amended Plan is forfeited, the unissued shares which were subject to the award will become available for future grant under the Amended Plan, as will any shares from such awards that are withheld for taxes by the Company. However, shares that are subject to a stock option or stock appreciation right will not be added to the shares available for future grant under the Amended Plan, even if the shares are covered by a stock appreciation right or stock option that is partially or completely forfeited or unexercised or the shares are withheld to cover the exercise price or tax withholding obligations upon exercise. Further, shares that have actually been issued under the Amended Plan will not be returned to the Amended Plan and will not be available for future distribution under the Amended Plan.
Plan Administration
The Plan is administered by the Compensation Committee of the Board. The Compensation Committee has the exclusive authority, subject to the terms and conditions set forth in the Plan, to determine all matters relating to awards under the Plan, including the selection of individuals to be granted an award, the type of award, the number of shares of common stock subject to an award, and all terms, conditions, restrictions and limitations, if any, including, without limitation, vesting, acceleration of vesting, exercisability, termination, substitution, cancellation, forfeiture, or repurchase of an award and the terms of any instrument that evidences the award. The Compensation Committee may, however, authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Compensation Committee, or delegate to an officer the authority to make certain decisions under the Plan.
Term
The First Amendment to the Plan will become effective upon the approval of the Company’s stockholders. The Plan became effective upon the approval of the Company's Stockholders on May 8, 2014 and shall continue in effect for a term of 10 years, unless sooner terminated pursuant to its provisions.
Eligibility
Awards under the Amended Plan may be granted to employees (including officers) and directors of the Company, its subsidiaries and affiliates. In addition, an award under the Amended Plan may be granted to a person who is offered employment by the Company or a subsidiary or affiliate of the Company, provided that such award shall be immediately forfeited if such person does not accept such offer of employment within an established time period. If otherwise eligible, an employee or director who has been granted an award under the Amended Plan may be granted other awards. While there are currently approximately 350 individuals who are eligible to receive awards under the Amended Plan, it is not possible to estimate the number of additional individuals who may become eligible to receive awards under the Amended Plan from time to time.

Limitations on Awards Granted to Recipient
If the First Amendment is approved, no recipient under the Amended Plan may be granted (i) stock options or stock appreciation rights during any 12-month period with respect to more than 1,000,000 shares, (ii) restricted stock awards, restricted stock units or performance shares that are denominated in shares of common stock and intended to meet the “qualified performance-based” compensation exception under Section 162(m) under the Tax Code under which more than 500,000 shares may be earned during a 12-month vesting or performance period or (iii) performance units that are intended to meet the “qualified performance-based” compensation exception under Section 162(m) of the Tax Code and are denominated in cash under which more than $5.0 million may be earned for each 12 months in the performance period. Each of these limitations shall be multiplied by two with respect to awards granted to a recipient during the first calendar year of employment. If any award (or portion of an award) is canceled during such calendar year, the shares of common stock subject to the cancellation will count toward these limits.
In addition, if the First Amendment is approved, during any calendar year the sum of the aggregate grant date value of awards granted and the cash fees paid to (i) a non-employee director, other than the Chairman of the Board, shall be limited to $500,000 and (ii) the Chairman of the Board shall be limited to $1,000,000.
Awards
The Amended Plan is broad-based and flexible, providing for awards to be made in the form of (a) restricted stock and restricted stock units, (b) incentive stock options, which are intended to qualify under Section 422 of the Tax Code, (c) non-qualified stock options, which are not intended to qualify under Section 422 of the Tax Code, (d) stock appreciation rights, (e) performance awards, (f) performance shares, (g) performance units or (f) other stock-based awards which relate to or serve a similar function to the awards described above. Awards may be made on a standalone, combination or tandem basis. Additional information about some of the awards is set forth below.
Restricted Stock and Restricted Stock Units
Awards of Restricted Stock and Restricted Stock Units. Awards of restricted stock are shares of common stock awarded to the recipient, all or a portion of which are subject to a restriction period set by the Committee during which restriction period the recipient shall not be permitted to sell, transfer or pledge the restricted stock. Restricted stock units are notional accounts that are valued solely by reference to shares of common stock, subject to a restriction period set by the Committee and payable in common stock, cash or a combination thereof. The restriction period for both restricted stock and restricted stock units may be based on period of service, performance of the recipient or the Company, subsidiary, division or department for which the recipient is employed or such other factors as the Committee may determine.
Rights as a Stockholder. Subject to any restrictions set forth in the award agreement, a recipient of restricted stock will possess all of the rights of a holder of common stock of the Company, including the right to vote and receive dividends. Cash dividends on the shares of common stock that are the subject of the restricted stock award shall be paid in cash to the recipient and may be subject to forfeiture as set forth in the award agreement. The recipient of restricted stock units shall not have any of the rights of a stockholder of the Company; the Committee shall be entitled to specify with respect to any restricted stock unit award that upon the payment of a dividend by the Company, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the restricted stock units had they been converted into the same number of shares of common stock and held by recipient on that date. Upon adjustment and vesting of the restricted stock unit, any cash payment due with respect to such dividends shall be made to the recipient.
Termination of Employment or Director Relationship. Generally, upon termination of employment or a director relationship for any reason during the restricted period, the recipient will forfeit the right to the shares of restricted stock or restricted stock units to the extent that the applicable restrictions have not lapsed at the time of such termination.
Stock Options
Types. Stock options may be granted under the Amended Plan to non-employee directors in the form of non-qualified stock options and to employees in the form of incentive stock options or non-qualified stock options.
Exercise Price. The per share exercise price for shares underlying stock options will be determined by the Compensation Committee, provided that the exercise price must be at least equal to 100% of the fair market value per share of common stock on the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company, the per share exercise price must be at least equal to 110% of the fair market value per share of common stock on the date of grant.
Term of Option; Vesting. The term during which a stock option may be exercised will be determined by the Compensation Committee, provided that no stock option will be exercisable more than 10 years from the date of grant. In the case of an incentive stock option granted to an employee who, at the time of grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries, the term of such stock option may not be more than five years. The Compensation Committee has full authority, subject to the terms of the Amended Plan, to determine the vesting period or limitation or waiting period with respect to any stock option granted to a participant or the shares purchased upon exercise of such option. In addition, the Compensation Committee may, for any reason, accelerate the exercisability of any stock option.
Other Awards
Stock Appreciation Rights. The Compensation Committee may grant to an employee or a director a right to receive the excess of the fair market value of shares of the Company’s common stock on the date the stock appreciation right is exercised over the fair market value of such shares on the date the stock appreciation right was granted. Such spread may, in the sole discretion of the Compensation Committee, be paid in cash or common stock or a combination of both.
Performance Awards. The Compensation Committee may grant performance awards to employees based on the performance of a recipient over a specified period. Such performance awards may be awarded contingent upon future performance of the Company or its affiliates or subsidiaries during that period. A performance award may be in the form of common stock (or cash in an amount equal to the fair market value thereof) or the right to receive an amount equal to the appreciation, if any, in the fair market value of common stock over a specified period. Performance awards may be paid, in the Compensation Committee’s discretion, in cash or stock or some combination thereof. Each performance award will have a maximum value established by the Compensation Committee at the time the award is made. Unless otherwise provided in an award or by the Compensation Committee, performance awards terminate if the recipient does not remain an employee or director of the Company, or its affiliates or subsidiaries, at all times during the applicable performance period.
Other Stock-Based Awards. The Compensation Committee may, in its discretion, grant other stock-based awards which are related to or serve a similar function to the awards described above.
Material Terms of Performance Goals for Qualified Performance-Based Compensation
Prior to enactment of the Tax Cuts and Jobs Act, under Section 162(m) of the Tax Code, in order for the Company to deduct compensation in excess of $1,000,000 that was paid in any year to any “covered employee,” such compensation had to be treated as “qualified performance-based,” within the meaning of Section 162(m) of the Tax Code. The “qualified performance-based” compensation exception to the deduction limitation on compensation in excess of $1,000,000 was eliminated by the Tax Cuts and Jobs Act, except for compensation provided under a written binding contract which was in effect on November 2, 2017 and was not materially modified on or after such date (a “grandfathered award”).
Prior to enactment of the Tax Cuts and Jobs Act, a “covered employee” was defined under Section 162(m) of the Tax Code as a company’s principal executive officer or any of such company’s three other most highly compensated executive officers named in the proxy statement (other than the principal executive officer or principal financial officer). Following enactment of the Tax Cuts and Jobs Act, the definition of “covered employee” includes the principal executive officer or principal financial officer or any of such company’s three other most highly compensated executive officers named in the proxy statement. Further, if an individual is considered a covered employee at any time during a tax year after 2016, he or she will generally remain a covered employee permanently.
Section 7 of the original Plan sets forth the procedures that applied before enactment of the Tax Cuts and Jobs Act to avoid the deductibility limitations of Section 162(m) of the Tax Code when making long-term incentive performance awards under the original Plan to covered employees. However, there can be no guarantee that amounts payable under the Amended Plan that are intended to constitute grandfathered awards will be treated as “qualified performance-based” compensation and the Company reserves the flexibility to pay non-deductible compensation when necessary to achieve our compensation objectives.
Among other things, in order for a grandfathered award under Section 7 of the Amended Plan to continue to be treated as “qualified performance-based” compensation that is not subject to the $1,000,0000 cap, stockholder approval of the material terms of the performance goals is required at least every five years. The material terms include the employees eligible to receive the compensation, a description of the performance criteria and the maximum amount of compensation that may be paid to any one employee. A description of the material terms for qualified performance-based compensation in the Amended Plan follows.
Employees Eligible to Receive Compensation. A performance-based award under the Amended Plan may be granted to employees (including officers) of the Company, its subsidiaries and affiliates. In addition, a performance-based award may be granted to a person who is offered employment by the Company or a subsidiary or affiliate of the Company, provided that such award shall be immediately forfeited if such person does not accept such offer of employment within an established time period.
Performance Criteria. When making an award under the Amended Plan the Compensation Committee may designate the award as “qualified performance-based compensation” which means that performance criteria must be satisfied in order for an employee to be paid the award. Qualified performance-based compensation may be made in the form of restricted stock, restricted stock units, stock options, performance shares, performance units or other stock equivalents. Section 7 of the Amended Plan includes the performance criteria for a “qualified performance-based compensation” award which shall consist of objective tests based on one or more of the following:

•	earnings;

•	operating profits (including measures of earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement as “EBITDA”, or adjusted EBITDA);

•	free cash flow or adjusted free cash flow;

•	cash from operating activities;

•	revenues;

•	net income;

•	financial return ratios;

•	market performance;

•	stockholder return and/or value;

•	net profits;

•	earnings per share;

•	profit returns and margins;

•	stock price;

•	stock price compared to a peer group of companies;

•	working capital;

•	capital investments;

•	returns on assets;

•	returns on equity;

•	returns on capital investments;

•	selling, general and administrative expenses;

•	discounted cash flows;

•	productivity;

•	expense targets;

•	market share;

•	cost control measures;

•	strategic initiatives;

•	changes between years or periods that are determined with respect to any of the above-listed performance criteria;

•	net present value; and

•	economic profit.
Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, on specific capital projects or groups of projects or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of one or more peer groups of entities or other external measure of the selected performance criteria. The measure for any such award may include or exclude items to retain the intents and purposes of specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, acceleration of payments, costs of capital invested, discount factors, and any unusual or nonrecurring gain or loss. In order for a grandfathered to qualify as performance-based under Section 162(m) of the Tax Code, the performance criteria had to be established before 25% of the performance period elapsed and could not be subject to change.
Other Provisions
Termination, Amendment and Employee Retirement Income Security Act of 1974 ("ERISA") Status. The Amended Plan provides that the Board may generally amend, alter, suspend or terminate the Amended Plan and the Compensation Committee may prospectively or retroactively amend any or all of the terms of awards granted under the plan, so long as any such amendment does not impair the rights of any recipient without the recipient’s consent. Stockholder approval is required for any material Amended Plan amendment or any amendment necessary to comply with the Tax Code or any other applicable laws or stock exchange requirements. The Plan is not subject to the provisions of ERISA.
Antidilution Provisions. Subject to any required action by the stockholders of the Company, the number of shares of common stock covered by each outstanding award (and the purchase or exercise price thereof), and the number of shares of common stock which have been authorized for issuance under the Plan but as to which no awards have yet been granted (or which have been returned to the Plan upon cancellation or expiration of an award or the withholding of shares by the Company) will be proportionately adjusted to prevent dilution or enlargement of rights in the event of any stock split, stock dividend, combination or reclassification of the common stock or other relevant capitalization change.
Prohibition on Loans to Participants. The Company may not lend money to any participant under the Amended Plan for the purpose of paying the exercise or base price associated with any award or for the purpose of paying any taxes associated with the exercise or vesting of an award.

Withholding Obligations. The Company may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind which the Company is required by any law or regulation of any governmental authority to withhold in connection with any award under the Plan, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of common stock to be issued under the Plan, until such time as the recipient has paid the Company for any amount which the Company is required to withhold with respect to taxes. Unless otherwise determined by the Compensation Committee, withholding obligations may be settled with vested common stock, including vested common stock that is part of the award that gives rise to the withholding requirement. The Compensation Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with vested common stock.
New Plan Benefits Table
The benefits under the Amended Plan that will be received by or allocated to participants are not currently determinable. Such awards are within the discretion of the Compensation Committee, and the Compensation Committee has not determined future awards or who might receive them. Information about awards granted in 2018 under the original Plan to our named executive officers can be found in the table under the heading “Grants of Plan-Based Awards - 2018” in this proxy statement. Information about awards granted in 2018 under the original Plan to our non-employee directors can be found in the section titled “Compensation of the Board” in this proxy statement.
Certain Federal Income Tax Consequences
The following is a brief summary of the principal federal income tax consequences of the receipt of restricted stock and restricted stock units, the grant and exercise of stock options awarded under the Plan and the subsequent disposition of shares acquired upon such exercise and the receipt of certain other awards under the Plan. This summary is based upon the provisions of the Tax Code as in effect on the date of this proxy statement, current regulations adopted and proposed thereunder and existing judicial decisions, as well as administrative rulings and pronouncements of the Internal Revenue Service (all of which are subject to change, possibly with retroactive effect). This summary is not intended to be exhaustive and does not describe all federal, state or local tax laws. Furthermore, the general rules discussed below may vary, depending upon the personal circumstances of the individual holder. Accordingly, participants should consult a tax advisor to determine the income tax consequences of any particular transaction.
Taxation of Restricted Stock. In general, except in the case of an election under Section 83(b) of the Tax Code, a participant will not incur any tax upon the grant of shares of stock which are subject to a substantial risk of forfeiture. However, when the restrictions lapse or the shares become freely transferable, the participant will recognize ordinary income equal to the fair market value of the applicable shares at such time less the amount, if any, paid for such shares, unless the participant has made a Section 83(b) election with respect to such shares or has elected to defer receipt of such shares, as discussed below.
If a participant makes a Section 83(b) election within 30 days of a grant of restricted stock, the participant will recognize ordinary income at the time of grant in an amount equal to the difference between the fair market value of the restricted shares on the grant date and the amount, if any, paid for such restricted shares. If the participant makes such an election, he or she will not recognize any further income with respect to such shares solely as a result of a later lapse of the restrictions.
If a participant holds the restricted stock as a capital asset after the earlier of either (1) the vesting of such restricted stock or (2) the making of a timely Section 83(b) election with respect to such restricted stock, any subsequent gain or loss will be taxable as long-term or short-term capital gain or loss, depending upon the holding period. For this purpose, the basis in the restricted stock generally will be equal to the sum of the amount (if any) paid for the restricted stock and the amount included in ordinary income as a result of the vesting event or Section 83(b) election, as applicable; provided, however, that, if a participant forfeits restricted stock with respect to which a Section 83(b) election was made prior to vesting, the participant’s capital loss is limited to the amount (if any) paid for such restricted stock.
In general, at the time a participant recognizes ordinary income with respect to the restricted stock, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant, which deduction may be limited by Section 162(m) of the Tax Code.
Taxation of Restricted Stock Units; Stock Appreciation Rights; Performance Shares and Performance Units. In general, a participant will not incur any tax upon the grant of either restricted stock units, stock appreciation rights, performance shares or performance units. However, when the restrictions lapse, the participant will recognize ordinary income in an amount equal to the sum of the cash and the fair market value of any property received at the time received.
Taxation of Non-Qualified Stock Options. In general, a participant will not recognize any income upon the grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, however, a participant generally will recognize ordinary income in an amount equal to the excess of the fair market value of the non-qualified option stock on the date of exercise over the exercise price (i.e., the “spread”) and the Company will be entitled to a deduction in an equal amount, which may be limited by Section 162(m) of the Tax Code.

Upon subsequent sales of shares obtained through the exercise of non-qualified stock options, the participant may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, if such shares constitute capital assets in the participant’s hands. The gain or loss will be measured by the difference between the sales price and the tax basis of the shares sold. The tax basis for this purpose generally will be the sum of the exercise price and the amount of ordinary income recognized by the participant as a result of exercise.
Taxation of Incentive Stock Options. A participant who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the participant to the alternative minimum tax. If the shares acquired upon exercise are sold after the expiration of two years from the grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. If these holding periods are not satisfied, the participant recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (1) the fair market value of the shares at the date of the option exercise or (2) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Unless limited by section 162(m) of the Tax Code, the Company is generally entitled to a deduction in the same amount as the ordinary income recognized by the participant.
Taxation of Other Stock Based Awards. Other awards may be granted under the Plan. Since the amount, character and timing of income recognized in connection with such awards will vary depending upon the specific terms and conditions of such awards, no information regarding the tax consequences of the receipt of such awards may be provided at this time.
Tax Withholding. The obligations of the Company under the Plan are conditioned upon proper arrangements being in place with participants in the Plan for the payment of withholding tax obligations. Unless otherwise determined by the Compensation Committee, withholding tax obligations may be settled with shares of common stock, including shares that are part of the award that gives rise to the withholding obligation.
The Board recommends that you vote “FOR” the approval of the First Amendment to the Plan. Proxies solicited by the Board will be voted “FOR” the approval of the First Amendment to the Plan unless instructions to the contrary are given.

PROPOSAL NO. 4
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. At our last annual meeting, approximately 80% of our stockholders voted “FOR” an advisory vote approving the compensation of our named executive officers.
As described in detail under “Executive Compensation - Compensation Discussion and Analysis” below, the objective of compensation arrangements with our named executive officers is to motivate and reward them for creating long-term stockholder value by effectively operating our existing business and executing our strategic growth initiatives. Our compensation programs are broad-based and do not include either tax reimbursements or perquisites for our executive officers. The compensation structure for named executive officers was designed to ensure that a significant portion of compensation opportunities are “at risk” and directly related to performance metrics reflecting alignment with stockholder value creation, while also rewarding operating performance and financial performance. At the same time, these incentives incorporate structural limits to prevent excessive leverage and risk-taking.
We believe that our executive compensation program reflects our performance and aligns the pay of our executive officers, including our named executive officers, with the long-term interests of our stockholders. We have consistently maintained a pay-for-performance philosophy where operational performance, as reflected in our Adjusted EBITDA, Free Cash Flow per share, and total stockholder return (“TSR”) must be demonstrated in order for compensation to be realized.
While it remains a fundamental philosophy and purpose that we align the interests of our stockholders and management and that we pay for performance, it is also essential that we properly incentivize the desired performance and retain our officers and employees. In reviewing the effectiveness of our long-term equity incentive plan, we noted that the prior practice of measuring our relative TSR performance against several stock indices for our performance-based equity awards did create effective incentives or alignment between management and our stockholders and with the advice of our independent compensation consultants in 2016 and 2017 we focused on the critical internal financial performance measure of Free Cash Flow in our equity compensation arrangements. As a result, performance-based equity awards under the long-term incentive plan in 2016 and 2017 were granted in the form of restricted stock unit awards vesting after a three-year performance period based solely upon cumulative Free Cash Flow per share over such performance period. Our Compensation Committee viewed this as an effective metric to measure growth and development of the Company’s business and operations as well as providing an appropriate incentive and internal financial performance measure for us to continue to generate sufficient cash flow to enable us to better support our strategic and financial objectives, including funding growth and development investments and returning capital to our stockholders in the form of dividends.
In response to stockholder comments stressing the importance of retaining a direct connection between our common stock’s performance and the compensation realized by our executive officers, the Compensation Committee determined to incorporate a relative TSR performance metric alongside our continuing financial metric of cumulative Free Cash Flow per share. Accordingly, beginning in 2018, 50% of our performance-based equity awards were based upon cumulative Free Cash Flow per share tied to internal operating goals and 50% were based upon external TSR metrics comparing our TSR performance against the companies in our customized peer group that are also used for benchmarking senior executive compensation levels. The methodology that we applied in developing our customized peer group and its constituent companies are described below in the Compensation Committee’s Compensation Discussion and Analysis.
Therefore, we believe that the long-term incentive compensation opportunities awarded to our named executive officers in 2018 continues to reflect our strong commitment to paying for performance while effectively aligning the interests and incentives of management and our stockholders.
Our performance in 2018 was not only highlighted by record safety and operational performance, with Adjusted EBITDA of $457 million at the high end of the Company’s guidance to the market, but also by continued strategic developments in our United Kingdom development pipeline with Green Investment Group (“GIG”) that has well-positioned our stockholders to benefit in the long run. As described in more detail below in “Executive Compensation - Compensation Discussion and Analysis,” we:

•
successfully executed on our strategic partnership with GIG, including a strong first full year of operations at our new Dublin EfW facility and the sale of a 50% interest in our Dublin project to GIG, providing us with gross proceeds of approximately $167 million, to fund our joint UK pipeline and reducing our go-forward development expense and risk;

•	closed on our second EfW development project with GIG and positioned three other UK EfW projects with GIG for financial close during 2019;

•
added two EfW facilities in Palm Beach County, Florida in connection with the acquisition of the Palm Beach Resource Recovery Corporation, which holds long-term contracts to operate and maintain the facilities;

•	reached agreements to extend and improve the terms of several long-term contracts in 2018 and commenced a facility optimization program; and

•
refinanced more than $2 billion in debt and extended the tenor of a portion of our long-term debt and issued $335 million of new tax exempt bonds with a lower weighted average coupon to refinance outstanding tax exempt bonds of the same amounts and maturities.

These actions, along with continued organic growth and continuous improvement, put the Company in a strong position for future growth and development. Accordingly, in order to compensate and reward our named executive officers for these strategic accomplishments for the benefit of all stockholders, we continued to move the compensation of our named executive officers toward the market median with an emphasis on performance-based equity compensation arrangements.
In deciding how to vote on this proposal, we urge our stockholders to read the section entitled “Executive Compensation - Compensation Discussion and Analysis” in this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the “Summary Compensation Table For The Year Ended December 31, 2018” and other related compensation tables and narrative, which provide detailed information on the compensation of our named executive officers.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, the Board or the Compensation Committee. However, we value the opinions expressed by our stockholders and the Board and the Compensation Committee will take the results of the vote into account in future compensation decisions.
We ask our stockholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table For The Year Ended December 31, 2018 and the other related tables and disclosure.”

The Board recommends that you vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement. Proxies solicited by the Board will be voted “FOR” the approval of the compensation of our named executive officers unless instructions to the contrary are given.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Executive Summary and Overview
 The following Compensation Discussion and Analysis (“CD&A”) should be read in conjunction with the compensation tables beginning on page 49. This CD&A details the decisions regarding our compensation programs and practices as they relate to our named executive officers, who in 2018 were as follows:

•	Stephen J. Jones, President and Chief Executive Officer

•	Bradford Helgeson, Executive Vice President and Chief Financial Officer

•	Derek Veenhof, Executive Vice President, Asset Management

•	Michael J. de Castro, Executive Vice President, Supply Chain

•	Timothy J. Simpson, Executive Vice President, General Counsel and Secretary

Executive Summary
 We are one of the world’s largest owners and operators of infrastructure for the conversion of waste to energy (known as “energy-from-waste” or “EfW”), as well as other waste disposal and renewable energy production businesses. EfW serves two key markets as both a sustainable waste management solution that is environmentally superior to landfilling and as a source of clean energy that reduces overall greenhouse gas emissions and is also considered renewable under the laws of many states and under federal law. Our facilities are critical infrastructure assets that allow our customers, which are principally municipal entities, to provide an essential public service. Maintaining this reputation and continuing to position ourselves for future success requires high-caliber talent to protect and grow our business in support of our goal of producing superior financial returns for our stockholders.
We designed our executive compensation program with the following goals:

•
to align the interests of our stockholders and management by putting a significant portion of potential compensation “at risk” and tied to actual performance. Greater relative percentages of potential compensation are at risk for the most senior officers to reflect their levels of responsibility for our performance;

•
to provide a market competitive and internally equitable compensation and benefits package that reflects individual and company performance, job responsibilities and the strategic value of our market position and reputation;

•	to motivate and reward our senior management team for maintaining and creating long-term value by effectively operating our existing business and executing our strategic initiatives; and

•
to ensure retention, engagement, and motivation of our senior management team as productive long-term employees, who lead our strategic initiatives, effectively manage our businesses and related risks and drive financial performance.

Many of our named executive officers have extensive experience in the waste management and process industries. As a result, our named executive officers are especially knowledgeable about our business and our industry and thus particularly valuable to us and our stockholders as we continue to navigate challenging and dynamic market, economic and regulatory environments.
As set forth in the chart below, a significant percentage of the total compensation opportunity in 2018 to the Chief Executive Officer and the other named executive officers as a group was at risk and subject to the performance of the individual officer and the Company:

Chief Executive Officer
At Target - 2018 (1)

Other Named Executive Officers
At Target 2018 (1)

(1) Numbers may not add to 100% due to rounding.

We continue to promote a “pay-for-performance” philosophy in compensation and our actions have been consistent with this philosophy. For example, previous equity awards tied to total stockholder return (“TSR”) performance equity awards granted to executive officers in 2013, 2014 and 2015 did not vest at all in 2016, 2017 or 2018 because, following a steep decline in our stock price in 2015, our cumulative TSR on common stock lagged the relative benchmarks of the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index. As noted in the table below, the realized equity compensation earned by our named executive officers was zero for three consecutive years, substantially below the amounts reported at target levels in the Summary Compensation Tables in those years. When comparing reported performance-based compensation at target to realized performance-based compensation, it is clear that we have maintained an alignment of interests between management and our stockholders under our pay for performance philosophy.

Named Executive Officer	2013 Reported Performance-Based Equity Compensation	2016 Realized on vesting	2014 Reported Performance-Based Equity Compensation	2017 Realized on vesting	2015 Reported Performance-Based Equity Compensation	2018 Realized on vesting

Stephen J. Jones*	N/A	N/A	N/A	N/A	$900,469	$0
Bradford J. Helgeson	$180,082	$0	$350,002	$0	$365,254	$0
Derek Veenhof	$160,079	$0	$314,999	$0	$335,348	$0
Michael de Castro**	N/A	N/A	N/A	N/A	N/A	N/A
Timothy J. Simpson	$364,183	$0	$364,000	$0	$373,302	$0
* Mr. Jones was hired during 2015.
** Mr. de Castro was hired during 2015 and did not receive performance-based equity awards that year.
In addition, FCF Performance Awards granted in 2016 vested at 39% of target in March 2019 reflecting our cumulative Free Cash Flow per share over such period at levels less than target, and imputing for calculation purposes the cumulative Free Cash Flow per share produced by the Dublin EfW operated and controlled by the Company as if it was still wholly-owned by the Company consistent with assumptions when the awards were granted. This resulted in the following realized compensation in 2019 compared to the target amount reported in the 2016 Summary Compensation Table:

Named Executive Officer	2016 Reported Performance-Based Equity Compensation	2019 Realized on vesting
Stephen J. Jones	$1,208,951	$471,491
Bradford J. Helgeson	$400,203	$156,079
Derek Veenhof	$466,914	$182,097
Michael de Castro	$466,914	$182,097
Timothy J. Simpson	$506,925	$197,701

Further, when Adjusted EBITDA in 2015 did not reach the minimum threshold level for funding of the annual cash incentive compensation pool, executive officers did not receive any annual cash bonus payments in 2015.
In contrast, when strong operational performance was demonstrated in 2016, 2017 and 2018, Adjusted EBITDA, as adjusted, improved to 96% of target in 2016, 97% of target in 2017 and exceeded our targets in 2018 generating an Adjusted EBITDA, as adjusted, at 116% of target. Accordingly, in 2016 through 2018, our named executive officers realized cash incentive compensation awards approaching or exceeding the amounts reflected in the applicable Summary Compensation Tables as illustrated in the table below under Performance-Based Compensation -- Overall Performance on page 44 below.
Along with this strong operational performance, our TSR in 2018 exceeded the median of our customized peer group.
While “pay-for-performance” remains a fundamental and essential underlying philosophy in determining compensation for our named executive officers, we must also structure our compensation arrangements to provide appropriate incentives to drive performance and retain our key employees. Consequently, we continually monitor and re-evaluate our compensation structure and metrics. As part of our annual comprehensive review with our independent compensation consultants to ensure our compensation plans remained consistent with our philosophy while better achieving these goals, we have made a series of adjustments, including updating our customized peer group in 2017 to be more reflective of our current business model by reducing the prior concentration on utilities and including a more diversified group of publicly-held companies that more closely resemble our size and current business. The 15 companies comprising our 2018 customized group were in the following sub-industries: Environmental & Facilities Services; Steel; Renewable Electricity; Independent Power Producers & Energy Traders; Specialty Chemicals; Heavy Electrical Equipment; Semiconductors; and Electric Utilities. We also modified our annual cash incentive and performance equity award programs beginning in 2016 to better support our strategic and financial objectives in order to re-establish an effective alignment between our compensation program and our stockholders. As a result, from 2016 through 2018 we tied our annual cash incentive bonuses solely to Adjusted EBITDA. In response to stockholder comments emphasizing the importance of generating sufficient annual free cash flow to fund our dividend, beginning in 2019, for our executive officers, we will re-introduce Free Cash Flow per share tied to the annual amount of our dividends as an overlay to Adjusted EBITDA. Accordingly, the annual incentive cash compensation payable to our executive officers, as determined by Adjusted EBITDA, will be adjusted on a scale upward by up to 1.2x in the event that our Free Cash Flow per share exceeds our the annual amount of our dividend and correspondingly adjusted on a scale downward by up to 0.8x in the event that our Free Cash Flow per share is insufficient to fund the annual amount of our dividend.
The performance equity awards granted in 2016 and 2017, which comprised at least 60% of each executive officer’s target long-term incentive opportunity, were tied to cumulative Free Cash Flow per share, measured over a three year period. However, in response to investors’ expressed desire to tie equity incentive compensation to a relative TSR metric, beginning in 2018 we re-introduced a TSR component to our performance-based equity awards utilizing more commonly accepted vesting metrics and tied TSR performance to the relative TSR of our customized peer group of companies.
In addition, our programs support high standards of corporate governance. None of our officers have an employment agreement, nor are they entitled to receive tax reimbursements or gross ups. We maintain meaningful stock ownership guidelines for officers and non-employee directors, and our insider trading policy prohibits all employees, including officers and directors, from trading in derivatives or otherwise hedging the economic risk associated with our common stock.
2018 Performance Highlights
With strong EfW and profiled waste markets throughout 2018 together with record volumes of metals recoveries, and organic growth and continuous operational improvements offsetting lower energy and commodity prices, our financial performance reflected in our Adjusted EBITDA was at the high end of guidance ranges and market expectations. Adjusted EBITDA in 2018 of $457 million reflected a substantial improvement over Adjusted EBITDA of $408 million recorded in 2017. Free Cash Flow in 2018 was consistent with guidance and market expectations at $100 million, a decline from $132 million in 2017 reflecting the sale of a 50% interest in the Dublin EfW project. Adjusted EBITDA and Free Cash Flow are each non-GAAP financial measures, and are not intended as a substitute for other GAAP measures. Both Free Cash Flow and Adjusted EBITDA are used in our compensation programs and are presented in order to show the correlation between these financial measures and compensation to our named executive officers. We also use Free Cash Flow to assess and evaluate the overall performance of the Company’s business and to highlight trends in our overall business and we use Adjusted EBITDA to provide a more complete understanding of our business. For a reconciliation of Adjusted EBITDA and Free Cash Flow to the measures we believe to be the most directly comparable to those measures under GAAP, please see “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Results of Operations-Supplementary Financial Information-Adjusted EBITDA (Non-GAAP Discussion)” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity-Supplementary Financial Information-Free Cash Flow (Non-GAAP Discussion)” in our Annual Report on Form 10-K for the year ended December 31, 2018.
We also successfully accomplished a variety of strategic objectives in 2018, which included the following:

•	recorded the best safety and environmental performance in Company history;

•
successfully executed on our strategic partnership with GIG in Ireland and the UK, with tangible results in 2018, including a strong first full year of operations at our new Dublin EfW facility, the sale of a 50% interest in our Dublin project to GIG, providing us with gross proceeds of approximately $167 million, adding balance sheet flexibility to invest in our joint UK pipeline, and reducing our go-forward development expense and risk;

•	closed on our second EfW project with GIG, the Earls Gate project in Grangemouth Scotland, which commenced construction in the first quarter of 2019;

•	positioned three other UK EfW projects with GIG for financial close during 2019;

•
added two EfW facilities in Palm Beach County, Florida in connection with the acquisition of the Palm Beach Resource Recovery Corporation, which holds long-term contracts to operate and maintain these facilities, one of which is the newest and most advanced EfW facility in North America, and represent an incremental 1.7 million tons of additional annual processing capacity;

•
reached agreements to extend and improve the terms of several long-term contracts and commenced a facility optimization program with the goals of improving overall operating profit and cash flow from our portfolio, reducing risk, and focusing resources on our most profitable and strategically important businesses, which may include contract renegotiations, sales, or facility closures;

•
refinanced more than $2 billion in debt and extended the tenor of a portion of our long-term debt by amending and restating our credit facilities to extend maturity and increase our overall availability, issuing $400 million aggregate principal amount of senior notes due 2027 and redeeming $400 million of senior notes due 2022 and issuing $335 million of new tax exempt bonds with a lower weighted average coupon to refinance outstanding tax exempt bonds of the same amounts and maturities related to our facilities in New York and Massachusetts;

•
continued to expand our capabilities and client service offerings of our environmental services businesses in the United States and Canada through Covanta Environmental Services (“CES”), including expansions of our regulated medical and non-hazardous profiled waste businesses;

•	continued the growth of our CES offerings and customer base with same-store revenues growing 8% year over year;

•
began operating a mobile metals processing facility to supplement our regional metals processing facility, located in Pennsylvania, to process non-ferrous metals recovered at our EfW facilities, creating higher-value recycled metal products and expanding our potential end markets; and

•
advanced our continuous improvement initiative utilizing Lean Six Sigma methodologies and continued to advance our performance against a series of sustainability goals aligned with our business goals and mission.

2018 Compensation Highlights
Compensation Components
In order to create economic incentives to successfully implement our strategic and organic growth objectives, compensation for the named executive officers in 2018 consisted of the following components:

Component	Description/Purpose	How Amount Determined/ Performance Considerations	2018 Actions
Base Annual Salary	Attract and retain experienced executives by providing competitive foundational cash compensation.	Targeted at peer group median but noting that individuals may be positioned above or below the median based upon nature and levels of responsibility, experience and individual performance.	Base salaries for the named executive officers increased by 3.9% on average in 2018 to continue to bring compensation levels closer to our peer group median.
Annual Cash Incentives	Variable cash incentive to reward achievement of annual financial and strategic goals.	Based 100% upon Adjusted EBITDA. Minimum goals for Adjusted EBITDA must be achieved for any bonus to be funded.	Actual Adjusted EBITDA, as adjusted, performance in 2018 of $464.4 million compared to a target of $450 million resulting in a payout equal to 116% of target.

Performance- Based Equity Awards
Variable equity-based awards, with vesting directly tied 50% to cumulative Free Cash Flow per share performance (“FCF Performance Awards”) and 50% to relative TSR compared our customized peer group (“TSR Performance Awards”), each measured over a three year period.

Encourages current decisions that generate free cash flow to operate our business and sustain our dividend, promote long-term value creation for stockholders, and align the named executive officers’ interests with stockholders.

Encourages behavior to promote long-term value creation for stockholders relative to our peers and align the named executive officers’ interests with stockholders.

FCF Performance Awards, constituting 50% of performance-based equity awards granted in 2018 will vest three years after grant based upon our cumulative Free Cash Flow per share, with vesting at 100% of target at $3.00 according to the following table:

In March 2018, the Committee granted 60% of target equity-based long-term incentives for the named executive officers in the form of three year performance-based equity awards, with 50% tied to cumulative Free Cash Flow per share and 50% tied to relative TSR compared to our customized peer group.

*Payouts are linearly interpolated for performance between breakpoints.
TSR Performance Awards, constituting 50% of performance equity awards granted in 2018 will vest three years after grant based upon our relative TSR against our customized peer group, with vesting at 100% of target at the 50th percentile according to the following table:

*Payouts are linearly interpolated for performance between breakpoints with a payout cap of 100% of target if absolute TSR is negative and a payout cap of 400% of the result of the grant price multiplied by the target number of shares.

Time-Based Equity Awards
Shares of restricted stock units that vest pro-rata over a three year period and pay dividends (upon vesting).
Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.
Restricted stock units vest pro rata, upon continued employment, on each anniversary date with actual value determined by absolute stockholder returns during vesting period.
In March 2018, the Committee granted 40% of target equity-based long-term incentives for the named executive officers in the form of restricted stock units vesting pro rata over a period of three years based upon continued employment.

Retention Equity Awards	Shares of restricted stock units that vest at the end of a three year period. Encourages retention of key talent and aligns the named executive officers’ interests with stockholders.	Restricted stock units vest at the end of a three-year period conditioned upon continued employment with actual value determined by absolute stockholder returns during vesting period.	In March 2018, the Committee also granted retention equity awards to certain named executive officers vesting after a three-year period.

Compensation Philosophy and Objectives
The Compensation Committee believes that a significant portion of annual and long-term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short-term and long-term basis. The goal of our executive compensation programs is to provide our executive officers with compensation and benefits that are fair, reasonable and competitive in the marketplace. These programs are intended to help us attract and retain qualified executives and to provide rewards that are linked to performance and risk management while also aligning the interests of these individuals with those of our stockholders.
Our incentive programs are generally broad-based. While providing specifically tailored incentives for our senior leadership team, we have also retained our philosophy that in order to provide incentives across the organization, our benefits programs must be broadly available to our officers and management-level employees. Accordingly, approximately 350 employees, ranging from certain managers, engineers and supervisors in our facilities to our senior officers, participate in our long-term incentive plan and receive equity-based awards.
The Compensation Committee has the following objectives in designing the programs:
Performance
The compensation and benefits we offer to our named executive officers are structured to ensure that a significant portion of compensation opportunities are directly related to (a) our operating performance as reflected in our financial performance of Adjusted EBITDA, which is used in our cash incentive program for all eligible corporate officers and employees, including all named executive officers, (b) our financial performance over a multi-year period as reflected in our three-year cumulative Free Cash Flow per share, which is used in our performance-based equity awards, (c) our relative TSR compared to our customized peer group, which is used in our performance-based equity awards, and (d) our absolute TSR, which impacts the earned value of time-based and performance-based equity compensation.
The Compensation Committee also considers individual performance in exercising its discretion to award additional compensation to named executive officers.
Alignment
In order to align the interests of our named executive officers with our stockholders, a significant portion of total compensation each year is in the form of equity awards (e.g., in 2018, 60% for our Chief Executive Officer and 64% on average for our other named executive officers) and a very substantial majority of total annual compensation is performance-based (e.g., in 2018, 82% for our Chief Executive Officer and 80% on average for our other named executive officers).
As described in detail above under Executive Summary, although prior TSR performance-based equity awards granted in the years 2013 through 2015 did not vest in 2016 through 2018, the 2016 FCF Performance Awards vested at 39% in 2019 following the three-year performance period.
We also have had robust stock ownership guidelines for our officers, including our named executive officers. These guidelines create structural and objective means of assuring ownership and retention of shares of our common stock in value equal to a specified multiple of each officer’s base salary, increasing with levels of responsibility.

Retention
To promote retention of key talent, 40% of equity grants in 2018 were in the form of restricted stock awards earned on a pro rata basis over a period of three years, with vesting generally conditioned upon the employee’s continued employment with us on each vesting date. Special equity retention awards were also granted in 2018 to certain named executive officers other than our Chief Executive Officer, vesting after a three year period conditioned upon continued employment. Further, performance-based equity awards only vest after a period of three years, based upon our cumulative Free Cash Flow per share performance and relative TSR performance, which also promotes retention.
Competitiveness and Benchmarking
We offer total compensation packages at levels we believe are required to attract and retain qualified employees and officers, including named executive officers. In assessing appropriate levels of total compensation and benefits, the Compensation Committee uses a variety of benchmarking techniques and generally has compared our compensation levels to a market median. As a result of the change in our business profile over the past several years and the expansion of metals recycling and recovery efforts and other profiled waste solutions, as well as merger and acquisitions activity among the peer companies, the Compensation Committee, with the advice of its independent compensation consultants at Frederic W. Cook & Co. (“FW Cook”), created a new customized peer group for 2017 that reduced the prior concentration on utilities and included a more diversified group of publicly-held companies that more closely resemble our size and current business with the goal of placing the Company towards the median in terms of revenue, EBITDA, net income and market capitalization.
Customized Peer Group
Our customized peer group companies are within the following Global Industry Classification Standard (GICS) sub-industries: Environmental & Facilities Services; Steel; Renewable Electricity; Independent Power Producers & Energy Traders; Specialty Chemicals; Heavy Electrical Equipment; Semiconductors; and Electric Utilities. Accordingly, the peer group in 2018 was composed of the following 15 companies with (i) median annual revenues as of December 31, 2018 of $2,345 million; (ii) median EBITDA of $331 million; (iii) median net income of $110 million; (iv) median annual EBITDA margin of 16.0%; and (v) median market capitalization of $2,407 million.
The following table identifies the peer group companies along with their respective GICS sub-industry classifications:

GICS
Company	Sub-Industry
ALLETE	Electric Utilities
Babcock & Wilcox	Heavy Electrical Equipment
Calpine Corp. (1)	Indep. Power Prod. & Energy Traders
Casella Waste	Environmental & Facilities Services
Clean Harbors	Environmental & Facilities Services
Commercial Metals	Steel
First Solar	Semiconductors
HB Fuller	Specialty Chemicals
Ormat Technologies	Renewable Electricity
PNM Resources	Electric Utilities
Schnitzer Steel	Steel
Sims Metal Mgmt	Steel
Stericycle	Environmental & Facilities Services
US Ecology	Environmental & Facilities Services
Waste Connections	Environmental & Facilities Services
Covanta	Environmental & Facilities Services
(1) Peer group company median financial data derived from Standard & Poor’s Capital IQ and reflect adjustments by Standard & Poor’s intended to standardize information across companies. and excludes Calpine Corp. which was acquired in 2018. These adjustments may result in differences versus publicly reported financials as calculated in accordance with GAAP.

Role of Compensation Consultants
The Compensation Committee has periodically engaged independent compensation advisors at FW Cook to provide assistance and advice in carrying out its duties. Advisors from FW Cook, upon request by the Compensation Committee, have provided independent compensation advice on various aspects of executive compensation, including compensation payable to our executive officers and directors, reviewing compensation structures and recommendations presented by management, reviewing and assessing the Company’s share usage and related effect on stockholder dilution, reviewing our peer group and other compensation matters. FW Cook advisers took their direction solely from, and provided their reports solely to, the Compensation Committee. Billing by FW Cook was provided directly to, and approved for payment by, the Compensation Committee.
The current relationship with FW Cook is exclusive to the Compensation Committee and is consistent with formal written procedures to maintain the independence of this relationship. At the request of the Compensation Committee, FW Cook addressed and confirmed their independence in writing to the Compensation Committee and the Compensation Committee concluded that FW Cook was independent and did not create any conflict of interest.
 Use of Consultants in Analysis of 2018 Compensation Program
At the request of the Compensation Committee, FW Cook assisted the Compensation Committee in (i) evaluating and updating the Company’s customized peer group; (ii) providing a benchmark of compensation practices and levels against the Company’s customized peer group to assist the Committee in its evaluation of compensation for our named executive officers; and (iii) reviewing proposals for future incentive compensation program design, including metrics to best align the interests of management and the stockholders.
Annual Compensation Process
 Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer working with our Chief Human Resources Officer, no executive officers are involved in making recommendations for executive officer compensation. No officers are involved in determining director compensation. Following the review process, the Compensation Committee discusses the review process and compensation determinations with the non-management members of the Board, and approves the annual base salary, equity award grants, incentive cash award targets and financial metrics for the upcoming year and incentive cash awards for the prior year for the named executive officers.
Specifically, the Compensation Committee approves:

•	the targets for Adjusted EBITDA for the performance criteria of the annual cash incentive awards;

•	the form and amount or dollar value of equity awards; and

•	the vesting criteria, including any performance-based criteria, and vesting dates for equity awards.

In the first quarter of each year, the Compensation Committee reviews management’s recommendations and our historical pay and performance information. The Compensation Committee’s review includes approval of the value of restricted stock units and performance based equity award grants. It is generally the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Board of Directors meeting at which such awards are ratified by the non-management members of the Board of Directors upon the recommendation of the Compensation Committee, based upon the closing price of our common stock on the date of the award.
Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation program, and decide whether changes should be made in particular program components or whether special awards are appropriate or desirable during the current year or for future periods.
In 2018, the Compensation Committee used analysis of historic awards and tally sheets to assist in analyzing the named executive officers’ total compensation and various elements of their compensation and benefits, as well as potential payments in the event of a change in control. The tally sheets provided an additional macro level data point and long-term “check and balance” to the compensation process, which is typically more focused on the micro level and annual aspects of the individual components of compensation. The tally sheets also provided the Compensation Committee with information regarding the value of unvested outstanding equity awards for retention purposes and the wealth accumulation of our executive officers in the form of cumulative equity awards, the value of realized and unrealized awards and then current equity holdings. The Compensation Committee also examined equity wealth accumulation through its review of the named executive officers’ compliance with their respective stock ownership guidelines.

The Compensation Committee retains the authority to increase or decrease compensation based upon its review of tally sheets, and did note the impact of unrealized awards on overall compensation and accumulated wealth in 2018.
 Overview of 2018 Compensation Structure
In order to align the interests of management and stockholders, the components of compensation for our named executive officers are focused on measurable, objective financial performance measures that are important to our stockholders. Adjusted EBITDA, which the Company uses to assess short-term profitability, cost control and growth, was used as the sole financial performance measure used for awards under our annual cash incentive program. We used cumulative Free Cash Flow per share for 50% of our performance-based equity awards (the "FCF Performance Awards"), which measure the Company uses to assess the Company’s ability to continue to generate sufficient cash flow to enable the Company to sustain its practice of returning capital to its stockholders in the form of dividends.
As part of a new strategic partnership with GIG to significantly expand our EfW business in the United Kingdom and Ireland, in February, 2018 the Company sold a 50% interest in the Dublin EfW project to the joint venture with GIG, which effectively funded our initial combined pipeline of future development projects. The Company retained full operational control of the Dublin EfW facility under an operations and management contract. While these transactions were for the benefit of all of our stockholders as we create a platform to develop waste infrastructure projects, the Compensation Committee noted that the Free Cash Flow generated by the Dublin facility would no longer be consolidated and included in the cumulative Free Cash Flow per share as contemplated by the outstanding FCF Performance Awards granted in 2016 and 2017 and would materially and adversely impact the ability of our employees to earn their equity incentive compensation on outstanding FCF Performance Awards. Accordingly, in order to retain the equity and incentives of the outstanding performance-based equity awards, the Compensation Committee determined that it would equitably and mathematically adjust the determination of vesting levels under those outstanding equity awards for the remainder of the performance periods under such awards by adjusting the calculation of cumulative Free Cash Flow per share to impute the actual Free Cash Flow per share generated by the Dublin EfW facility as if the Dublin EfW facility was still wholly-owned by the Company, as contemplated by such awards when granted. Target vesting thresholds for cumulative Free Cash Flow per share in FCF Performance Awards granted in 2018 were adjusted to reflect the sale of the Dublin EfW facility with target vesting set at the current dividend level.
In response to stockholder comments and requests to include a direct connection between our stock’s performance and the compensation realized by our officers and employees, we re-examined the use of TSR equity awards with our independent advisors and re-introduced a relative TSR performance metric in our performance-based equity awards in 2018 (the "TSR Performance Awards"). However, rather than measure our cumulative TSR on common stock with the prior indices of the Standard and Poor’s Midcap 400 Index, the Dow Jones US Conventional Electricity Index, and the Dow Jones US Waste & Disposal Services Index, we determined to compare our TSR against the companies that we view as more of our direct peers. Accordingly, consistent with our compensation adjustments relative to our customized peer group of 15 companies, we determined that an equal portion of the performance-based equity compensation for our participating officers, including our named executive officers, should be directly tied to our relative performance against the TSR of these same companies. Vesting thresholds for the TSR Performance Awards were also revised to incorporate metrics more consistent with market practices and our peers. Performance-based equity awards are measured over a three-year vesting period, with the TSR Performance Awards subject to a payout cap of 100% of target if absolute TSR is negative and a payout cap of 400% of the result of the grant price multiplied by the target number of shares. In this way the performance-based equity compensation for our officers, including our named executive officers, is measured both by a critical internal measure of financial performance (e.g., cumulative Free Cash Flow per share) measured over a three year performance period and an external measure of financial performance (e.g., relative cumulative TSR) measured over a three year performance period against the same peers that the compensation of our named executive officers is benchmarked.
Although individual strategic performance goals were not used as a specific component of compensation, the Compensation Committee continued to evaluate strategic performance accomplishments and retained discretion to adjust awards. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity prices variances, a floor and ceiling on commodity prices was imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. Actual commodity prices during 2018 were between the floor and ceiling such that no such adjustments were made to 2018 Adjusted EBITDA.
Along with the introduction of a customized peer group that was viewed as more representative of our business and more reflective of the competitive pressure for hiring and retaining key employees, certain adjustments continued to be made to 2018 compensation levels of our named executive officers consistent with our philosophy of targeting the median level of compensation within our peer group.

Components of Total Compensation
 Our compensation and benefits package for named executive officers consists of direct compensation and company-sponsored benefit plans. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and intentions.
Direct Compensation
Direct compensation in 2018 consisted of base salaries, annual cash incentives, and long-term incentive equity awards in the form of annual and special retention time-based vesting restricted stock unit grants and performance-based vesting equity awards. Other than base salary, all elements of direct compensation included a component that was directly linked to our performance. Accordingly, in 2018, 82% of our Chief Executive Officer’s total compensation and 80% on average of our other named executive officers’ compensation was in the form of performance-based compensation.
By creating these links, we seek to achieve our objectives of performance-based, cost-effective compensation programs. There are no formulas to determine annual base compensation. When setting target direct compensation opportunities, we generally target the market median, but we may also consider other factors, such as competition for certain executive skills and internal needs, an executive’s experience, recent individual performance and the Company’s strategic priorities. For example, in order to fill vacancies or new positions, or retain certain individuals, we may offer base salaries above the applicable market median or make other compensation adjustments in order to bring our named executive officers closer to the targeted market median. Further, named executive officers who have significant experience and have demonstrated sustained superior performance over time also may have salaries or other elements of compensation above the applicable market median.
Base Salary

•
Purpose:  Base salary is the fixed component of direct compensation and is designed to attract and retain experienced executives who can operate our business in a manner to achieve our short-term and long-term business goals and objectives.

•
Performance drivers:  While a named executive officer’s initial base salary is determined by an assessment of competitive market levels, the major factor driving changes in such base salary will be that named executive officer’s individual performance measured by his or her satisfaction of internal objectives specific to such named executive officer and his assigned responsibilities.

•
Other Factors:  We may also consider various external factors, such as competition for certain executive skills and internal needs, when setting annual base salaries. Although we have historically granted regular, annual merit-based salary increases to officers and salary adjustments as needed to reflect changes in role, responsibility and the competitive environment, such increases are not automatic. Further, we also consider overall levels of compensation in making compensation decisions, and attempt to balance annual base salary amounts with performance-based measures of compensation, such as incentive cash awards and equity awards.

•
2018: Base salaries for our named executive officers were increased by approximately 3.9% on average in 2018 reflecting promotions or expansion of responsibilities and increases to bring cash compensation levels of our named executive officers more in line with the median level of our peer group as part of an effort to ensure competitive total compensation and to retain employees critical to our success.

Performance-Based Compensation
Annual Cash Incentives

•	Purpose: The annual cash incentive award is a variable performance-based compensation component designed to reward the achievement of annual financial goals.

•
Application of Performance Measures:  As noted above, annual cash incentive awards in 2018 for our named executive officers were based upon achieving objectives measured by our Adjusted EBITDA compared to the target for Adjusted EBITDA. Minimum levels of Adjusted EBITDA must be achieved for any bonus pool to fund regardless of individual performance. Where such minimum levels are not reached the pool is not funded and no annual cash incentive awards are paid.

•
Target Bonus:  The Compensation Committee also set a “target” bonus level for each of the named executive officers, which was a stated percentage of such officer’s base salary. These target levels in 2018 were 110% for the Chief Executive Officer and ranged from 65% to 75% for the other named executive officers.

•	2018: Actual Adjusted EBITDA, as adjusted, was $464.4 million in 2018, or 116% of target as a result of strong operational performance.

Adjusted EBITDA Performance Goals
For 2018, the Compensation Committee adopted “minimum,” “threshold,” “target” and “stretch” goal levels for the Adjusted EBITDA. Based on our 2018 budget, which was approved by our full Board in December 2017, these levels were reviewed by the Compensation Committee in February 2018 and approved by the Compensation Committee for the full year 2018 performance on a prospective basis as part of the annual compensation process. We measured financial performance results with a percentage that is calculated from the difference between the “target” and actual level achieved, in accordance with the following table:

Adjusted EBITDA Performance Level	Payout (% of Target Bonus)	Adjusted EBITDA as % of Target
< Minimum	0%	79.9%
Threshold	50%	80%
Target	100%	100%
>=Stretch	200%	120%

Between each of the foregoing levels, results are interpolated within each category to calculate specific incentive cash award percentages. Incentive cash awards are capped at 200% of target levels for all named executive officers.
The Compensation Committee retains the discretion to make adjustments to the results for any given year. Reasons for adjustments could include removing the effects of unanticipated events, such as accounting changes, project restructurings, timing of working capital, payments of cash bonuses in subsequent calendar years but relating back to the prior calendar year, insurance payments relating to different calendar years, balance sheet adjustments and similar items, which unless excluded would produce unintended consequences that are inconsistent with the goals of aligning the interests of named executive officers with our stockholders and of providing financial incentives to named executive officers to effectively implement our business plan and goals. Positive and negative adjustments were made to the calculations of Adjusted EBITDA in 2018 relating to (i) accelerated maintenance expenditures and delayed metal sales, (ii) the impact of a legal settlement and (iii) offset by the benefit of the Palm Beach County facilities acquired in 2018. These adjustments reflected equitable adjustments consistent with past practices and a corresponding amount will be added to the 2019 Adjusted EBITDA target to offset the accelerated maintenance expenditures and delayed metal sales included in the 2018 Adjusted EBITDA, as adjusted. Further, in order to mitigate the impact of severe volatility, both positive and negative, in commodity price variances, a floor and ceiling on commodity prices was imputed into the Adjusted EBITDA calculation to adjust commodities produced and sold during the year based on the commodity price levels anticipated at the time the target level of Adjusted EBITDA was set. Actual commodity prices during 2018 were between the floor and ceiling such that no adjustments were made to 2018 Adjusted EBITDA for commodity prices.
The following table summarizes the historical performance targets for Adjusted EBITDA and the variances from targets for payout purposes, as calculated in accordance with the foregoing linear pro-rations for the last three years (dollars in millions):
Adjusted EBITDA

	Target Adjusted EBITDA (in millions)	Actual Adjusted EBITDA, As Adjusted (in millions)	Payout Variances (% of Target)
2016	$420.0	$417.0	95%
2017	$425.0	$420.4	97%
2018	$450.0	$464.4	116%

While budgets and operational targets are reset each year and reviewed and approved by the Board, the Compensation Committee seeks to set financial performance target levels for purposes of the annual incentive cash awards that continue to challenge management, but are achievable if certain conditions are satisfied, including, in particular the following:

•	we continue to operate our business consistent with the historically high standards of efficiency, production, safety and environmental performance;

•	we continue to control our costs of conducting our business and operations;

•
external market forces and pricing are consistent with expectations (at the time we establish our annual budgets) in key areas, including waste, energy, commodity and scrap metal prices and interest rates;

•	third parties, including communities we serve and the purchasers of the energy we generate, continue to remain financially sound and satisfy their contractual obligations to us; and

•
we do not experience unforeseen events, such as weather, flooding, accidents or fires at our facilities, acts of God, pandemics, natural disasters, terrorism or other casualty events, that have a material adverse impact on our financial results.

Consequently, our ability to achieve the “target” level of the Financial Performance Measures each year is heavily dependent not only upon factors within our control, but also upon other conditions over which we have no control. There has always been substantial uncertainty with respect to achieving the target level at the time that the goals for financial performance measures are set and communicated. During prior years, performance resulted in awards below the target levels and it was increasingly necessary for us to seek new and different ways to conduct our business to maintain operating efficiencies and levels of performance; and to find and capitalize on opportunities to expand or improve our profitability. In 2016, we moved the Free Cash Flow metric to the performance vesting criteria for long-term equity awards and retained Adjusted EBITDA as the sole financial performance measure for purposes of the non-equity incentive compensation plan. In 2018, the threshold level was set at 80% of target, or $360 million, and the cap was set at 200% of target at $540 million of Adjusted EBITDA. Our ability to meet or exceed performance targets in the future will depend upon a variety of factors, including execution of our strategy, contract transitions, managing our exposure to market pricing, competition in our sector, and the age of our facilities and related increased need for additional maintenance expenditures. As a result, it has been and may continue in the future to be, more difficult for our named executive officers to continue to receive incentive cash awards at or near the “target” level and equity awards granted in prior years to be achieved.
In addition, the Compensation Committee retains the authority and discretion to increase or decrease the size of any performance-based award or payout. The Compensation Committee exercised such authority and discretion in 2018 with respect to awards to named executive officers, raising the cash incentive awards to Messrs. de Castro and Veenhof for the Company’s record operational and safety and environmental performance. In addition, the Compensation Committee exercised its discretion and granted special equity retention awards in March 2018 to Messrs. Helgeson, Veenhof and Simpson.
Overall Performance
The following table compares the award earned by each of the named executive officers, as compared to their respective target bonus opportunity, in each of the last three years:

Named Executive Officer	2016 Award (%)	2017 Award (%)	2018 Award (%)
Stephen Jones	95	95	116
Bradford J. Helgeson	95	107	116
Derek Veenhof	100	100	119
Michael J. de Castro	100	95	125
Timothy J. Simpson	95	102	116
As described above, the foregoing awards were consistent with our financial and strategic performance and consistent with the Compensation Committee’s philosophy that individual and Company performance above targets would result in corresponding awards in excess of target bonus opportunities while performance below targets would result in corresponding awards below target bonus opportunities. In 2016, strong operational performance resulted in Adjusted EBITDA, as adjusted for the impact of certain accounting changes and the further impact of additional litigation accruals, of $417 million, resulting in payout at 95% of target. In 2017, continued operational performance, highlighted by organic growth, growth in metals management and recovery and growth in environmental services and profiled waste, resulted in actual Adjusted EBITDA of $408.4 million, which was adjusted to $420.4 million, resulting in a payout at 97% of target. Improved operational performance in 2018 resulted in actual Adjusted EBITDA of $456.5 million, which was adjusted, as noted above, to $464.4 million resulting in a payout at 116% of target. The Compensation Committee also retained discretion to adjust awards under the annual cash incentive plan by 10% relating to environmental, health and safety performance. The Compensation Committee did not exercise such discretion in 2018.
Long-term Incentive Equity Awards

•	Purpose: Long-term incentive equity awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value.

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Forms of Equity Awards:  In 2018, the Compensation Committee granted a combination of time-vesting and performance-vesting restricted stock. In 2018, our Chief Executive Officer and other named executive officer received equity awards with target grant-date values equal to 3.4 times and ranging from 1.5 to 1.8 times, respectively, their annual base salary, with 60% in the form of performance-based equity awards and 40% in the form of awards of time-based vesting restricted stock units. In addition, the Compensation Committee granted special equity retention awards in the form of restricted stock units to certain named executive officers other than our Chief Executive Officer, vesting three years following the grant date based upon continued employment.

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Performance Equity Awards - Performance and Vesting Criteria:  Performance-based equity awards granted in 2018 were in the form of FCF Performance Awards and TSR Performance Awards. FCF Performance Awards are restricted stock units that are earned and vested three years after grant, based upon our three-year cumulative Free Cash Flow per share performance. Vesting of the awards measured by our cumulative Free Cash Flow per share is according to the following table, with payouts linearly interpolated for performance between levels:

Cumulative Free Cash Flow per Share (2018-2020)	Payout Factor (% of Target Shares)
<$2.07	0%
$2.07	50%
$2.25	75%
$2.76	92%
$3.00	100%
>$3.75	200%
TSR Performance Awards are restricted stock units that are earned and vested three years after grant based upon our relative TSR performance compared to our customized peer group. Vesting of the awards measured by our relative TSR performance compared to our customized peer group is according to the following table, with payouts linearly interpolated for performance between levels:

TSR Percentile	Vesting Percentage of Target
<25th	0%
25th	50%
50th	100%
75th	150%
>90th*	200%
*Subject to a payout cap of 100% of target if absolute TSR is negative and a payout cap of 400% of the result of the grant price multiplied by the target number of shares.
Restricted Stock Unit Awards - Vesting:  Restricted stock unit awards granted in March 2018 vest in three equal tranches on March 18, 2019, March 15, 2020 and March 17, 2021.

The Compensation Committee does not have a specific policy or practice to time equity awards to the release of earnings or other material non-public information. However, the Compensation Committee may determine the value of an equity award but not issue or establish the number of shares or share units while in possession of material non-public information, such as a material pending transaction. Our practice is not to accelerate or delay the disclosure of material non-public information, whether favorable or unfavorable, but to make such disclosures when appropriate or required by applicable securities laws. In order not to unduly benefit or harm officers and employees, we have in the past postponed, and would consider postponing in the future, the issuance of awards until after the material non-public information has been publicly disclosed or is no longer considered to be material information.
The size of individual long-term incentive equity awards is determined using compensation guidelines developed based on competitive benchmarks. Within those guidelines, actual award recommendations are based on individual, and where applicable, business area performance. Vesting for awards is contingent upon continued employment through the full three-year performance period, with certain limited exceptions, including retirement at the age of 65 or older or, beginning in 2018, early retirement if the sum of the employee's age and years of service equal or exceed 75.

CEO Compensation
The Compensation Committee believes that the compensation of our named executive officers should have a very significant component which is not fixed but is “at risk” and performance-based. The Compensation Committee believes that the Chief Executive Officer has the most control and responsibility for our overall performance of any officer and, accordingly, it is appropriate that he have the greatest percentage of compensation at risk and tied to our overall performance.
Taking into account the Compensation Committee’s philosophy and the need to provide a competitive compensation package compared to our peer group, following several years of demonstrated performance and leadership beginning in a difficult 2015 in which he voluntarily elected to waive his guaranteed cash bonus payment since no bonuses were being paid to employees under the cash incentive plan, in order to retain and properly incentivize a new chief executive officer of the caliber of Mr. Jones, the Compensation Committee took notice that Mr. Jones’ compensation was closer to the 25th percentile than the median level and increased his compensation materially in 2017 as part of a multi-year process to move him closer to the median of the peer group. Consistent with our pay for performance and alignment with stockholders’ philosophies, the most significant portions of the increases in compensation were made in his equity compensation, of which two-thirds was then performance-based. Further, due to his responsibility for our performance as Chief Executive Officer, consistent with the intents and purposes of the compensation structure, it was contemplated that Mr. Jones’ compensation would be materially higher than other named executive officers. However, as a result of a fatality at one of the Company’s facilities and to establish the “tone at the top” on the importance of safety and health, despite the otherwise strong performance and leadership demonstrated by Mr. Jones and the disparity of his compensation from the peer group median, Mr. Jones advised the Compensation Committee that he would not consider or accept any increase in his compensation for 2018.
Accordingly, Mr. Jones’ annual compensation for 2018 as President and Chief Executive Officer was set as follows: (1) annual base salary of $800,000; (2) target non-equity incentive compensation of 110% of his annual base salary; and (3) target grant-date fair value of equity compensation equal to 340% of his annual base salary, structured consistently with annual equity awards to other named executive officers of 60%, or $1,632,000, in the form of FCF and TSR Performance Awards and 40%, or $1,088,000, in the form of time-based restricted stock unit equity awards vesting pro rata over a period of three years.
2019 Compensation Arrangements
Consistent with its practice of granting equity awards in March following authorization by the Board of Directors, in March 2019, the Company granted a total of 1,047,110 shares, at an aggregate fair value of $18 million in time-based equity awards and a total of 395,320 shares, at an aggregate fair value of $6 million of performance-based awards to officers and employees under the 2014 Equity Award Plan.
Employment Arrangements
In order to retain the greatest flexibility on compensation decisions, none of our named executive officers have employment agreements. Instead, we incorporated into our standard forms of equity award agreements, primarily for Vice Presidents and higher, the terms of restrictive covenants covering non-competition, non-solicitation, confidentiality and assignment of intellectual property rights. In addition, we provide severance benefits under our severance policy to specified senior officers, including all named executive officers, payable over a period that matches the length of the applicable restrictive covenants. Severance is payable in the event that an eligible employee is terminated for reasons other than cause. See also “Severance Plan and Potential Payments upon Termination or Change in Control” below in this proxy statement for more information regarding the severance plan and payments following a change in control. For the purposes of the severance plan, “cause” is defined to include the following:

•	an employee’s failure or refusal to perform the duties of his or her employment in a reasonably satisfactory manner;

•	fraud or other act of dishonesty;

•	serious misconduct in connection with the performance of his or her duties;

•	material violation of any applicable policies or procedures;

•	conviction of, or plea of nolo contendere to, a felony or other crime; or

•	other conduct that has or reasonably is expected to result in material injury to our business or reputation.

The 24 month severance term for our Chief Executive Officer is longer than the 18 month severance term for other named executive officers because we desired the benefits to us of extended non-competition and non-solicitation covenant periods. Similarly, the 18 month severance period for our Executive Vice Presidents, Senior Vice Presidents, and Chief Accounting Officer and Treasurer, which includes the other named executive officers, is longer than other eligible employees because we also desired the benefits of their relatively longer restrictive covenant periods.

Company-Sponsored Benefit Plans
Consistent with our philosophy of providing the same forms of compensation throughout a broad spectrum of our managerial base, our executives are eligible to participate in the same benefit plans as those offered to all other non-union employees. We have not provided any perquisites to our named executive officers in any of the last three years.
Insurance Plans
The core insurance package includes health, dental, disability, AD&D and basic group life insurance coverage.
Retirement Plans
We provide a qualified 401(k) retirement plan to all eligible employees, including our named executive officers under which named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2018 by the IRS of $275,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's earnings, and 50% of the next 2% of such individual's earnings up to the IRS limit. Our matching contributions are immediately vested. In addition, we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $275,000 in 2018. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.
We also maintain a non-qualified supplemental defined benefit plan to those of our employees, including those named executive officers, who participated in the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. This non-qualified supplemental plan represents an unfunded and unsecured obligation to pay a calculated benefit to retiring employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan. Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009. Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2018.
Determining Benefit Levels
The Compensation Committee reviews benefit levels periodically to ensure that the plans and programs create the desired incentives for our employees, including named executive officers, which are generally competitive with the applicable marketplace, are cost-effective, and support our human capital needs. Benefit levels are not tied to company, business area or individual performance. In part due to the stock ownership guidelines that we have adopted for our officers and officers of our subsidiary Covanta Energy, we have not reviewed or tied retirement benefits to gains realized upon the exercise of stock options or the sale of restricted stock.
Compensation Policies
Stock Ownership Guidelines
Our Board believes that it is important for all of our officers, including officers of our subsidiary Covanta Energy, to acquire and maintain a substantial equity ownership position in our company. Accordingly, we have established stock ownership guidelines for our officers in order to specifically identify and align the interests of our officers with our stockholders and focus attention on managing our business as an equity owner. Shares counted as ownership include shares owned outright and time-based restricted stock awards. Officers are given five years to reach their target ownership levels. Transition periods are provided for individuals who have been promoted. The current guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	4.0 x Base Salary
Executive Vice Presidents	3.0 x Base Salary
Senior Vice Presidents	2.0 x Base Salary
Vice Presidents	1.0 x Base Salary
The Compensation Committee has the sole discretion and authority to modify the stock ownership guidelines at any time.

Insider Derivative and Short-Sale Trading Restrictions
In order to avoid any appearance of a conflict of interest and to prevent opportunities for trading in violation of applicable securities laws, it is our policy that our employees, including our officers and directors, may not purchase or sell options on our common stock, nor engage in short sales with respect to our common stock. Also, we prohibit trading by employees, officers and directors in puts, calls, straddles, equity swaps or other derivative securities that are linked directly to our common stock. These prohibitions prevent our employees, officers and directors from hedging the economic risk inherent with their ownership of our common stock.
Return and/or Forfeiture of Performance-Based Payments or Awards
Pursuant to a policy formally adopted by our Board and as provided in our equity award agreements and in our 2014 Equity Award Plan, as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, if any stock award or other payment is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company (excluding certain changes in financial statement presentation that may be excluded from such rules or regulations), then any payments made or awards granted shall be returned and forfeited or recovered to the extent required and as provided by applicable laws, rules, regulations or listing requirements.

COMPENSATION COMMITTEE REPORT
 The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon the review and discussions, the Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018. This report is provided by the following independent directors, who, except as set forth below, comprised the Compensation Committee throughout 2018 and through the date hereof:
Jean Smith (Chair)
Linda Fisher
Peter C.B. Bynoe

Summary Compensation Table For The Year Ended December 31, 2018
The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies for the years ended December 31, 2018, 2017 and 2016 of (a) our Chief Executive Officer, (b) our Chief Financial Officer, and (c) the three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation (3)($)	Total ($)
Stephen J. Jones	2018	$800,000	$—	$2,798,305	(4)	$1,020,800	$—	$20,150	$4,639,255
President & Chief Executive Officer	2017	$800,000	$—	$2,720,000	(5)	$836,000	$—	$19,800	$4,375,800
	2016	$725,000	$—	$1,812,520	(6)	$688,750	$—	$57,855	$3,284,125

Bradford J. Helgeson	2018	$461,500	$—	$1,254,632	(4)	$401,500	$—	$20,258	$2,137,890
Executive Vice President & Chief Financial Officer	2017	$450,000	$—	$900,000	(5)	$360,100	$—	$9,083	$1,719,183
	2016	$400,000	$—	$600,000	(6)	$266,000	$—	$62,762	$1,328,762

Derek W. Veenhof	2018	$423,000	$—	$1,139,806	(4)	$353,800	$—	$20,174	$1,936,780
Executive Vice President, Sustainable Solutions	2017	$400,000	$—	$640,000	(5)	$279,700	$—	$19,774	$1,339,474
	2016	$350,000	$—	$700,000	(6)	$227,500	$—	$34,146	$1,311,646

Michael J. de Castro	2018	$423,000	$—	$739,791	(4)	$371,000	$—	$20,174	$1,553,965
Executive Vice President, Supply Chain	2017	$400,000	$—	$640,000	(5)	$266,200	$—	$19,774	$1,325,974
	2016	$350,000	$—	$700,000	(6)	$227,500	$—	$34,146	$1,311,646

Timothy J. Simpson	2018	$401,000	$—	$818,780	(4)	$302,400		$20,126	$1,542,306
Executive Vice President General Counsel & Secretary	2017	$391,400	$—	$606,825	(5)	$259,100	$73,341	$19,755	$1,350,421
	2016	$380,000	$—	$760,000	(6)	$234,650	$34,956	$78,065	$1,487,671

(1)
Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value for time-based restricted stock is computed using the closing price of the shares on the grant date. The grant date fair value for the FCF Performance Awards granted in 2016, 2017, and 2018 were computed using the closing price of the common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2018 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $16.22 per share. The FCF Performance Awards and the TSR Performance Awards will each vest at the end of the three-year performance period, however, the number of shares delivered will vary based upon the attained level of performance and may range from 0 to 2.0 times the number of target units awarded.

(2)
The amounts shown for Mr. Simpson in this column are attributable to the change in actuarial present value of the accumulated benefit under a supplemental benefit plan that was frozen in 2009, at December 31, of the applicable year, as compared to December 31, of the immediately preceding year.

(3)	The amounts shown in this column for 2018 consist of the following components:

Name	Company 401(k) Match(a)	Company Contribution to Defined Contribution Plan(b)	Life Insurance Premiums Paid by Company	Total
Stephen J. Jones	$11,000	$8,250	$900	$20,150
Bradford J. Helgeson	$11,000	$8,250	$1,008	$20,258
Derek W. Veenhof	$11,000	$8,250	$924	$20,174
Michael J. de Castro	$11,000	$8,250	$924	$20,174
Timothy J. Simpson	$11,000	$8,250	$876	$20,126

(a)
Represents matching contributions to the 401(k) account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(b)
Represents contributions to the defined contribution retirement plan account under the Covanta Energy Savings Plan of each named executive officer. See the description of the plan in “Retirement Plans” for more information.

(4)
Includes $14.80 of grant date fair value for time-based restricted stock unit awards granted in 2018. The grant date fair value for the TSR Performance Awards granted in 2018 were calculated using a Monte Carlo simulation, which produced a probable value for the awards of $16.22 per share.

(5)	Includes $16.30 of grant date fair value for FCF Performance Awards and time-based restricted stock or restricted stock unit awards granted in 2017.

(6)	Includes $15.11 of grant date fair value for FCF Performance Awards and time-based restricted stock or restricted stock unit awards granted in 2016.

Equity Award Plans
All equity awards made to the named executive officers in 2018 were made pursuant to the 2014 equity award plan for employees and officers, which we refer to as the “Plan.” The Plan is administered by the Compensation Committee of our Board. Awards under the Plan were granted to employees (including officers) of the Company, its subsidiaries and affiliates. The Plan provides for awards to be made in the form of (a) shares of restricted stock, (b) incentive stock options, (c) non-qualified stock options, (d) stock appreciation rights, (e) performance awards, (f) restricted stock units or (g) other stock-based awards which relate to or serve a similar function to the awards described above. Awards could be made on a stand-alone, combination or tandem basis.
As of March 18, 2019, there were 1,747,316 shares of common stock available for issuance under the Plan.

The following table provides information on both equity incentive awards that were made under the Plan and incentive cash awards made during the year ended December 31, 2018.
Grants of Plan-Based Awards — 2018

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (4)(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)
Stephen J. Jones		$440,000	$880,000	$1,760,000	—	—	—	—	—	—	$—
	March 8, 2018	$—	$—	$—	55,136	110,272	220,544	—	—	—	$1,710,305
	March 8, 2018	$—	$—	$—	—	—	—	73,514	—	—	$1,088,000

Bradford J. Helgeson		$173,063	$346,125	$692,250	—	—	—	—	—	—	$—
	March 8, 2018	$—	$—	$—	16,839	33,678	67,356	—	—	—	$522,328
	March 8, 2018							49,480			$732,304

Derek W. Veenhof		$148,050	$296,100	$592,200	—	—	—	—	—	—	$—
	March 8, 2018	$—	$—	$—	14,577	29,154	58,308	—	—	—	$452,139
	March 8, 2018	$—	$—	$—	—	—	—	46,464	—	—	$687,667

Michael J. de Castro		$148,050	$296,100	$592,200	—	—	—	—	—	—	$—
	March 8, 2018	$—	$—	$—	14,577	29,154	58,308	—	—	—	$452,139
	March 8, 2018	$—	$—	$—	—	—	—	19,436	—	—	$287,652

Timothy J. Simpson		$130,325	$260,650	$521,300	—	—	—	—	—	—	$—
	March 8, 2018	$—	$—	$—	12,193	24,386	48,772	—	—	—	$378,170
	March 8, 2018	$—	$—	$—	—	—	—	29,771	—	—	$440,610

(1)
In March 2018, our Compensation Committee established various levels of performance. The amounts shown in these columns reflect the range of potential payouts for 2018 performance under our annual incentive cash award plan between the "threshold" and "maximum" levels. The amounts shown in the “threshold” column represent the amount of cash award payable at the 50% of "target" level of performance. In addition, there is a "minimum" level of Company performance below the "threshold" which if not attained will result in no cash awards being payable. Please see the “Compensation Discussion and Analysis” in this proxy statement for more information regarding these awards and performance measures.

(2)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for FCF Performance Awards can range from 0% to 200% of the number of target shares awarded, measured against a target of $3.00. If the cumulative Free Cash Flow per share is less than $2.07, then no shares will be issued. If the cumulative Free Cash Flow per share is equal to or above $2.07, then a payout of target shares will begin to be allocated to each participant. To receive 100% of target the Company's cumulative Free Cash Flow per share must be equal to $3.00. Participants can earn up to 200% of target if the Company's cumulative Free Cash Flow per share equals or exceeds $3.75. Awards are interpolated on a straight-line basis for performance results between levels. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.

(3)
The number of shares of Company common stock actually delivered to executive officers at the end of the three year performance period for TSR Performance Awards can range from 0% to 200% of the number of target shares awarded, measured against the Company’s TSR relative to the weighed performance of the companies composing the Company’s peer group as set forth in this proxy statement, with vesting determined as follows: (i) vesting at 50% of target for the Company’s relative TSR performance at the 25th percentile, (ii) vesting at 100% of target vesting for TSR performance at the 50th percentile, (iii) vesting at 150% of target for TSR performance at the 75th percentile and (iv) vesting at 200% of target for TSR Performance at or above the 90th percentile and performance between designated percentiles above the threshold 25th percentile linearly prorated; subject to (x) a payout cap of 100% of target if the Company’s absolute TSR is negative and (y) a payout cap of 400% of the result of the grant price multiplied by the target number of shares. Please see the "Compensation Discussion and Analysis" in this proxy statement for more information regarding these awards.

(4)
The number of shares shown reflects the 2018 restricted stock unit awards under the Plan. The restricted stock unit awards to Messrs. Jones and de Castro made in 2018 vested ratably over three years, on the basis of continued employment. The restricted stock unit awards made in 2018 and shown for Messrs. Helgeson, Simpson and Veenhof consist of (i) 22,452 shares, 16,257 shares and 19,436 shares, respectively, that vest ratably over three years, on the basis of continued employment; and (ii) 27,028 shares, 13,514 shares and 27,028 shares, respectively, that vest at the end of a three year period, on the basis of continued employment pursuant to a special retention award.

(5)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock units is computed using the closing price of the shares at the grant date. The grant date fair value for the FCF Performance Awards was equal to the closing price of our common stock on the grant date. The grant date fair value for the TSR Performance Awards granted in 2018 were calculated using a Monte Carlo simulation, which produced a probable value for the awards at $16.22 per share. For our named executive officers, we have assumed for calculating the grant date fair value under FASB ASC Topic 718 that the forfeiture rate was zero.

The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2018:
Outstanding Equity Awards at Fiscal Year-End 2018

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1) ($)
Stephen J. Jones	13,315	(6)	$1,657,921	111,804	(3)	$2,980,260
	36,712	(2)		55,136	(3)(8)
	73,514	(4)		55,136	(5)

Bradford J. Helgeson	4,408	(6)	$886,204	36,994	(3)	$948,418
	12,148	(2)		16,839	(3)(8)
	49,480	(4)		16,839	(5)

Derek W. Veenhof	5,142	(6)	$831,368	26,307	(3)	$744,287
	8,638	(2)		14,577	(3)(8)
	46,464	(4)		14,577	(5)

Michael J. de Castro	5,143	(6)	$458,395	26,307	(3)	$744,287
	8,638	(2)		14,577	(3)(8)
	19,436	(4)		14,577	(5)
	1,420	(7)

Timothy J. Simpson	5,584	(6)	$584,374	24,943	(3)	$661,995
	8,190	(2)		12,193	(3)(8)
	29,771	(4)		12,193	(5)

(1)	Based on the closing price of our common stock of $13.42 on December 31, 2018, the last trading day of the year, as reported on the New York Stock Exchange.

(2)	Restricted stock vests in two equal installments on March 15, 2019 and March 17, 2020.

(3)
FCF Performance Awards granted in 2016 and 2017 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three year performance period based upon the Company's cumulative Free Cash Flow per share against a target of $4.00. Cumulative Free Cash Flow per share will be determined by imputing the actual Free Cash Flow per share generated by the Dublin EfW facility as if the Dublin EfW facility was still wholly-owned by the Company, as contemplated by such awards when granted. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the Performance Equity Awards.

(4)	Restricted stock vests in three equal installments on March 15, 2019, March 17, 2020, and March 17, 2021.

(5)
TSR Performance Awards are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three year performance period based upon the Company's relative TSR performance against designated peer groups. See "Compensation Discussion and Analysis" for further detail regarding the vesting of the TSR Equity Awards.

(6)	Restricted stock vests on March 15, 2019.

(7)	Restricted stock vests (or vested) in four equal installments on March 17, 2016, 2017, 2018 and 2019.

(8)
FCF Performance Awards granted in 2018 are reflected at target. Actual vesting ranging from 0% to 200% of target will be determined after a three year performance period based upon the Company’s cumulative Free Cash Flow per share against a target of $3.00.

The following table sets forth the option exercises and stock vesting for each of our named executive officers during the year ended December 31, 2018:
Option Exercises and Stock Vested During 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (1) ($)
Stephen J. Jones	—	$—	38,485	$572,465
Bradford J. Helgeson	—	$—	43,748	$687,202
Derek W. Veenhof	—	$—	11,999	$178,486
Michael J. de Castro	—	$—	10,880	$161,840
Timothy J. Simpson	—	$—	54,570	$861,999

(1)	Amounts reported in this column represent the value of restricted stock awards that vested on March 17, 2018.

(2)	Includes growth equity award vesting in the amount of 30,502 shares for Mr. Helgeson and 42,067 shares for Mr. Simpson

Retirement Plans
Pension Benefits
Covanta Energy Savings Plan
The Covanta Energy Savings Plan is comprised of two components: The first component, which we provide to eligible employees, including named executive officers, is a qualified 401(k) retirement plan. All full-time and part-time employees not subject to a collective bargaining agreement are eligible to participate in this plan upon employment. Named executive officers may elect to contribute a fixed percentage of their earnings into this plan, up to the limit prescribed for 2018 by the IRS of $275,000 in annual earnings. We provide a matching contribution of 100% of the first 3% of an individual's eligible earnings, and 50% of the next 2% of such individual's eligible earnings up to the IRS limit. Our matching contributions are immediately vested.
The second component, which we provide eligible employees, including named executive officers, is a qualified defined contribution retirement plan. We contribute to this defined contribution plan an amount equal to 3% of an individual's annual eligible compensation as defined in the plan document up to the IRS annual compensation limit, which was $275,000 in 2018. Contributions to the defined contribution plan vest in equal amounts over a five-year period based on continued employment.

Supplemental Benefit Plan
We maintain a non-qualified supplemental defined benefit plan, relative to the Covanta Energy Pension Plan, a qualified defined benefit pension plan, prior to its termination in 2012. Historically, this non-qualified supplemental benefit provided a benefit equivalent to the Covanta Energy Pension Plan benefit for earnings above the IRS earnings cap.  This non-qualified supplemental plan represents an unfunded obligation to pay a calculated benefit to participating employees as and when they would otherwise have been eligible to receive a benefit under the now-terminated Covanta Energy Pension Plan.  Effective January 1, 2010, we amended our non-qualified supplemental benefit plan to exclude future compensation increases received by eligible participants after December 31, 2009.  Mr. Simpson is the only remaining named executive officer participating in the Supplemental Benefit Plan as of December 31, 2018. Under the Supplemental Benefit Plan, Mr. Simpson has 12.3 years of credited service, and a present value of accumulated benefit of $480,357 based upon actuarial assumptions used to determine the present value of the accumulated benefit at December 31, 2018; a measurement date of December 31, a discount rate of 4.25%, a retirement age of 65 years and the mortality required under the Internal Revenue Code for purposes of calculating lump sums. No amounts were paid out to any named executive officer in 2018.

Severance Plan and Potential Payments upon Termination or Change in Control
Severance Agreements
In February 2010, we adopted the Severance Plan for Covanta Energy Corporation Senior Officers, referred to in this proxy statement as the “Severance Plan.” This plan covers our Chief Executive Officer, Executive Vice Presidents, Regional Vice-Presidents, Senior Vice-Presidents, Chief Accounting Officer and Treasurer.
Change in control arrangements are also covered in the Covanta Holding Corporation agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards.

Defined Terms in the Severance Plan and Agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards
For purposes of the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards executed in connection with the award of restricted stock and restricted stock units under the Covanta Holding Corporation 2014 Equity Award Plan, the terms “cause,” “change in control,” and “eligible termination of employment” are defined as follows:
“Cause” shall mean, with respect to the termination of an Employee's employment with Covanta and our subsidiaries, referred to as the "Company Group", such Employee's (i) failure or refusal to perform the duties of his or her employment with the Company Group in a reasonably satisfactory manner, (ii) fraud or other act of dishonesty, (iii) serious misconduct in connection with the performance of his or her duties for the Company Group, (iv) material violation of any policy or procedure of the Company Group, (v) conviction of, or plea of nolo contendere to, a felony or other crime or (vi) other conduct that has or reasonably is expected to result in material injury to the business or reputation of any member of the Company Group, in any such case, as determined by the Administrator in his/her sole discretion.
“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:
(a) any “Person”, other than a holder of at least 10% of our outstanding voting power as of the date of this agreement or plan, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of a majority of our stock entitled to vote in the election of our directors or the directors or the directors of our subsidiaries;
(b) individuals who are our “Continuing Directors” of Covanta cease to constitute a majority of the members of the Board. For purposes of this definition, “Continuing Directors” shall mean the members of the Board on the date of the agreement or plan, as applicable, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director;
(c) our stockholders adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of our assets or the assets of our subsidiaries;
(d) Covanta is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless our business following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, Covanta) and our stockholders immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of Covanta (or similar transaction) shall not constitute a Change in Control;
(e) there is a Change in Control of Covanta Holding of a nature that is reported in response to item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not we are then subject to such reporting requirements; provided, however, that for purposes of the agreement or plan, as applicable, a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power as of the date of the agreement or plan, as applicable; or
(f) Covanta consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination of the agreement or plan, as applicable.
“Eligible Termination of Employment” shall mean the involuntary termination other than for Cause of an Employee's employment with the Company Group after the Effective Date.

Executive Officer Termination Compensation
Stephen J. Jones has served as President and Chief Executive Officer of the Company since March 2015. The following table shows the potential payments to Mr. Jones upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2018. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$30,769	(1)	$30,769	(1)	$1,600,000	(2)	$30,769	(1)	$3,124,750	(2)	$30,769	(1)	$30,769	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$1,657,920	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$287,969	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$1,070,672	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$38,905	(8)	$—		$40,057	(7)	$—		$48,016	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$1,000,000	(9)	$—
Total:	$30,769		$30,769		$1,638,905		$30,769		$6,181,368		$1,030,769		$78,785

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Jones’ employment is terminated without cause or as a result of a change in control, he shall be entitled to a severance payment equal to 24 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 24 months. If the termination is a result of a change in control, Mr. Jones is also entitled to two times his average annual cash bonus for the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Jones' termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by the named executive officer shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Jones by $13.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, the last trading day of the year.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Jones' employment is terminated without cause or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 24 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Jones meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Jones' beneficiaries upon his death.

Bradford J. Helgeson has served as our Executive Vice President and Chief Financial Officer since November 2013. The following table shows the potential payments to Mr. Helgeson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2018. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$17,750	(1)	$17,750	(1)	$692,250	(2)	$17,750	(1)	$1,161,825	(2)	$17,750	(1)	$17,750	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$886,203	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$87,948	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$345,949	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$18,483	(7)	$—		$19,547	(7)	$—		$29,825	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$923,000	(9)	$—
Total:	$17,750		$17,750		$710,733		$17,750		$2,501,472		$940,750		$47,575

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Helgeson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Helgeson’s termination is a result of a change in control as defined in the respective award agreements, all unvested shares of restricted stock or other equity awards then held by Mr. Helgeson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Helgeson by $13.42, the closing price of our common stock on the New York Stock Exchange on December 29, 2018, the last trading day of the year.

(5)
Pursuant to the agreements for TSR Equity Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Helgeson's employment terminated without cause or good reason or as a result of a Change in Control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Helgeson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Helgeson’s beneficiaries upon his death.

Derek W. Veenhof has served as our Executive Vice President, Sustainable Solutions since November 2013. The following table shows the potential payments to Mr. Veenhof upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2018. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$16,269	(1)	$16,269	(1)	$634,500	(2)	$16,269	(1)	$1,014,900	(2)	$16,269	(1)	$16,269	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$808,501	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$76,134	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$274,387	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,179	(7)	$—		$30,153	(7)	$—		$48,016	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$846,000	(9)	$—
Total:	$16,269		$16,269		$663,679		$16,269		$2,204,075		$862,269		$64,285

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Veenhof’s employment is terminated without cause or good reason or as a result of a Change in Control (as defined therein), he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Veenhof’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Veenhof shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Veenhof by $13.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, the last trading day of the year.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Veenhof’s employment terminated without cause or good reason or as a result of a Change in Control (as defined therein), he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Veenhof meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Veenhof’s beneficiaries upon his death.

Michael J. de Castro has served as Executive Vice President, Supply Chain since July 2015. The following table shows the potential payments to Mr. de Castro upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2018. The table excludes vested account balances under the Covanta Energy Savings Plan.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$16,269	(1)	$16,269	(1)	$634,500	(2)	$16,269	(1)	$1,004,775	(2)	$16,269	(1)	$16,269	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$464,829	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$76,134	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$274,387	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,179	(6)	$—		$30,153	(7)	$—		$48,016	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$846,000	(9)	$—
Total:	$16,269		$16,269		$663,679		$16,269		$1,850,278		$862,269		$64,285

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. de Castro’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. de Castro's termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. de Castro shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. de Castro by $13.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, the last trading day of the year.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. de Castro's employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. de Castro meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. de Castro’s beneficiaries upon his death.

Timothy J. Simpson has served as our Executive Vice President, General Counsel and Secretary since November 2007. The following table shows the potential payments to Mr. Simpson upon his termination of employment or a change in control of the Company under the Severance Plan and agreements for Restricted Stock Awards, TSR Performance Awards and FCF Performance Awards or other plans or agreements of the Company assuming a termination or change of control occurred on December 31, 2018. The table excludes vested account balances under the 1) Covanta Energy Savings Plan and 2) Covanta Energy Pension Plan*.

Executive Officer Benefits and Payment upon Termination or Change in Control	Voluntary Termination		Retirement		Not for Cause Termination		For Cause Termination		Change in Control		Death		Disability
Compensation:
Cash	$15,423	(1)	$15,423	(1)	$601,500	(2)	$15,423	(1)	$971,813	(2)	$15,423	(1)	$15,423	(1)
Stock Option	$—		$—		$—		$—		$—		$—		$—
Restricted Stock	$—		$—		$—		$—		$584,374	(3)(4)	$—		$—
TSR Performance Awards	$—		$—		$—		$—		$63,683	(5)	$—		$—
FCF Performance Awards	$—		$—		$—		$—		$255,061	(6)	$—		$—
Benefits and Perquisites:
Health Care	$—		$—		$29,179	(7)	$—		$30,103	(7)	$—		$48,016	(8)
Life Insurance Benefits	$—		$—		$—		$—		$—		$802,000	(9)	$—
Total:	$15,423		$15,423		$630,679		$15,423		$1,905,034		$817,423		$63,439

(1)	Assumes that two weeks of annual base salary have not been paid in accordance with our standard payment practices.

(2)
In the event that Mr. Simpson’s employment is terminated without cause or good reason or as a result of a change in control, he shall be entitled to a severance payment equal to 18 months of his then current annual base pay and continuation of medical and dental insurance coverages (plus life insurance if termination is a result of a change in control) for 18 months. If the termination is a result of a change in control, he is entitled to one and a half times his average cash bonus received during the two prior full employment years. The severance payment is payable in accordance with the normal payroll cycle with payment in full no later than December 31st of the second calendar year, following the calendar year in which the eligible termination occurred. In the event of a termination because of a change in control, 50% of the payment will be paid on the 90th day following the date of termination and 50% will be paid on a monthly basis over two years.

(3)
If Mr. Simpson’s termination is a result of a change in control as defined in the respective award agreements, all unvested options, shares of restricted stock or other equity awards then held by Mr. Simpson shall immediately vest under the terms of the respective agreements under which such equity awards were granted.

(4)
Represents the value of accelerated unvested restricted stock calculated by multiplying the number of shares of unvested restricted stock held by Mr. Simpson by $13.42, the closing price of our common stock on the New York Stock Exchange on December 31, 2018, the last trading day of the year.

(5)
Pursuant to the agreements for TSR Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the TSR performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(6)
Pursuant to the agreements for FCF Performance Awards, upon a Change in Control (as defined therein), awards through the date of the Change in Control will vest based upon the cumulative Free Cash Flow per share performance from the beginning of the performance period through the date of the Change in Control and at the target award level for the pro rata portion of the performance period commencing on the date immediately following the Change in Control through the end of the performance period, plus accrued and unpaid dividends on previously unvested equity awards.

(7)
Pursuant to the Severance Plan, provided Mr. Simpson’s employment terminated without cause or good reason or as a result of a change in control, he would be entitled to continuation of medical and dental coverage (plus life insurance if termination is a result of a change in control) for 18 months.

(8)	Under Covanta’s long-term disability policy, Covanta provides medical and dental coverage for up to 24 months provided Mr. Simpson meets the definition of “disabled” pursuant to that policy.

(9)	Reflects the estimated present value of the proceeds payable to Mr. Simpson’s beneficiaries upon his death.

* Mr. Simpson has a vested interest in the Covanta Energy Pension Plan.  In the event of a termination for any reason, he was entitled as of December 31, 2018 to the value of his non-qualified benefit of $480,357.

Restrictive Covenants
Our obligation to vest restricted stock grants under the agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards is conditioned upon each applicable officer complying with his continuing obligations under the restrictive covenants relating to confidentiality, non-competition and non-solicitation of customers and employees and the execution of a standard form of general release.
The agreements for Restricted Stock Unit Awards, FCF Performance Awards and TSR Performance Awards contains non-compete, non-solicitation and confidentiality provisions. As set forth in each such agreement, the restrictive covenants survive termination of employment for the periods stated in the Severance Plan as set forth below:

Named Executive Officer	Restrictive Covenant	Survival Period
Stephen J. Jones	Non-Compete	24 months
	Non-Solicit Customers	24 months
	Non-Solicit Employees	24 months
	Confidentiality	60 months

Bradford J. Helgeson, Derek W. Veenhof, Michael J. de Castro, Timothy J. Simpson	Non-Compete	18 months
	Non-Solicit Customers	18 months
	Non-Solicit Employees	18 months
	Confidentiality	60 months
Compensation Committee Interlocks and Insider Participation
None of Ms. Smith (Chair), Mr. Bynoe or Ms. Fisher, the persons who served as members of the Compensation Committee in 2018, were, during that year or previously, an officer or employee of ours or any of our subsidiaries or had any other relationship requiring disclosure herein.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the annual total compensation of our employees based on the current compensation of the median employee who was determined pursuant to Item 402(u) of Regulation S-K and the annual total compensation of Stephen J. Jones, our President and Chief Executive Officer.

•	The annual total compensation of our median employee (other than the Chief Executive Officer) in 2018 was $101,625.

•	The annual total compensation of our Chief Executive Officer in 2018 as reported in the Summary Compensation Table included elsewhere in this Proxy Statement was $4,639,320.

•	The resulting ratio of the CEO’s annual total compensation to the annual total compensation of our median employee is 46:1.
The ratio stated above is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. It was based on the methodologies, assumptions and estimates described below and is not necessarily comparable to the ratios reported by other companies.
We identified our median employee based on compensation paid during 2017 to 3,534 of our U.S.-based employees, other than our Chief Executive Officer, who were employed by us on December 31, 2017. We considered any person to whom we delivered a Form W-2 Wage and Tax Statement for services performed in 2017 to be a U.S.-based employee, and this group included full-time, part-time and temporary workers. In accordance with the “de minimis” exemption provided in Item 402(u) of Regulation S-K, we excluded from consideration all 173 of our non-U.S. employees who performed a service in 2017, representing approximately 4.90% of our total U.S. and non-U.S. workforce. The excluded employees work in the following jurisdictions: Canada (100), Ireland (55), China (17) and the United Kingdom (1). We did not exclude from consideration any U.S. employees who joined our company during the year as the result of a business acquisition or combination. Since we identified our median employee, we have not experienced a material change in our employee population or employee compensation arrangements that we believe would result in a significant change in our pay ratio disclosure above.
For purposes of determining the compensation paid to the employees under consideration, we used earnings subject to Medicare tax as reported in Box 5, “Medicare wages and tips,” on the 2017 Form W-2 for each non-excluded employee who was employed by us on December 31, 2017. We did not annualize the compensation of anyone who was employed by us for only part of the year.

Using this methodology, we determined that the “median employee” was a full-time hourly Operator of one of our subsidiaries in the Operations Department. The median employee’s total compensation for 2018 was determined in the same manner that we determined the total compensation of our named executive officers for purposes of the Summary Compensation Table. The median employee’s total compensation for 2018 consisted of the following elements: salary, an annual cash incentive earned in 2108 and paid in March 2019, matching contribution into the 401(k) savings plan, Company contribution to the defined contribution plan and life insurance premiums paid by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables set forth information, as of March 14, 2019 unless otherwise specified, concerning:

•
beneficial ownership of our common stock by (1) SZ Investments together with its affiliates EGI-Fund (05-07) and Chai Trust Company, LLC, referred to as "Chai Trust"; (2) The Vanguard Group; (3) BlackRock, Inc., and (4) Fuller & Thaler Asset Management, Inc. which are the only beneficial owners known to us of 5% or more of our common stock; and

•
beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers named in the Summary Compensation Table included in this proxy statement, referred to as the “named executive officers” in this proxy statement, and (3) all of our current directors and executive officers together as a group.

As of March 14, 2019, the Company had 131,153,330 shares of common stock outstanding. The number of shares beneficially owned by each entity, person, current director or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Covanta Holding Corporation, 445 South Street, Morristown, New Jersey 07960.

Equity Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class
SZ Investments L.L.C.(1)	12,949,182	9.9%
Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606
The Vanguard Group (2)	11,225,646	8.6%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock, Inc.(3)	8,818,681	6.7%
55 East 52nd Street, New York, NY 10055
Fuller & Thaler Asset Management, Inc. (4)	6,661,222	5.1%
411 Borel Avenue, Suite 300, San Mateo, CA 94402

(1)	Based on a Schedule 13D/A filed with the SEC on July 29, 2014, this includes the shares owned as follows:
(a) 10,921,682 shares that SZ Investments beneficially owns with shared voting and dispositive power; (b) 2,027,500 shares that EGI-Fund (05-07) beneficially owns with shared voting and dispositive power; and (c) all 12,949,182 shares listed in the preceding (a) and (b) as beneficially owned by SZ Investments and EGI-Fund (05-07), are also beneficially owned by Chai Trust with shared voting and dispositive power. Chai Trust is the managing member of EGI-Fund (05-07). SZ Investments is each indirectly controlled by various trusts established for the benefit of Samuel Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. The addresses of each of EGI-Fund (05-07) and Chai Trust are as set forth in the table above for SZ Investments.
Mr. Zell is the Chairman of EGI. Mr. Zell is an officer of EGI-Fund (05-07) and SZ Investments. Mr. Zell was elected as our Chairman of the Board in September 2005 and he also previously served as a director from 1999 to 2004 and as our Chairman of the Board from July 2002 to October 2004, when he did not stand for re-election. In addition, Mr. Zell was our President and Chief Executive Officer from July 2002 until his resignation in April 2004.

(2)
Based on a Schedule 13G/A filed with the SEC on February 11, 2019, The Vanguard Group, Inc. has sole voting power with respect to 242,353 shares of our common stock; shared voting power with respect to 13,612 shares of our common stock; sole dispositive power with respect to 10,980,069 shares of our common stock and shared dispositive power with respect to 245,577 shares of our common stock.

(3)
Based on a Schedule 13G filed with the SEC on February 14, 2019, BlackRock, Inc., in its role as a holding company or control person has sole voting power with respect to 8,530,168 of these shares of our common stock and sole dispositive power with respect to 8,881,681 of these shares of our common stock.

(4)
Based on a Schedule 13G filed with the SEC on February 14, 2019, Fuller & Thaler Asset Management, Inc., is deemed to be the beneficial owner of 6,661,222 shares of our common stock pursuant to separate arrangements whereby it acts as investment advisor to certain persons.

Equity Ownership of Directors and Management

Name	Number of Shares Beneficially Owned		Stock Units (1)	Approximate Percent of Class
David M. Barse	98,960		26,615	*
Ronald J. Broglio	6,751		—	*
Peter C.B. Bynoe	75,122		25,567	*
Michael J. de Castro	73,628	(2)	—	*
Linda J. Fisher	46,736		11,643	*
Bradford J. Helgeson	51,519	(3)	—	*
Joseph M. Holsten	127,538	(4)	26,615	*
Stephen J. Jones	304,730	(5)	—	*
Owen Michaelson	—		3,609	*
Danielle Pletka	—		16,497	*
Michael W. Ranger	40,000		25,415	*
Robert S. Silberman	100,000		18,222	*
Timothy J. Simpson	142,318	(6)	—	*
Jean Smith	101,784		12,475	*
Derek W. Veenhof	90,872	(7)	—	*
Samuel Zell	13,112,263	(8)	105,077	10.0%
All Executive Officers and Directors as a group (20 persons)	14,488,416	(9)	—	11.0%
* Percentage of shares beneficially owned does not exceed 1% of the outstanding common stock.

(1)
Represents the number of shares of common stock payable to a non-employee director pursuant to time-based restricted stock units when the director leaves the Board (assuming all such units have vested) based on deferrals made by such directors. None of these deferred stock units have voting rights.

(2)	Includes 6,478 shares underlying currently outstanding restricted stock units held by Mr. de Castro that vested on March 15, 2019.

(3)	Includes 7,484 shares underlying currently outstanding restricted stock units held by Mr. Helgeson that vested on March 15, 2019.

(4)	Includes shares underlying currently exercisable options held by Mr. Holsten to purchase 25,000 shares of common stock at an exercise price of $20.58 per share.

(5)	Includes 24,504 shares underlying currently outstanding restricted stock units held by Mr. Jones that vested on March 15, 2019.

(6)	Includes 5,419 shares underlying currently outstanding restricted stock units held by Mr. Simpson that vested on March 15, 2019.

(7)	Includes 6,478 shares underlying currently outstanding restricted stock units held by Mr. Veenhof that vested on March 15, 2019.

(8)
Mr. Zell disclaims beneficial ownership as to (a) 10,921,682 shares beneficially owned by SZ Investments, all of which shares are pledged as security to loans and (b) 2,027,500 shares beneficially owned by EGI Fund 05-07, all of which shares are pledged as security to loans. SZ Investments and EGI Fund 05-07 are each indirectly controlled by various trusts established for the benefit of Mr. Zell and members of his family, the trustee of each of which is Chai Trust. Mr. Zell is not a director or officer of Chai Trust and thus disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein. Also, Mr. Zell disclaims beneficial ownership as to 25,418 shares beneficially owned by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse.

(9)
Includes 70,215 shares underlying currently outstanding restricted stock units held by all executive officers and directors as a group that vested on March 15, 2019 and 25,000 shares underlying currently exercisable options held by Mr. Holsten.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other of our equity securities. Executive officers, directors and greater than ten percent stockholders are required by Federal securities regulations to furnish us with copies of all Section 16(a) forms they file.
Based upon a review of filings with the SEC and/or written representations from certain reporting persons, we believe that all of our directors, executive officers and other Section 16 reporting persons complied during 2018 with the reporting requirements of Section 16(a).

Equity Compensation Plans
The following table sets forth information regarding the number of our securities that could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the Covanta Holding Corporation 2014 Equity Award Plan (the "Plan") and the number of securities remaining for future issuance under the Plan as of December 31, 2018:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (C)
Equity compensation plans approved by security holders	3,023,160	(1)	$20.58	(2)	2,955,797
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	3,023,160	(1)	$20.58	(2)	2,955,797

(1) Includes 25,000 shares to be issued upon exercise or outstanding options and 2,998,160 shares to be issued upon vesting of outstanding restricted stock units.
(2) Represents the weighted average exercise price of outstanding stock options and does not take into account outstanding restricted stock unit awards, which do not have an exercise price.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Audit Committee or a special committee of the Board composed solely of disinterested directors formed for such purpose are responsible for review of “related person transactions” between us and related persons and making determinations regarding and/or approving and authorizing such transactions, or at their discretion, making a recommendation with respect to such related person transactions to the Board. Under SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. These related person transactions apply to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.
Our Policy of Business Conduct, which contains certain provisions setting out conflicts of interest and related party standards, applies to all of our employees, including each of our executive officers, and directors. Our Policy of Business Conduct provides that it is the responsibility of each of our executive officers and directors to advise us, through our general counsel, of any affiliation with public or privately held businesses or enterprises that may create a potential conflict of interest, potential embarrassment to us or possible inconsistency with our policies or values. We solicit information quarterly from our directors and executive officers in order to monitor potential conflicts of interest. Any nominee for director is also requested to provide us the forgoing information. It is the policy of the Board and of the Audit Committee to apply the standards set forth in our Policy of Business Conduct and under applicable Delaware corporate law and applicable SEC and New York Stock Exchange rules and regulations in reviewing related person transactions and determining whether or not such transactions are reasonable and fair to us.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee is composed of three directors. Each of the current directors is independent as defined by the New York Stock Exchange listing standards. The Audit Committee operates under a written charter and key practices approved by the Board. A copy of the charter and key practices is available on the Company's website at www.covanta.com.
Management is responsible for establishing and maintaining adequate internal controls and for the public reporting process with respect to the Company's financials. Ernst & Young LLP, a registered independent public accounting firm and the Company's independent auditors for 2018, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.
The Audit Committee oversee Ernst & Young LLP's work and, at least annually, determines its compensation, evaluates its performance and assess its independence. Ernst & Young LLP reports directly to the Audit Committee, and the Audit Committee retains the authority to terminate the relationship at any time.
In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2018 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee has received written material addressing Ernst & Young LLP's internal quality control procedures and other matters, as required by the NYSE listing standards. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm's independence. The Audit Committee has concluded that Ernst & Young LLP's provision of audit and non-audit services is compatible with Ernst & Young LLP's independence.
The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits, including internal control testing under Section 404 of the Sarbanes-Oxley Act. The committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting. The committee also periodically meets in executive session. In this context, the Committee met four times during the fiscal year ended December 31, 2018.
Based upon the Audit Committee's discussions with management and Ernst & Young LLP, and the Audit Committee's review of the representations of management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

MICHAEL W. RANGER (CHAIR)
DAVID M. BARSE
JEAN SMITH

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES
The following table shows the aggregate fees that we incurred for audit, audit-related, tax and other services rendered by Ernst & Young LLP for the years ended December 31, 2018 and 2017 (in thousands of dollars):

	2018	2017
Audit Fees	$4,085	$5,357
Tax Fees	171	126
All Other Fees	7	2
Total	$4,263	$5,485

Audit Fees.    This category includes the fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, reviews of condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q. For 2017, this category includes services that are normally provided by Ernst & Young LLP in connection with our regulatory filings.
 Tax Fees.    This category consists of fees for professional services rendered by Ernst & Young LLP for tax compliance, tax advice and tax planning.
All Other Fees.    This category consists of fees for any other products or services provided by Ernst & Young LLP not described above. The services for fees in 2018 and 2017 under this category are related to licensed accounting research software.

Audit Committee’s Pre-Approval Policies and Procedures
Our Audit Committee Charter and Audit Committee Key Practices require the Audit Committee to pre-approve all permitted non-audit services. It is the Audit Committee's practice to restrict the non-audit services that may be provided to us by our independent registered public accounting firm primarily to tax services and merger and acquisition due diligence and integration services, and then only when the services offered by the auditor's firm are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding for such services.
The Audit Committee has established an Audit and Non-Audit Service Pre-Approval Policy, referred to as the “Pre-Approval Policy,” for all permitted work our independent registered public accounting firm may perform for us. The Pre-Approval Policy provides for the general approval of specific types of services and gives detailed guidance as to the specific types of services eligible for general pre-approval within each of the specifically designated categories of services and provides for maximum dollar amounts for such pre-approved services. Any additional services not described in the Pre-Approval Policy or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for that specified year will require the further advance review and approval of the Audit Committee. Pre-approval of services is generally provided for up to one year. The Audit Committee has delegated the authority to grant any such additional required approval to its Chair between meetings of the Audit Committee, provided that the Chair reports the details of the exercise of any such delegated authority at the next meeting of the Audit Committee. The Pre-Approval Policy prohibits the Audit Committee from delegating to our management the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm.
One hundred percent of the services generating fees in 2018 and 2017 were pre-approved in accordance with the Pre-Approval Policy. In pre-approving these services, the Audit Committee did not rely on the de minimis exception to the SEC pre-approval requirements applicable to audit-related, tax and all other permitted non-audit services.

PROPOSALS BY STOCKHOLDERS
In order for a proposal of a stockholder to be included in the proxy statement and form(s) of proxy relating to our 2020 annual meeting, the proposal must be received by us at our principal executive offices no later than November 30, 2019. Stockholders wishing to submit proposals or director nominations at our 2020 annual meeting that are not to be included in our proxy statement materials must deliver proposals to our principal executive offices no earlier than January 9, 2020 and no later than February 10, 2020. All stockholder proposals should be directed to the attention of our Secretary at our principal offices as set forth on the first page of this proxy statement.
Timely receipt of a stockholder's proposal will satisfy only one of various conditions established by the SEC for inclusion in our proxy materials and for compliance with our Bylaws.

INCORPORATION BY REFERENCE
The Audit Committee Report (including reference to the independence of the members of the Audit Committee) is not deemed to be filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference.

By Order of the Board of Directors
COVANTA HOLDING CORPORATION

TIMOTHY J. SIMPSON
Secretary
Dated: March 29, 2019

APPENDIX A

COVANTA HOLDING CORPORATION
2014 EQUITY AWARD PLAN

COVANTA HOLDING CORPORATION
2014 EQUITY AWARD PLAN
Section 1.Purpose; Definitions.
The purposes of the Plan are to promote the interests of the Company (including any Subsidiaries and Affiliates) and its stockholders by using equity interests in the Company to attract, retain and motivate its management, non-employee directors and other eligible persons and to encourage and reward their contributions to the Company’s performance and profitability. The Board of Directors of the Company adopted the Plan on February 26, 2014, subject to stockholder approval, due to the pending expiration of the Company’s Equity Award Plan for Employees and Officers and Equity Award Plan for Directors by each of their terms on October 4, 2014.
The following capitalized terms shall have the following respective meanings when used in the Plan:
(a)“Administrator” means the Board or any one of its Committees as shall be administering the Plan, in accordance with Section 3 of the Plan.
(b)“Affiliate” means any corporation or other entity controlled by the Company and designated by the Committee as such.
(c)“Applicable Laws” means the legal requirements relating to the administration of plans providing one or more of the types of Awards described in the Plan and the issuance of Shares thereunder pursuant to U.S. state corporate laws, U.S. federal and state securities laws, the Code and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
(d)“Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, Performance Share, Performance Unit or other stock-based Award under the Plan, all on a standalone, combination or tandem basis, as described in or granted under the Plan.
(e)“Award Agreement” means a written agreement between the Company and a Recipient evidencing the terms and conditions of an individual Award. The Award Agreement is subject to the terms and conditions of the Plan.
(f)“Board” means the Board of Directors of the Company.
(g)“Cause” shall mean, unless otherwise set forth in an Award Agreement or determined in writing by the Committee, (i) the conviction of the Recipient for committing, or entering a plea of nolo contendere by the Recipient with respect to, a felony under federal or state law or a crime involving moral turpitude; (ii) the commission of an act of personal dishonesty or fraud involving personal profit in connection with the Recipient’s employment by the Company; (iii) the willful misconduct, gross negligence or deliberate failure on the part of the Recipient to perform his or her employment duties with the Company in any material respect; or (iv) the failure to comply with Company policies or agreements with the Company, in any material respect.
(h)“Change in Control” shall mean the occurrence of any of the following events, each of which shall be determined independently of the others: (i) any “Person” (as hereinafter defined), other than a holder of at least 10% of the outstanding voting power of the Company as of the date of an Award, becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of a majority of the stock of the Company entitled to vote in the election of directors of the Company; (ii) individuals who are Continuing Directors of the Company (as hereinafter defined) cease to constitute a majority of the members of the Board; (iii) stockholders of the Company adopt and consummate a plan of complete or substantial liquidation or an agreement providing for the distribution of all or substantially all of the assets of the Company; (iv) the Company is a party to a merger, consolidation, other form of business combination or a sale of all or substantially all of its assets, with an unaffiliated third party, unless the business of the Company following consummation of such merger, consolidation or other business combination is continued following any such transaction by a resulting entity (which may be, but need not be, the Company) and the stockholders of the Company immediately prior to such transaction hold, directly or indirectly, at least a majority of the voting power of the resulting entity; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) shall not constitute a Change in Control; (v) there is a Change in Control of the Company of a nature that is reported in response to Item 5.01 of Current Report on Form 8-K or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirements; provided, however, that for purposes of an Award a Change in Control shall not be deemed to occur if the Person or Persons deemed to have acquired control is a holder of at least 10% of the outstanding voting power of the Company as of the date of such Award; or (vi) the Company consummates a transaction which constitutes a “Rule 13e-3 transaction” (as such term is defined in Rule 13e-3 of the Exchange Act) prior to the termination or expiration of this Agreement.
(i)“Code” means the Internal Revenue Code of 1986, as amended or replaced from time to time.

(j)“Committee” means the Compensation Committee of the Board, or another committee appointed by the Board to administer the Plan, in accordance with Section 3 of the Plan.
(k)“Common Stock” means the common stock, par value $0.10, of the Company.
(l)“Company” means Covanta Holding Corporation, a Delaware corporation.
(m)“Continuing Directors” shall mean the members of the Board on the Effective Date, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by at least a majority of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.
(n)“Director” means a director serving on the Board who is not also an Employee; and who has been duly elected to the Board by the stockholders of the Company or by the Board under applicable corporate law. Neither service as a Director nor payment of a director’s fee by the Company shall, without more, constitute “employment” by the Company.
(o)“Disability” means permanent and total disability as determined under procedures established by the Committee for the purposes of the Plan; provided, however, that (i) with respect to an Incentive Stock Option, such Disability must also fall within the meaning of “permanent and total disability” as defined in Section 22(e)(3) of the Code, and (ii) with respect to all Awards, to the extent required by Section 409A of the Code, such Disability must also fall within the meaning of “disabled” as defined in Section 409A(a)(2)(C) of the Code.
(p)“Effective Date” means the date described in Section 14(a) of the Plan.
(q)“Employee” means any common-law employee of the Company or a Subsidiary or Affiliate of the Company, including Officers employed by the Company or any Subsidiary or Affiliate of the Company; provided, however, that a person serving solely as an interim officer of the Company or any Subsidiary or Affiliate of the Company shall not be deemed an Employee for the purposes of the Plan. Neither service as a Director nor payment of a director’s fee by the Company shall, without more, constitute “employment” by the Company.
(r)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto, or the rules and regulations promulgated thereunder.
(s)“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(i)If the Common Stock is listed on the New York Stock Exchange Composite Tape, its Fair Market Value shall be either the mean of the highest and lowest reported sale prices of the stock (or, if no sales were reported, the average of the closing bid and asked price) or the last reported sale price of the stock, as determined by the Committee in its discretion, on the New York Stock Exchange for any given day or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be either the mean between the high bid and low asked prices or the last asked price, as determined by the Committee for the Common Stock on any given day, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(iii)In the absence of an established regular public market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee pursuant to the reasonable application of a reasonable valuation method in accordance with the provisions of Section 409A of the Code and the regulations thereunder and, with respect to an Incentive Stock Option, in accordance with such regulations as may be issued under the Code; provided that with respect to an individual described in Section 5(c)(i)(A)(1) hereof, this Section 1(s)(iii) shall not be available if the resulting price fails to represent the Fair Market Value of the stock on the date of grant as determined in accordance with Sections 1(s)(i) or (ii) above.
(t)“Former Plan”means either of the Covanta Holding Corporation Equity Award Plan for Employees and Officers, as amended or the Covanta Holding Corporation Equity Award Plan for Directors, as amended.
(u)“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
(v)“Non-Qualified Stock Option” means any Option that is not an Incentive Stock Option.
(w)“Officer” unless otherwise noted herein, means a person who is an officer of the Company or a Subsidiary or Affiliate.
(x)“Option” means a stock option granted pursuant to the Plan.
(y)“Performance Award” means an Award granted pursuant to Section 6(b) of the Plan.

(z)“Performance Share” means an Award granted pursuant to Section 6(c) of the Plan.
(aa)“Performance Unit” means an Award granted pursuant to Section 6(d) of the Plan.
(ab)"Plan” means this Equity Award Plan.
(ac)"Recipient” means an Employee, former Employee, Director or former Director who holds an outstanding Award.
(ad)“Reprice” means the reduction of the exercise price of Options or Stock Appreciation Rights previously awarded, and, at any time when the exercise price of Options or Stock Appreciation Rights is above the Fair Market Value of a share of Common Stock, the cancellation and re-grant or the exchange of such outstanding Options or Stock Appreciation Rights for either cash or a new Award with a lower (or no) exercise price.
(ae)"Restricted Stock” means shares of Common Stock acquired pursuant to an Award granted pursuant to Section 4 of the Plan.
(af)“Restricted Stock Unit” means a notional account established pursuant to an Award granted pursuant to Section 4 of the Plan that is (i) valued solely by reference to shares of Common Stock, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in Common Stock, cash or a combination thereof. The Restricted Stock Unit awarded to the Recipient will vest according to time-based or performance-based criteria specified in the Award Agreement.
(ag)“Retirement” means an Employee’s retirement from active employment with the Company or any Subsidiary or Affiliate as determined under a pension plan of the Company or any Subsidiary or Affiliate applicable to the Employee; or the Employee’s termination of employment at or after age 55 under circumstances that the Committee, in its sole discretion, deems equivalent to retirement.
(ah)“Rule 16b-3” means Rule 16b-3 promulgated under Section 16 of the Exchange Act, as such rule may be amended from time to time, and any successor rule, regulation, or statue fulfilling the same or a similar function.
(ai)“Section 162(m) Exception” means the exception on “applicable employee remuneration” under Section 162(m) of the Code for “qualified performance-based compensation.”
(aj)“Service Provider” means an Employee or Director. A Service Provider who is an Employee shall not cease to be a Service Provider (i) during any leave of absence approved by the Company; provided that, for purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract; or (ii) as a result of transfers between locations of the Company or between the Company and any Subsidiary or Affiliate. If reemployment upon expiration of a leave of absence approved by the Company is not guaranteed by statute or contract, then on the 91st day of such leave any Incentive Stock Option held by the Service Provider shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(ak)“Stock Appreciation Right” means an Award granted pursuant to Section 6(a) of the Plan.
(al)“Share” means a share of the Common Stock, as adjusted in accordance with Section 9 of the Plan.
(am)“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
(an)“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines.
Section 2.Shares Subject to the Plan.
(a)Shares Available for Issuance. Subject to the provisions of Section 9 of the Plan, the total number of Shares available for grants of Awards under the Plan will consist of (i) 1,016,404 Shares available as of the Effective Date under the Former Plans; (ii) any Shares which become available from the Former Plans after the Effective Date in accordance with this Section 2; and (iii) 6,000,000 additional Shares. Awards may be issued entirely in the form of Incentive Stock Options or through any combination of any one or more of the forms of Awards authorized under the terms of the Plan. As of the Effective Date, no additional Awards will be made from the Former Plans. The Shares subject to an Award under the Plan may be authorized but unissued, or reacquired Common Stock or treasury shares.
(b)General Award Limitations. Subject to adjustment as provided in Section 9 of the Plan, no Recipient may be granted (i) Options or Stock Appreciation Rights during any 12-month period with respect to more than 1,000,000 Shares, and (ii) Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Shares during any calendar year that are intended to comply with the Section 162(m) Exception and are denominated in Shares under which more than 500,000 shares may be earned for each twelve (12) months in the vesting period or performance period. During any calendar year no Recipient may be granted

Performance Units that are intended to comply with the Section 162(m) Exception and are denominated in cash under which more than $5.0 million may be earned for each twelve (12) months in the performance period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Recipient during the first calendar year in which the Recipient commences employment with the Company and its Subsidiaries. In determining the number of Shares with respect to which a Recipient may be granted an Award in any calendar year, any Award which is canceled shall count against the maximum number of Shares for which an Award may be granted to a Recipient.
(c)Limitations on Director Awards. In addition and subject to Section 9, no Director, except the Chairman of the Board, may be granted Awards with an aggregate grant date value in excess of $275,000 in any calendar year. Such limitation on Director Awards does not apply to any cash retainer fees, including cash retainer fees converted into equity awards at the election of the Director.
(d)Shares Eligible for Reissuance. If (i) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan or (ii) after the Effective Date of the Plan any Shares subject to an award under any Former Plan are forfeited, an award under any Former Plan expires or otherwise terminates without issuance of such Shares, or an award under any Former Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a Stock Appreciation Right), then in each such case the Shares subject to the Award or award under any Former Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that after the Effective Date of the Plan (i) any option or award any Former Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis.
(e)Dividends on Awards with Performance Goals. If an Award under the Plan is subject to vesting based on achievement of certain performance goals, any dividend and dividend equivalents with respect to such Award shall be paid only upon and to the extent that the underlying Award vests.
(f)Substitute Awards. Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Recipient under Section 2(b), nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in paragraphs (a) and (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or Affiliate or with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in paragraphs (a) and (b) above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
Section 3.Administration of the Plan.
(a)Administration. The Plan shall be administered by the Committee; provided, that with (i) respect to any Award that is intended to satisfy the requirements of Rule 16b-3, such Committee shall consist of at least the number of Directors as is required by Rule 16b-3 and each such Director shall satisfy the required qualifications of such rule and (ii) with respect any Award that is intended to satisfy the requirements of the Section 162(m) Exception, such Committee shall consist of at least the number of Directors satisfying the requirements of the Section 162(m) Exception. Committee members shall serve for such term(s) as the Board may determine, subject to removal by the Board at any time. The Committee shall act by a majority of its members, or if there are only two members of such Committee, by unanimous consent of both members. If at any time there is no Committee in office, the functions of the Committee specified in the Plan shall be carried out by the Board.

(b)Powers of the Committee.  Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have exclusive authority, in its discretion, to determine the Fair Market Value of the Common Stock in accordance with Section 1(s) of the Plan and to determine all matters relating to Awards under the Plan, including the selection of individuals to be granted an Award, the type of Award, the number of shares of Common Stock subject to an Award, all terms, conditions, restrictions and limitations, if any, including, without limitation, vesting, acceleration of vesting, exercisability, termination, substitution, cancellation, forfeiture, or repurchase of an Award and the terms of any instrument that evidences the Award. The Committee shall also have exclusive authority to interpret the Plan and its rules and regulations, and to make all other determinations deemed necessary or advisable under or for administering the Plan, subject to Section 13 of the Plan. All actions taken and determinations made by the Committee pursuant to the Plan shall be conclusive and binding on all parties involved or affected. The Committee may, by a majority of its members then in office, authorize any one or more of its members or any Officer of the Company to execute and deliver documents on behalf of the Committee, or delegate to an Officer of the Company the authority to make decisions pursuant to Section 5(d) of the Plan, provided that the Committee may not delegate its authority with regard to the selection for participation of or the granting of Awards to persons subject to Section 13 of the Exchange Act.
(c)Compliance with Section 409A of the Code. Awards granted under the Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code and the regulations thereunder. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Recipient. Notwithstanding any other provision of the Plan or any Award Agreement (unless the Award Agreement provides otherwise with respect to this Section 3): (i) an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under the Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Recipient; and (ii) if an Award constitutes “deferred compensation” within the meaning of Section 409A of the Code, and if the Recipient holding the Award is a “specified employee” (as defined in Section 409A of the Code, with such classification to be determined in accordance with the methodology established by the Company), no distribution or payment of any amount on account of a “separation from service” (as defined in Section 409A of the Code) shall be made before a date that is six months following the date of such separation from service, or, if earlier, the date of the Recipient’s death. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or non-United States law. Neither the Company, its Subsidiaries and Affiliates, nor their respective Directors, Officers, Employees or advisers shall be liable to any Recipient (or any other individual claiming a benefit through the Recipient) for any tax, interest, or penalties the Recipient might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.
Section 4.Restricted Stock and Restricted Stock Units.
(a)Awards of Restricted Stock and Restricted Stock Units. Shares of Restricted Stock or Restricted Stock Units may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan and/or cash awards made outside of the Plan. The Committee shall determine the individuals to whom it will award Restricted Stock or Restricted Stock Units under the Plan, and it shall advise the Recipient in writing, by means of an Award Agreement, of the terms, conditions and restrictions related to the Award, including the number of Shares or Restricted Stock Units to be awarded to the Recipient, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in this Section 4. The Committee may condition the grant or vesting of Restricted Stock or Restricted Stock Units upon the attainment of specified performance goals of the Recipient or of the Company, Subsidiary or Affiliate for or within which the Recipient is primarily employed, or upon such other factors as the Committee shall determine. The provisions of an Award need not be the same with respect to each Recipient. The terms of the Award of Restricted Stock or Restricted Stock Units shall comply in all respects with Applicable Law and the terms of the Plan.
(b)Awards and Certificates. Each Award shall be confirmed by, and subject to the terms of, an Award Agreement. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Recipient shall have delivered to the Company a stock power, endorsed in blank, relating to the Shares covered by such Award. Any certificate issued with respect to Shares of Restricted Stock shall be registered in the name of such Recipient and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:
“The transferability of this certificate and the shares of common stock represented hereby are subject to the terms and conditions (including forfeiture) of the Covanta Holding Corporation 2014 Equity Award Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the office of the Secretary of Covanta Holding Corporation.”

If and when the Restriction Period (hereinafter defined) expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the Recipient may request that unlegended certificates for such Shares be delivered to the Recipient.
(c)Terms and Conditions. Shares of Restricted Stock and Restricted Stock Units shall be subject to the following terms and conditions:
(i)Restriction Period. Subject to the provisions of the Plan and the terms of the Award Agreement, during a period set by the Committee, commencing with the date of grant of such Award (the “Restriction Period”), the Recipient shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock or Restricted Stock Units (the “Restrictions”). The Committee may provide for the lapse of such Restrictions in installments or otherwise and may accelerate or waive such Restrictions, in whole or in part, in each case based on period of service, performance of the Recipient or of the Company, Subsidiary or Affiliate, division or department for which the Recipient is employed or such other factors or criteria as the Committee may determine.
(ii)Rights of Restricted Stock Recipients. Except as provided in this Section 4(c) of the Plan, the applicable Award Agreement and Applicable Law, the Recipient shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Award Agreement, including, if so provided in the Award Agreement, the right to vote the Shares and the right to receive any cash dividends. Unless otherwise determined by the Committee in the applicable Award Agreement for the Restriction Period, (A) cash dividends on the Shares that are the subject of the Award Agreement shall be paid in cash to the Recipient and may be subject to forfeiture as provided in the Award Agreement and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock. If there is a pro rata distribution of warrants or other rights to acquire shares of Common Stock, then the Recipient shall have the right to participate in or receive such warrants or other rights, provided, however, that any shares of Common Stock acquired pursuant to the exercise of such warrants or other rights shall be subject to the same vesting requirements and restrictions as the underlying Common Stock.
(iii)Rights of Restricted Stock Unit Recipients. The Recipient of Restricted Stock Units shall not have any of the rights of a stockholder of the Company and has no right to vote any shares of Common Stock or to receive any cash dividend. The Committee shall be entitled to specify in a Restricted Stock Unit Award Agreement that in the event that the Company declares a dividend on its Common Stock, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the Restricted Stock Units had they been converted into the same number of shares of Common Stock and held by Recipient on the record date of such dividend. Upon adjustment and vesting of the Restricted Stock Unit, any cash payment due with respect to such dividends shall be made to the Recipient.
(iv)Termination of Service Provider Relationship. Except to the extent otherwise provided in the applicable Award Agreement or the Plan or otherwise expressly authorized by the Committee in its sole discretion, if a Recipient ceases to be a Service Provider for any reason during the Restriction Period, all Shares or Restricted Stock Units still subject to restriction shall be forfeited by the Recipient.
(d)Other Provisions. The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee in its sole discretion, including, without limitation, provisions relating to tax matters including wage withholding requirements and prohibitions on elections by the Recipient under Section 83(b) of the Code. In addition, the terms of the Award Agreements for Restricted Stock need not be the same with respect to each Recipient.
Section 5.Options.
(a)Limitations on Options. For a Director, each Option shall be designated in the written Award Agreement as a Non-Qualified Stock Option. For an Employee, each Option shall be designated in the written Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation for an Employee, to the extent that Incentive Stock Options are amended; the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Recipient during any calendar year (under all plans of the Company and any Subsidiary or Affiliate) exceeds $100,000 or other circumstances exist that would cause the Options to lose their status as Incentive Stock Options, such Options shall be treated as Non-Qualified Stock Options. For purposes of this Section 5, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted. If an Option is granted hereunder that is part Incentive Stock Option and part Non-Qualified Stock Option due to becoming first exercisable in any calendar year in excess of $100,000, the Incentive Stock Option portion of such Option shall become exercisable first in such calendar year, and the Non-Qualified Stock Option portion shall commence becoming exercisable once the $100,000 limit has been reached.
(b)Term of Option. The term of each Option shall be stated in the Award Agreement but shall be no longer than ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Recipient who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary (taking into account the attribution rules under Section 424(d) of the Code), the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
(c)Option Exercise Price and Consideration.
(i)Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Committee, subject to the following:
(A)In the case of an Incentive Stock Option
(1)granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Subsidiary (taking into account the attribution rules under Section 424(d) of the Code), the per Share exercise price shall be not less than 110% of the Fair Market Value per Share on the date of grant, or
(2)granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant.
(B)In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than 100% of the Fair Market Value per Share on the date of grant; provided that case of Substitute Awards, the exercise price may be less than 100% of Fair Market Value per Share on the date of grant.
(ii)Waiting Period and Exercise Dates. The Committee shall have the authority, subject to the terms of the Plan, to determine any vesting restriction or limitation or waiting period with respect to any Option granted to a Recipient or the Shares acquired pursuant to the exercise of such Option.
(iii)Form of Consideration. The Committee shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee shall determine the acceptable form of consideration at the time of grant. Unless limited by the Committee, such consideration may consist entirely of:
(A)cash (in the form of a certified or bank check or such other instrument as the Company may accept);
(B)other Shares owned on the date of exercise of the Option by the Recipient (and, in the case of the exercise of a Non-Qualified Stock Option, Restricted Stock subject to an Award hereunder) based on the Fair Market Value of the Common Stock on the date the Option is exercised; provided, however, that in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares may be authorized only at the time the Option is granted; and provided that if payment is made in the form of Restricted Stock, the number of equivalent shares of Common Stock to be received shall be subject to the same forfeiture restrictions to which such Restricted Stock was subject, unless otherwise determined by the Committee;
(C)any combination of (A) and (B) above;
(D)by delivery of a properly executed exercise notice together with such other documentation as the Committee and a qualified broker, if applicable, shall require to effect an exercise of the Option, and delivery to the Company of the proceeds required to pay the exercise price;
(E)by requesting that the Company withhold such number of Shares then issuable upon exercise of the Option as will have a Fair Market Value equal to the exercise price of the Shares being acquired upon the exercise of the Option; or
(F)such other consideration and method of payment for the issuance of Shares to the extent permitted by the Committee and Applicable Laws.
(d)Exercise of Option.
(i)Procedure for Exercise; Rights as a Stockholder. Except as otherwise authorized by the Committee, any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. If the Committee provides that any Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. The Committee may at any time, in whole or in part, accelerate the exercisability of any Option.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Committee in accordance with Section 5(c)(iii) of the Plan and permitted by the Award Agreement. Shares issued upon exercise of an Option shall be issued in the name of the Recipient. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 9 of the Plan.
(ii)Termination of Relationship as Employee. If a Recipient ceases to be a an Employee, other than for Cause or upon the Recipient’s death, Disability or Retirement, the Recipient, subject to the restrictions of this Section 5(d)(ii), may exercise his or her Option within the time specified in this Section 5(d)(ii) to the extent that the Option is vested on the date of termination, including any acceleration of vesting granted by the Committee, and has not yet expired as set forth in the Award Agreement. Unless otherwise set forth in the Award Agreement, such Option may be exercised as follows: (i) if the Option is a Non-Qualified Stock Option, it shall remain exercisable for the lesser of the remaining term of the Option or twelve (12) months from the date of such termination of the relationship as a Service Provider; or (ii) if the Option is an Incentive Stock Option, it shall remain exercisable for the lesser of the term of the Option or three (3) months following the Recipient’s termination of his or her relationship as a Service Provider; provided, however, that if the Recipient dies within such three-month period, any unexercised Option held by such Recipient shall notwithstanding the expiration of such three-month period continue to be exercisable (to the extent to which it was exercisable at the time of death) for the lesser of a period of twelve (12) months from the date of such death; the expiration of the stated term of such Option; or the exercise period that applies for purposes of Section 422 of the Code. If, on the date of termination, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall revert to the Plan. If a Recipient ceases to be a Service Provider for Cause, the Option shall immediately terminate, and the Shares covered by such Option shall revert to the Plan. If, after termination, the Recipient does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
Notwithstanding the above, in the event of a Recipient’s change in status from Employee to non-Employee Officer or Director, the Recipient shall not automatically be treated as if the Recipient terminated his or her relationship as a Service Provider, nor shall the Recipient be treated as ceasing to provide services to the Company solely as a result of such change in status. In the event a Recipient’s status changes from Employee to non-Employee Officer or Director, an Incentive Stock Option held by the Recipient shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option three months and one day following such change of status.
(iii)Disability of Employee. If, as a result of the Recipient’s Disability, a Recipient ceases to be an Employee, the Recipient may exercise his or her Option subject to the restrictions of this Section 5(d)(iii) and within the period of time specified herein to the extent the Option is vested on the date of termination, including any acceleration of vesting granted by the Committee, and has not yet expired as set forth in the Award Agreement. Unless otherwise set forth in the Award Agreement, such Option shall be exercisable for the lesser of the remaining period of time specified in the Award Agreement or twelve (12) months from the date of such termination. If, on the date of termination, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Recipient does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods applicable under Section 422 of the Code, such Option will thereafter be treated as a Non-Qualified Stock Option.
(iv)Death of Employee. If a Recipient dies while an Employee, the Option may be exercised subject to the restrictions of this Section 5(d)(iv) and within such period of time as is specified in the Award Agreement (but in no event later than the earlier of twelve (12) months from the date of such death or the expiration of the term of such Option as set forth in the Award Agreement), but only to the extent that the Option is vested on the date of death, including any acceleration of vesting granted by the Committee, and has not yet expired as set forth in the Award Agreement. If, at the time of death, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Recipient’s estate or, if none, by the person(s) entitled to exercise the Option under the Recipient’s will or the applicable laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. In the event of termination of employment by reason of death, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Non-Qualified Stock Option.
(v)Retirement of Employee.
(A)Non-Qualified Stock Options. If, as a result of the Recipient’s Retirement, a Recipient ceases to be an Employee, the Recipient may, subject to the restrictions of this Section 5(d)(v), exercise his or her Non-Qualified Stock Option within the time specified herein to the extent the Option is vested on the date of termination, including any acceleration of vesting granted by the Committee, and has not yet expired as set forth in the Award Agreement. Unless otherwise set forth in the Award Agreement, such Option may be exercised for the lesser of the remaining period of time specified in the Award Agreement or three (3) years following the Recipient’s Retirement. Notwithstanding the foregoing, if the Recipient dies within such three (3)-year (or shorter) period, any unexercised Non-Qualified Stock Option held by such Recipient shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months from the date of death or the expiration of the stated term of such Option, whichever period is shorter.
(B)Incentive Stock Options. If the Recipient holds an Incentive Stock Option and ceases to be an Employee by reason of his or her Retirement, such Incentive Stock Option may continue to be exercisable by the Recipient to the extent to which it was exercisable at the time of Retirement for a period of three (3) months from the date of Retirement or the expiration of the stated term of such Option, whichever period is the shorter. Notwithstanding the foregoing, if the Recipient dies within such three-month period, any unexercised Incentive Stock Option held by such Recipient shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of twelve (12) months from the date of such death; the expiration of the stated term of such Option; or the exercise period that applies for purposes of Section 422 of the Code, whichever period is the shorter.
If, on the date of termination due to Retirement, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination due to Retirement, the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(vi)Termination of Relationship as Director. Except as otherwise set forth in the Award Agreement, if a Recipient ceases to be a Director, other than for Cause, the Recipient, subject to the restrictions of this Section 5(d)(vi) and to the extent that the Option is vested on the date of termination of service as a Director, including any acceleration of vesting granted by the Committee, may exercise his or her Option for the lesser of the remaining term of the Option or three (3) years from the date of such termination of the service as a Director. If, on the date of termination, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall revert to the Plan. If a Recipient ceases to be a Director for Cause, the Option shall immediately terminate, and the Shares covered by such Option shall revert to the Plan. If, after termination, the Recipient does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(vii)Death of Director. If a Recipient dies while a Director, the Option may be exercised subject to the restrictions of this Section 5(d)(vii) and within such period of time as is specified in the Award Agreement (but in no event later than the earlier of three (3) years or the expiration of the term of such Option as set forth in the Award Agreement), but only to the extent that the Option is vested on the date of death, including any acceleration of vesting granted by the Committee, and has not yet expired as set forth in the Award Agreement. If, at the time of death, the Recipient is not vested as to his or her entire Option and the Committee has not granted any acceleration of vesting, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Recipient’s estate or, if none, by the person(s) entitled to exercise the Option under the Recipient’s will or the applicable laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.
(viii)Cash Out Provisions. On receipt of written notice of exercise, to the extent permitted by Section 409A of the Code and the regulations thereunder, the Committee may elect, but shall not be required to, to cash out all or any part of the shares of Common Stock for which an Option is being exercised by paying the Recipient an amount, in cash, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which an Option is being exercised on the effective date of such cash out. Cash outs pursuant to this Section 5(d)(viii) relating to Options held by Recipients who are actually or potentially subject to Section 16(b) of the

Exchange Act shall comply with the provisions of Section 16 of the Exchange Act and the rules promulgated thereunder, to the extent applicable.
(ix)No Option Repricing. Except as provided in Section 9 of the Plan, the Committee shall not be permitted to Reprice an Option after the date of grant without the approval of the Company’s stockholders.
Section 6.Other Awards.
The Committee, in its sole discretion, but subject to the terms of the Plan, may grant the following types of Awards (in addition to or in combination with the Awards of Options and Restricted Stock described above) under the Plan on a standalone, combination or tandem basis:
(a)Stock Appreciation Right. The Committee may grant a right to receive the excess of the Fair Market Value of a Share on the date the Stock Appreciation Right is exercised over the Fair Market Value of a Share on the date the Stock Appreciation Right was granted (the “Spread”). Upon exercise of a Stock Appreciation Right, the Spread with respect to a Stock Appreciation Right will be payable in cash, Shares with a total Fair Market Value equal to the Spread or a combination of these two. The terms of the Award Agreements granting Stock Appreciation Rights need not be the same with respect to each Recipient. The term of each Stock Appreciation Right shall be stated in the Award Agreement but shall be no longer than ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. A Stock Appreciation Right shall be subject to adjustment as provided in Section 9 of the Plan. Except as provided in Section 9 of the Plan, the Committee shall not be permitted to Reprice a Stock Appreciation Right after the date of grant without the approval of the Company’s stockholders. The Committee may provide for the automatic exercise on the last day of the term for any Stock Appreciation Right where the Fair Market Value of the Stock Appreciation Right is greater than zero.
(b)Performance Award. The Committee may grant a Performance Award based on the performance of the Recipient over a specified performance period. A Performance Award may be awarded to an Employee contingent upon future performance of the Company or any Affiliate, Subsidiary, division or department thereof in which such Employee is employed, if applicable, during the performance period. The Committee shall establish the performance measures applicable to such performance prior to the beginning of the performance period, but subject to such later revisions as the Committee may deem appropriate to reflect significant, unforeseen events or changes. The Performance Award may consist of a right to receive Shares (or cash in an amount equal to the Fair Market Value thereof) or the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of Shares over a specified period. Each Performance Award shall have a maximum value established by the Committee at the time such Award is made. Payment of a Performance Award may be made following the end of the performance period in cash, Shares (based on the Fair Market Value on the payment date) or a combination thereof, as determined by the Committee, and in a lump sum or installments as determined by the Committee. Except as otherwise provided in an Award Agreement or as determined by the Committee, a Performance Award shall terminate if the Recipient does not remain continuously in the employ of the Company at all times during the applicable performance period. The terms of the Award Agreements granting Performance Awards need not be the same with respect to each Recipient.
(c)Performance Shares. The Committee may grant Performance Shares to a Recipient. Performance Shares may be awarded to an Employee contingent upon future performance of the Company or any Affiliate, Subsidiary, division or department thereof in which such Employee is employed, if applicable, during the performance period. The Committee will set the performance periods and performance objectives that, depending on the extent to which they are met, will determine the number of Performance Shares payable in cash, shares or a combination of cash and Shares, as applicable. Each Performance Share must have an initial value equal to the Fair Market Value of a Share on the date of grant. Unless otherwise provided in an Award Agreement or determined by the Committee, Performance Share Awards shall terminate if the Recipient does not remain an Employee of the Company, or its Affiliates or Subsidiaries at all times during the applicable performance period. The terms of the Award Agreements granting Performance Shares need not be the same with respect to each Recipient.
(d)Performance Units. A Performance Unit is designated in a dollar amount of cash. The Committee may grant Performance Units that will result in a payment to an Employee only if performance goals established by the Committee are achieved. The Committee will set the performance periods and performance objectives that, depending on the extent to which they are met, will determine the amount of Performance Units payable in cash, Shares or a combination of cash and Shares, as applicable. Performance Units will have an initial dollar value established by the Committee prior to the date of grant. Unless otherwise provided in an Award Agreement or determined by the Committee, Performance Unit awards shall terminate if the Recipient does not remain an Employee of the Company, or its Affiliates or Subsidiaries at all times during the applicable performance period. The terms of the Award Agreements granting Performance Units need not be the same with respect to each Recipient.
(e)Other Share-Based Awards. The Committee may, in its discretion, grant other Share-based Awards which are related to or serve a similar function to those Awards set forth in this Section 6.

Section 7.Qualified Performance-Based Compensation
The Committee may designate any Award as “qualified performance-based compensation” for purposes of the Section 162(m) Exception. Accordingly, in the case of such Awards, the Plan shall be administered and the provisions of the Plan or any related Award Agreement shall be interpreted in a manner consistent with the Section 162(m) Exception. Any Awards designated as “qualified performance-based compensation” shall be conditioned on the achievement of objective tests based on one or more of the following performance measures as determined by the Committee:
(i)earnings;

(ii)	operating profits (including measures of earnings before interest, taxes, depreciation and amortization (“EBITDA”), or adjusted EBITDA);
(iii)free cash flow or adjusted free cash flow;
(iv)cash from operating activities;
(v)revenues;
(vi)net income;
(vii)financial return ratios;
(viii)market performance;
(ix)stockholder return and/or value;
(x)net profits;
(xi)earnings per share;
(xii)profit returns and margins;
(xiii)stock price;
(xiv)stock price compared to a peer group of companies;
(xv)working capital;
(xvi)capital investments;
(xvii)returns on assets;
(xviii)returns on equity;
(xix)returns on capital investments;
(xx)selling, general and administrative expenses;
(xxi)discounted cash flows;
(xxii)productivity;
(xxiii)expense targets;
(xxiv)market share;
(xxv)cost control measures;
(xxvi)strategic initiatives;

(xxvii)	changes between years or periods that are determined with respect to any of the above-listed performance criteria;
(xxviii)net present value; and
(xxix)economic profit.
Performance criteria may be measured solely on a Company, Subsidiary or business unit basis, on specific capital projects or groups of projects or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The measure for any such award may include or exclude items to retain the intents and purposes of specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, acceleration of payments, costs of capital invested, discount factors, and any unusual or nonrecurring gain or loss. In order to qualify as performance-based under Section 162(m) of the Code, the performance criteria will be established before 25% of the performance period has elapsed and will not be subject to change (although future awards may be based on different performance criteria). The performance periods may extend over one to five calendar years, and may overlap one another.

Section 8.Non-Transferability of Awards.
Unless otherwise specified by the Committee in the Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by (i) will or by the laws of descent or distribution or (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder). Options and other Awards may be exercised, during the lifetime of the Recipient, only by the Recipient or by the guardian or legal representative of the Recipient or by an alternate payee pursuant to a qualified domestic relations order. Any attempt to assign, pledge or otherwise transfer any Award or of any right or privileges conferred thereby, contrary to the Plan, or the sale or levy or similar process upon the rights and privileges conferred hereby, shall be void.
Section 9.Adjustments Upon Changes in Capitalization.
Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, the limitations set forth in Section 2(b) and Section 2(c), and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per Share covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that (a) conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration;” and (b) no adjustment shall be made below par value and no fractional shares of Common Stock shall be issued. Such adjustment shall be made by the Board in its sole discretion, whose determination in that respect shall be final, binding and conclusive. In the event of an extraordinary cash dividend, the Committee may, in its sole discretion, equitably adjust the aggregate number of Shares available under the Plan, as well as the exercise price, number of Shares and other appropriate terms of any outstanding Award in order to preserve the intended benefits of the Plan. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
Section 10.Eligibility for Awards.
Awards may be granted to Employees and Directors. In addition, an Award may be granted to a person who is offered employment by the Company, a Subsidiary or an Affiliate, provided that such Award shall be immediately forfeited if such person does not accept such offer of employment within such time period as the Company, Subsidiary or Affiliate may establish. If otherwise eligible, an Employee or Director who has been granted an Award may be granted additional Awards.
Section 11.Date of Grant.
The date of grant of an Award shall be, for all purposes, the date on which the Committee makes the determination granting such Award, or such other later date as is determined by the Committee. Notice of the determination shall be provided to each Recipient within a reasonable time after the date of such grant.
Section 12.Term; Amendment and Termination of the Plan.
(a)Amendment and Termination. Subject to this Section 12, the Board may at any time amend, alter, suspend or terminate the Plan. Subject to Section 7 and the other terms of the Plan, the Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Recipient without the Recipient’s consent.
(b)Stockholder Approval. The Company shall obtain stockholder approval of any material Plan amendment and any amendment to the extent necessary and desirable to comply with the Code (or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such stockholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law, rule or regulation.
(c)Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Recipient (except such an amendment made to comply with Applicable Law, including without limitation, Section 409A of the Code, stock exchange rules or accounting rules), unless mutually agreed otherwise between the Recipient and the Committee, which agreement must be in writing and signed by the Recipient and the Company.
Section 13.Conditions upon Issuance of Shares.
(a)Legal Compliance. Shares shall not be issued pursuant to the exercise or settlement of an Award unless the exercise or settlement of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Laws, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted and shall be further subject to the approval of counsel for the Company with respect to such compliance. The

Committee may cause a legend or legends to be placed on any certificates for Shares or other securities delivered under the Plan as it may deem appropriate to make reference to such legal rules and restrictions, or to impose any restrictions on transfer.
(b)Withholding Obligations. The Committee may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind which the Company is required by any law or regulation of any governmental authority to withhold in connection with any Award under the Plan, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Stock to be issued under the Plan, until such time as the Recipient has paid the Company for any amount which the Company is required to withhold with respect to taxes. Unless otherwise determined by the Committee, withholding obligations may be settled with vested Common Stock, including vested Common Stock that is part of the Award that gives rise to the withholding requirement. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with vested Common Stock.
(c)Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
(d)Grants Exceeding Allotted Shares. If the number of Shares covered by an Award exceeds, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award shall be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Applicable Law and Section 12(b) of the Plan.
Section 14.General Provisions.
(a)Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company (“Effective Date”), provided that such approval occurs on or before the first anniversary of the date of its adoption by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws and the rules of any stock exchange upon which the Common Stock is listed. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 12 of the Plan.
(b)No Contract of Employment. Neither the Plan nor any Award hereunder shall confer upon an individual any right with respect to continuing such individual’s employment relationship with the Company, nor shall they interfere in any way with such individual’s right or the Company’s right to terminate such employment relationship at any time, with or without cause.
(c)Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(d)Governing Law. The Plan and all Awards made and actions thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.
(e)Prohibition on Loans to Recipients. The Company shall not lend funds to any Recipient for the purpose of paying the exercise or base price associated with any Award or for the purpose of paying any taxes associated with the exercise or vesting of an Award.
(f)Unfunded Status of Plan. It is intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payment; provided, however, that, unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.
(g)Liability of Committee Members. Except as provided under Applicable Law, no member of the Board or the Committee will be liable for any action or determination made in good faith by the Board or the Committee with respect to the Plan or any Award under it. Neither the Company, the Board nor the Committee, nor any Subsidiary or Affiliate, nor any directors, officers or employees thereof, shall be liable to any Recipient or other person if it is determined for any reason by the Internal Revenue Service or any court that an Incentive Stock Option granted hereunder does not qualify for tax treatment as an “incentive stock option” under Section 422 of the Code.
(h)Return and/or Forfeiture of Performance-Based Payments or Awards. Notwithstanding any other provision in this Plan or in any Award Agreement, in the event that pursuant to the terms or requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or of any applicable laws, rules or regulations promulgated by the Securities and Exchange Commission from time to time, and in the event any Award is based upon the satisfaction of financial performance metrics which are subsequently reversed due to a restatement or reclassification of financial results of the Company, then any payments made or awards granted shall be returned and forfeited to the extent required and as provided by applicable laws, rules, regulations or listing requirements.

Participants in Foreign Countries. The Committee shall have the authority to adopt such modifications, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Subsidiaries or Affiliates may operate to assure the viability of the benefits from Awards granted to Recipients performing services in such countries and to meet the objectives of the Plan.

APPENDIX B

FIRST AMENDMENT
TO THE
COVANTA HOLDING CORPORATION
2014 EQUITY AWARD PLAN

WHEREAS, Covanta Holding Corporation (the “Company”) adopted the Covanta Holding Corporation 2014 Equity Award Plan (the “Plan”) to promote the interests of the Company and its stockholders by using equity interests in the Company to attract, retain and motivate its management, non-employee directors and other eligible persons and to encourage and reward their contributions to the Company’s performance and profitability; and
WHEREAS, it is desirable to amend the Plan to: (i) reserve an additional 6,000,000 shares of the Company’s common stock for issuance under the Plan; (ii) reflect changes made to Section 162(m) of the Internal Revenue Code of 1986, as amended, pursuant to the Tax Cuts and Jobs Act, and subsequent transition guidance issued in Notice 2018-68; and (iii) make such other changes deemed appropriate by the Board of Directors of the Company.
NOW, THEREFORE, BE IT RESOLVED, that, the Board of Directors does hereby authorize, adopt and approve and recommend to the Company’s stockholders that, subject to the approval of the Company’s stockholders, the Plan shall be amended effective as of May 9, 2019 in the following particulars:
1.    Section 2(a) of the Plan is amended in its entirety to read as follows:
“(a)    Shares Available for Issuance. Subject to Section 9 of the Plan, the total number of Shares available for grants of Awards under the Plan will consist of (i) 1,015,817 Shares as of the Effective Date under the Former Plans; (ii) any Shares which become available from the Former Plans after the Effective Date in accordance with this Section 2; and (iii) 12,000,000 additional Shares. Awards maybe issued entirely in the form of Incentive Stock Options or through any one or more form of Awards authorized under the terms of the Plan. As of the Effective Date, no additional awards will be made from the Former Plans. The Shares subject to an Award under the Plan may be authorized but unissued, or reacquired Common Stock as treasury shares.”
2.    Section 2(b) of the Plan is amended in its entirety to read as follows:
“(b)    General Award Limitations. Subject to adjustment as provided in Section 9 of the Plan, no Recipient may be granted (i) Options or Stock Appreciation Rights during any 12-month period commencing on or after January 1, 2018 with respect to more than 1,000,000 Shares, or (ii) Restricted Stock Awards, Restricted Stock Unit Awards, or Performance Shares, that are intended to comply with the Section 162(m) Exception (during any calendar year prior to 2018) and are denominated in Shares, under which more than 500,000 Shares may be earned during a 12-month vesting period or performance period. No Recipient may be granted Performance Units that are intended to comply with the Section 162(m) Exception (during any calendar year prior to 2018) and are denominated in cash under which more than $5.0 million may be earned for each twelve (12) months in the performance period. Each of the limitations in this section shall be multiplied by two (2) with respect to Awards granted to a Recipient during the first calendar year in which the Recipient commences employment with the Company and its Subsidiaries. In determining the number of Shares with respect to which a Recipient may be granted an Award in any calendar year, any Award which is canceled during such calendar year shall count against the maximum number of Shares for which an Award may be granted to a Recipient.”
3.    Section 2(c) of the Plan is amended in its entirety to read as follows:
“(c)    Limitations on Director Awards. In addition and subject to Section 9, non-employee Directors shall be entitled to receive annual compensation for serving as a Director, subject to the following limitations with respect to any Director other than the Chairman of the Board, the sum of (i) the aggregate grant date value of Awards granted to such Director during a calendar year and (ii) any cash fees paid to such Director during the same calendar year, shall not exceed $500,000. With respect to the Chairman of the Board, the sum of (x) the aggregate grant date value of Awards granted to such Chairman during a calendar year and (y) any cash fees paid to such Chairman during the same calendar year, shall not exceed $1,000,000.”

4.    Section 2(d) of the Plan is amended in its entirety to read as follows:
“(d)    Shares Eligible for Reissuance. If any Shares subject to an Award of Performance Shares, Restricted Stock or Restricted Stock Units are forfeited, such Shares shall, to the extent of such forfeiture, be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that withholding tax liabilities arising from an Award of Performance Shares, Restricted Stock or Restricted Stock Units are satisfied by the withholding of Shares by the Company, then in such case the Shares so withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. No Shares subject to a Stock Appreciation Right or a Stock Option shall be added to Shares available for grant under the Plan, even if (i) the Shares are covered by a Stock Appreciation Right or Stock Option that is partially or completely forfeited or unexercised or (ii) the Shares are withheld to satisfy tax withholding obligations following exercise of a Stock Appreciation Right or Stock Option.”
5.    Section 2(e) of the Plan is amended in its entirety to read as follows:
“(e)    Dividends on Awards. If an Award under the Plan is subject to vesting, any dividend and dividend equivalents with respect to such Award shall be paid only upon, and to the extent that, the underlying Award vests.
6.    Section 4(c)(ii) of the Plan is amended in its entirety to read as follows:
“(ii)    Rights of Restricted Stock Recipients. Except as provided in this Section 4(c) of the Plan, the applicable Award Agreement and Applicable Law, the Recipient shall have, with respect to the Shares of Restricted Stock, the same right to vote such Shares as a stockholder of the Company holding the class or series of Common Stock that is the subject of the Award Agreement would have, if such right to vote such Shares is set forth in the Award Agreement. Cash dividends on the Shares of Restricted Stock that are the subject of an Award Agreement that permits any award of cash dividends, shall be paid in cash to the Recipient only if, and at such time as, the underlying Shares of Restricted Stock vest. Dividends on Restricted Stock that are payable in Common Stock shall be paid in the form of Restricted Stock that will vest only if, and at such time as, the underlying Shares of Restricted Stock vest. If there is a pro rata distribution of warrants or other rights to acquire shares of Common Stock, then the Recipient shall have the right to participate in or receive such warrants or other rights, provided, however, that any shares of Common Stock acquired pursuant to the exercise of such warrants or other rights shall be subject to the same vesting requirements and restrictions as the underlying Common Stock.”
7.    Section 4(c)(iii) of the Plan is amended in its entirety to read as follows:
“(iii)    Rights of Restricted Stock Unit Recipients. The Recipient of Restricted Stock Units shall not have any of the rights of a stockholder of the Company and has no right to vote any shares of Common Stock or to receive any cash dividend. The Committee shall be entitled to specify in a Restricted Stock Unit Award Agreement that in the event that the Company declares a dividend on its Common Stock, the Company will hold in escrow an amount in cash equal to the dividend that would have been paid on the Restricted Stock Units had they been converted into the same number of shares of Common Stock and held by Recipient on the record date of such dividend. Upon adjustment and vesting of the Restricted Stock Unit, any cash payment due with respect to such dividends shall be made to the Recipient. No cash payment will be made with respect to such dividends if the underlying Restricted Stock Unit does not vest.”
8.    Section 7 of the Plan is amended in its entirety to read as follows:
“Section 7.    Qualified Performance-Based Compensation
For Awards granted prior to January 1, 2018, the Committee may designate any Award as “qualified performance-based compensation” for purposes of the Section 162(m) Exception. Accordingly, in the case of such Awards, the Plan shall be administered and the provisions of the Plan or any related Award Agreement shall be interpreted in a manner consistent with the Section 162(m) Exception. Any Awards designated as “qualified performance-based compensation” shall be conditioned on the achievement of objective tests based on one or more of the following performance measures as determined by the Committee:

(i)	earnings;

(ii)	operating profits (including measures of earnings before interest, taxes, depreciation and amortization (“EBITDA”), or adjusted EBITDA);

(iii)	free cash flow or adjusted free cash flow;

(iv)	cash from operating activities;

(v)	revenues;

(vi)	net income;

(vii)	financial return ratios;

(viii)	market performance;

(ix)	stockholder return and/or value;

(x)	net profits;

(xi)	earnings per share;

(xii)	profit returns and margins;

(xiii)	stock price;

(xiv)	stock price compared to a peer group of companies;

(xv)	working capital;

(xvi)	capital investments;

(xvii)	returns on assets;

(xviii)	returns on equity;

(xix)	returns on capital investments;

(xx)	selling, general and administrative expenses;

(xxi)	discounted cash flows;

(xxii)	productivity;

(xxiii)	expense targets;

(xxiv)	market share;

(xxv)	cost control measures;

(xxvi)	strategic initiatives;

(xxvii)	changes between years or periods that are determined with respect to any of the above-listed performance criteria;

(xxviii)	net present value; and

(xxix)	economic profit.
Performance criteria may be measured solely on a Company, Subsidiary or business unit basis, on specific capital projects or groups of projects or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. The measure for any such award may include or exclude items to retain the intents and purposes of specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts, acceleration of payments, costs of capital invested, discount factors, and any unusual or nonrecurring gain or loss. In order for an Award granted prior to January 1, 2018 to qualify as performance-based under Section 162(m) of the Code, the performance criteria will be established before 25% of the performance period has elapsed and will not be subject to change (although future awards may be based on different performance criteria). The performance periods may extend over one to five calendar years, and may overlap one another.”
9.    Section 13(b) of the Plan is amended in its entirety to read as follows:
“(b)    Withholding Obligations. The Committee may take such steps as are considered necessary or appropriate for the withholding of any federal, state, local or foreign taxes of any kind which the Company is required by any law or regulation of any governmental authority to withhold in connection with any Award under the Plan, including, without limiting the generality of the foregoing, the withholding of all or any portion of any payment or the withholding of the issue of Common Stock to be issued under the Plan, until such time as the Recipient has paid the

Company for any amount which the Company is required to withhold with respect to taxes. Unless otherwise determined by the Committee, withholding obligations may be settled with vested Common Stock, including vested Common Stock that is part of the Award that gives rise to the withholding requirement. Any such tax withholding of Common Stock shall be based on the maximum statutory withholding rates for the Participant for federal, state and local tax purposes (including the Participant’s share of payroll or similar taxes) in the applicable jurisdiction. The Committee may establish such procedures as it deems appropriate, including the making of irrevocable elections, for the settlement of withholding obligations with vested Common Stock.”

ANNUAL MEETING OF STOCKHOLDERS OF
Covanta Holding Corporation
May 9, 2019

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NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report on Form 10-K are available at http://www.astproxyportal.com/ast/01602/
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The Board of Directors recommend a vote “FOR” the election of the listed nominees as Directors for a term of one year.			The Board of Directors recommend you vote “FOR” the following proposals:
				FOR	AGAINST	ABSTAIN
		NOMINEES:	2. To ratify the appointment of Ernst & Young LLP as Covanta Holding Corporation’s independent registered public accounting firm for the 2019 fiscal year.	☐	☐	☐
☐	FOR ALL NOMINEES	O David M. Barse O Ronald J. Broglio O Peter C.B. Bynoe
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O Linda J. Fisher O Joseph M. Holsten		FOR	AGAINST	ABSTAIN
☐	FOR ALL EXCEPT (See instructions below)	O Stephen J. Jones O Owen Michaelson O Danielle Pletka O Michael W. Ranger O Robert S. Silberman O Jean Smith	3. To approve the First Amendment to the Covanta Holding Corporation 2014 Equity Award Plan.	☐	☐	☐
O Samuel Zell
				FOR	AGAINST	ABSTAIN
			4. An advisory vote on executive compensation.	☐	☐	☐

NOTE: Consider such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
YOUR VOTE IS IMPORTANT!
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●			PLEASE VOTE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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COVANTA HOLDING CORPORATION
Proxy for Annual Meeting of Stockholders Solicited on Behalf of the Board of Directors
The undersigned stockholder of Covanta Holding Corporation, a Delaware corporation (the “Company”), hereby appoints STEPHEN J. JONES and TIMOTHY J. SIMPSON, or either of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held on May 9, 2019 , at 11:00 A.M., Eastern Daylight Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and otherwise to represent the undersigned at the Meeting with all powers possessed by the undersigned if personally present at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to the Meeting.
The votes entitled to be cast by the undersigned will be cast as instructed on the reverse side hereof. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director as described in the Proxy Statement and "FOR" Proposals 2, 3 and 4 listed in this proxy and as described in the Proxy Statement. The proxy holders are authorized to vote in their discretion on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	1.1	14475	¢